As filed with the Securities and Exchange Commission on January 30, 2004.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MILLENNIUM BANKSHARES CORPORATION

(Name of Small Business Issuer in Its Charter)

Virginia	6021	54-1920520
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1601 Washington Plaza

Reston, Virginia 20190

(703) 464-0100

(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Janet A. Valentine

Executive Vice President and Chief Financial Officer

Millennium Bankshares Corporation

1601 Washington Plaza

Reston, Virginia 20190

(703) 464-0100

(Name, Address and Telephone Number of Agent For Service)

Copies of Communications to: Wayne A. Whitham, Jr., Esq. John M. Oakey, III, Esq. Williams Mullen 1021 East Cary Street, 16th Floor Richmond, Virginia 23219 (804) 643-1991

Approximate Date of Commencement of Proposed Sale to the Public:             As soon as practicable after the Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box:    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, par value $5.00 per share	3,450,000 shares	$7.76	$26,772,000	$3,393

(1)	Amount includes 450,000 shares that the registrant may issue if it increases the amount of Common Stock to be offered initially.
(2)	Pursuant to Rule 457(c), the offering price is based on the average of the high ($7.82) and low ($7.70) prices of one share of Common Stock, as reported on the Nasdaq SmallCap Market on January 27, 2004, and has been established solely for the purpose of calculating the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion –             , 2004

PROSPECTUS

3,000,000 Shares

Common Stock

We are a one bank holding company and own and operate Millennium Bank, N.A., headquartered in Reston, Virginia. We have four banking offices in Fairfax County, Virginia and two in the Richmond, Virginia area. In addition, we have a loan production office in Warrenton, Virginia and intend to open a seventh banking office there in 2004.

We are offering up to 3,000,000 shares of our common stock. Of these shares, we are offering 1,653,280 shares of our common stock to holders of our common stock warrants, which we issued to our original investors in a private placement in 1999. The purchase price per share for warrant holders who choose to exercise their warrants is $5.00 per share. Each warrant holder has the right to purchase twice the number of shares specified in the warrant agreement because we had a two-for-one stock split in 2001. We will redeem any warrants that are not exercised for $2.50, multiplied by the original number of shares specified in the applicable warrant agreement. The right to exercise a warrant will expire at 5:00 p.m. eastern standard time on                  , 2004.

We will offer any shares not purchased by warrant holders, plus an additional 1,346,720 shares of our common stock, in a public offering on a best efforts basis by McKinnon & Company, Inc. as the underwriter. Because the public offering is a best efforts offering, we will not require the underwriter to sell any minimum number or dollar amount of shares, but the underwriter will use its best efforts to sell the shares offered. Neither the offering to warrant holders nor the public offering is contingent upon the occurrence of any event or the sale of a minimum or maximum number of shares.

Our common stock is traded on the Nasdaq SmallCap Market under the symbol “MBVA.” On January 27, 2004, the closing price for our common stock was $7.80.

Investing in our common stock involves risks. You should read the “Risk Factors” section beginning on page 9 before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of the common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

In addition, shares of our common stock are not deposit accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public	Underwriter’s Commission	Proceeds to Us
Per Share
Proceeds, before expenses, to us

We have the right to increase the amount of common stock offered by 450,000 shares, in which case we will pay the underwriter additional compensation.

McKinnon & Company, Inc. expects to deliver the shares on or about                  , 2004, subject to customary closing conditions.

McKinnon & Company, Inc.

The date of this prospectus is                  , 2004.

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[MAP OF MARKET AREA]

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

In this prospectus, we frequently use the terms “we” and “Millennium” to refer to Millennium Bankshares Corporation, Millennium Bank and other subsidiaries, which we own. To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including particularly the “Risk Factors” section beginning on page 9.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. Therefore, you should read this entire prospectus carefully before making a decision to invest in our common stock, including the risks of purchasing common stock discussed under the “Risk Factors” section and our financial statements and related notes.

We have adjusted all share amounts and per share data relating to our common stock in this prospectus to reflect a two-for-one stock split of our common stock in October 2001.

Our Company

General

Millennium Bankshares Corporation is a one bank holding company headquartered in Reston, Virginia. We opened April 1999 and conduct virtually all of our business through Millennium Bank, N.A., which we own. At September 30, 2003, we had total assets of $325.7 million, net loans of $210.0 million, deposits of $277.1 million and stockholders’ equity of $15.6 million.

Millennium Bank is a nationally chartered community bank with six banking offices in Reston (two), Herndon, Great Falls, Colonial Heights and Richmond, Virginia. We have one loan production office in Warrenton, Virginia and are currently planning for a new branch to be opened in 2004 in Warrenton, Virginia. Millennium Capital, Inc., a subsidiary of Millennium Bank, is a mortgage company with a varied array of products, which it sells in the secondary market.

In 2002 we had a loss of $3.4 million. The loss was caused by a large ($3.3 million) provision for loan loss, a $1.5 million charge for the write-off of a failed mortgage banking joint venture, legal fees related to litigation over the same mortgage banking joint venture and general losses in our mortgage banking related operations. In addition, expenses of opening three new bank branch offices in the second half of 2002 contributed to the loss.

The 2002 loss, we believe, was related to rapid growth and a staff that was not equipped to manage that growth profitably. In an examination of Millennium Bank in mid-2002 the Office of the Comptroller of the Currency identified a number of weaknesses, some of which contributed to our losses. As a result of the examination, Millennium Bank signed a memorandum of understanding with the Comptroller in which Millennium Bank agreed to make improvements in internal controls, policies and procedures, oversight by the board of directors of the audit, asset/liability management, loan review, budgeting and profitability tracking functions, transactions with insiders, and the offering of additional products and services. In addition, asset growth is limited to 15% per year unless the OCC allows us to grow faster.

While the memorandum of understanding has not materially restricted our operations, it has required a significant effort from our management and directors and it has led to improved operations and controls in several areas. See “Government Supervision and Regulation – Office of the Comptroller of the Currency Memorandum of Understanding” for more information on the memorandum of understanding.

Since mid-2002, we have revamped much of our senior management team. In August 2002, we hired Janet A. Valentine as our chief financial officer and Anita L. Shull as our chief operating officer.

Ms. Valentine is a certified public accountant and the former chief financial officer of several community banks in our market area and has 31 years of experience in the banking industry. Ms. Shull, also a certified public accountant, formerly was the chief financial officer of Marshall National Bank and Trust and has 19 years of banking experience.

In addition, in July 2002, we hired Nathan S. Jones, III and John M. Wiatt, Jr., both former officers of banks in the Richmond, Virginia area, to head our branch offices in Colonial Heights and Richmond, respectively. Mr. Jones was the president and chief executive officer of Community Bankshares Incorporated, which had 12 offices in central Virginia until it was acquired by SouthTrust Corporation in 2001. Mr. Wiatt had been an officer for over 40 years for three banks in the Richmond area, including serving as president of Commerce Bank. Jerry Medlock, who has 23 years of experience in the banking industry, joined us as our chief lending officer in March 2003. We hired James O’Brien as president of Millennium Capital in November 2003 when we shifted the emphasis of that company from internet mortgage lending to more traditional mortgage banking. Mr. O’Brien has 25 years of experience in the mortgage banking area. We also hired Paul Glenn, a lawyer with 17 years of bank regulatory experience, as our compliance officer in December 2003.

In 2003, we began to see the positive results of better internal controls, cost saving measures and systems providing better information on which to base important decisions. Our earnings per share, on a fully diluted basis, for the first nine months of 2003 were $0.20, which represented an increase of $0.81 over a loss, on a fully diluted basis, of $0.61 per share for the first nine months of 2002.

Strategy

We have been in operation for just under five years, and an important part of our business is our current and future strategies. Our strategies include the following goals:

•	We will attract customers by providing the financial sophistication and breadth of products of a regional bank while maintaining the quick response and service of a community bank. In our first four years of operations, we have established a diverse product line, including commercial, Small Business Administration, consumer, and mortgage loans. We also have introduced securities brokerage services and insurance.

•	We will increase net income and return to shareholders through continued quality loan growth, while controlling the cost of our deposits and non-interest expense.

•	Our diverse array of commercial and Small Business Administration loan products will account for an increasing percentage of our loan portfolio. Mortgage loan production will continue to be important, but we intend to be less dependent on mortgage lending in the future. We are expanding our branch network to increase our core deposits, reduce our dependence on brokered deposits and attract additional small business customers.

•	Commercial lending will be the driving product, together with Small Business Administration loans. The mortgage banking area will continue to shift from internet lending to less risky and traditional mortgage banking.

Our principal executive offices are located at 1601 Washington Plaza, Reston, Virginia 20190, and our telephone number is (703) 464-0100. Our Internet address is www.millenniumbankshares.com. The information contained on our web site is not part of this prospectus.

The Warrants

In 1999, Millennium issued warrants to original investors who purchased its common stock in a private placement. In the private placement, we sold 826,640 shares of common stock for $10.00 per share and warrants to purchase an additional 826,640 shares of common stock at $10.00 per share. Each warrant is evidenced by a warrant agreement between Millennium and the warrant holder.

Adjustment for stock split

The warrant agreement includes a provision that adjusts the number of shares of our common stock that a warrant holder may purchase and the common stock exercise price if we have a stock split or pay a dividend in additional shares of our common stock. By allowing a warrant holder to purchase additional shares, the adjustments are designed to make sure that a warrant holder’s interests are not prejudiced if we issue additional shares of common stock for no consideration. In addition, the adjustments make sure that the cost of exercising the warrant doesn’t change if the number of shares that may be purchased increases.

In October 2001, we had a two-for-one split of our common stock, which doubled the number of our outstanding shares of common stock. As a result of the stock split, each warrant agreement now gives the warrant holder the right to purchase twice as many common shares. At the same time, the purchase price per common share was reduced from $10.00 to $5.00, so that the total cost of exercising the warrant remains unchanged. If a warrant agreement originally granted the right to purchase 10,000 shares for $10.00 per share (for a total cost of $100,000), it now allows the warrant holder to purchase 20,000 shares for $5.00 per share (for the same total cost of $100,000).

If all warrant holders exercised their warrants, the maximum number of shares of common stock that we would issue to them would be 1,653,280 shares at $5.00 per common share.

Redemption of warrants

The warrant agreement also gives us the right to redeem or repurchase a warrant at any time after we file a registration statement for shares of our common stock with the Securities and Exchange Commission and before the registration statement is effective. We have filed a registration statement, of which this prospectus is a part, with the Securities and Exchange Commission. That registration statement has not become effective, and we are exercising our right to redeem all of the warrants.

Each warrant holder will receive a redemption notice. The redemption notice provides that each warrant holder has until 5:00 p.m. eastern standard time on                          , 2004 to exercise the warrant. If a warrant is not exercised by that time, the warrant holder will receive a cash payment of $2.50, multiplied by the number of shares of common stock originally specified in the warrant agreement. The October 2001 split did not adjust the cost to redeem a warrant, just as it did not adjust the total cost to exercise it. For example, if a warrant agreement originally granted the right to purchase 10,000 shares at $10.00 per share, the redemption price under that warrant agreement would be $25,000.

On January 27, 2004, the closing sales price for our common stock was $7.80 per share, which is 56% above the $5.00 per share exercise price.

Except for shares purchased by our affiliates, shares of common stock purchased upon the exercise of warrants will be freely transferable. See “Description of Capital Stock – Shares Eligible for Future Sale” for information on the restriction to which shares purchased by our affiliates will be subject.

The Offering

Securities Offered

A total of 3,000,000 shares of common stock, of which 1,653,280 shares are being offered to holders of our common stock warrants. The shares not subscribed for by warrant holders, together with 1,346,720 additional shares, will be offered to the public by McKinnon & Company, Inc., as the underwriter, on a best efforts basis. We reserve the right to increase the total number of shares being offered in the public offering by not more than 450,000 shares.

Shares Outstanding

As of December 31, 2003, we had 3,642,818 shares of common stock outstanding. Assuming the sale of all 3,000,000 shares in the public offering and the offering to our warrant holders, we would have 6,642,818 shares outstanding upon the completion of the offerings. This number excludes 626,398 shares of common stock issuble upon exercise of 626,398 outstanding options granted as of December 31, 2003 under our stock option plan. All 826,640 warrants will be eliminated through exercise or redemption at the end of this offering.

Use of Proceeds

We will use the net proceeds from this offering for general corporate purposes and to redeem warrants as necessary. General corporate purposes include using the net proceeds to provide additional equity capital to Millennium Bank to support the growth of our operations.

Nasdaq SmallCap Market Symbol	MBVA

Purchases by Directors

Certain of our directors have indicated that they presently intend to purchase shares by exercising warrants and by purchasing shares in the public offering. It is anticipated that our directors will purchase approximately 210,000 shares by exercising warrants and an additional 5,000 shares in the public offering. However, none of these directors has any obligation to purchase any shares.

SUMMARY FINANCIAL INFORMATION

The following consolidated summary sets forth our selected financial data for the periods and at the dates indicated. The selected financial data have been derived from our audited financial statements for the years that ended December 31, 2002, 2001, 2000 and 1999 and from our unaudited financial statements for the nine months that ended September 30, 2003 and 2002. You also should read the detailed information and the financial statements included elsewhere in this prospectus.

	Nine Months Ended September 30		Year Ended December 31
	2003	2002	2002	2001	2000	1999(2)
	(Dollars in thousands, except per share data)
Income Statement Data
Interest income	$12,806	$11,839	$16,470	$10,044	$5,330	$853
Interest expense	5,529	6,014	8,206	5,341	2,723	232
Net interest income	7,277	5,825	8,264	4,703	2,607	621
Provision for loan losses	600	1,537	3,253	1,020	305	161
Net interest income after provision	6,677	4,288	5,011	3,683	2,302	460
Non-interest income	3,754	2,345	3,460	5,396	4,049	481
Non-interest expense	9,234	9,786	13,690	7,944	5,808	2,082
Income (loss) before income taxes	1,197	(3,153)	(5,219)	1,135	543	(1,141)
Income taxes	407	(1,058)	(1,773)	195	—	—
Net income	$790	$(2,095)	$(3,446)	$940	$543	$(1,141)

Per Share Data
Net income-basic	$0.22	$(0.61)	$(1.00)	$0.46	$0.33	$(1.38)
Net income-diluted	0.20	(0.61)	(1.00)	0.38	0.33	(1.38)
Cash dividends declared	—	—	—	—	—	—
Book value per share	$4.27	$4.81	$4.39	$5.13	$9.23	$102 8.46

Balance Sheet Data
Assets	$325,658	$326,201	$306,341	$205,525	$89,492	$35,871
Loans, net	209,950	260,254	239,092	175,080	78,320	22,843
Securities	91,427	49,912	54,577	12,582	6,898	3,775
Deposits	277,150	269,895	258,509	188,567	71,343	22,016
Shareholders’ equity	$15,572	$17,455	$15,502	$11,525	$7,633	$6,996
Shares outstanding (actual)	3,642,818	3,628,478	3,531,778	2,247,978	1,653,280	1,653,280

Performance Ratios
Return on average assets	0.33%	(1.07)%	(1.28)%	0.73%	0.94%	(9.28)%
Return on average equity	6.76%	(16.89)%	(19.43)%	9.15%	8.52%	(25.02)%
Equity to assets	4.78%	5.35%	5.06%	5.61%	8.53%	19.50%
Net interest margin	3.14%	3.17%	3.16%	3.82%	4.78%	5.71%
Efficiency ratio (1)	87.29%	121.16%	85.64%	127.13%	114.60%	52.93%
Allowance for loan losses to loans	1.40%	0.98%	1.46%	0.79%	0.59%	0.70%

Asset Quality Ratios
Net charge-offs to average loans outstanding	0.52%	0.17%	0.52%	0.09%	N/A	N/A
Non-performing loans to period-end loans	N/A	0.27%	0.26%	N/A	N/A	N/A
Non-performing assets to total assets	N/A	0.21%	0.20%	N/A	N/A	N/A
Allowance for loan losses to non-performing loans	N/A	367.56%	564.35%	N/A	N/A	N/A

Capital and Liquidity Ratios
Risk-based:
Tier 1 capital	9.93%	12.38%	9.88%	8.95%	9.68%	23.94%
Total capital	13.06%	15.95%	13.48%	10.02%	10.27%	24.49%
Average loans to average deposits	82.10%	92.48%	92.88%	100.27%	113.40%	97.15%
Average shares outstanding:
Basic	3,534,024	3,431,925	3,456,674	2,066,512	1,653,280	826,640
Diluted	3,857,335	3,431,925	3,456,674	2,469,998	1,653,280	826,640

(1)	The efficiency ratio equals non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income less gain on sale of securities.
(2)	Financial information for 1999 reflects only a partial year of operations. Millennium Bank opened April 1, 1999 and we did not conduct material business before that date.

RISK FACTORS

An investment in our common stock involves significant risks. You should carefully read and consider the factors listed below before you invest. These risk factors may adversely affect our financial condition, including future earnings. You should read this section together with the other information in this prospectus.

We may incur losses in the future.

Because our primary asset is the stock of Millennium Bank, our operating results and financial position depend upon its operating results and financial position. For the year ended December 31, 2002, we incurred net losses of approximately $3.4 million. While we have earned net income of approximately $790,000 for the first nine months of 2003, we have not yet established a history of profitable operations. There can be no assurance that we will not again incur losses in the future.

Millennium Bank is subject to a Memorandum of Understanding with the Office of the Comptroller of the Currency that imposes compliance and reporting requirements upon us.

On November 21, 2002, Millennium Bank entered into a memorandum of understanding with the Office of the Comptroller of the Currency. The memorandum of understanding imposes numerous obligations on us. See “Government Supervision and Regulation—Office of the Comptroller of the Currency Memorandum of Understanding” for details on these obligations. We have already implemented most of the changes the memorandum of understanding requires. While the memorandum of understanding means we are receiving more than the normal amount of supervision, none of these obligations has or is expected to adversely affect our operations or earnings.

However, a violation of the memorandum of understanding could result in the imposition of regulatory sanctions against us, our board of directors and our management. Any regulatory action in response to a violation could have a material adverse effect on us.

We may not be able to maintain and manage our growth, which may adversely affect our results of operations and financial condition.

We have experienced significant growth, which we have not always managed effectively. Our business strategy calls for continued expansion. We intend to use the funds raised in this offering to support anticipated increases in our loans and deposits. Our ability to continue to grow depends, in part, upon our ability to open new branch offices, attract deposits to those locations, and identify loan and investment opportunities. Our ability to manage growth successfully also depends on whether we can maintain capital levels adequate to support our growth and maintain cost controls and asset quality. If we are unable to sustain our growth, our earnings could be adversely affected. If we grow too quickly, however, and are not able to control costs and maintain asset quality, rapid growth also could adversely affect our financial performance.

A loss of our senior officers could impair our relationship with our customers and adversely affect our business.

Many community banks attract customers based on the personal relationships that the banks’ officers and customers establish with each other and the confidence that the customers have in the officers. As a relatively new enterprise, we depend on the performance of Carroll C. Markley, who is the chairman and chief executive officer of Millennium Bankshares Corporation and all of its wholly owned subsidiaries. Mr. Markley has over 30 years of experience in the banking industry and has numerous contacts in our market area. Jerry Medlock, our chief lender and executive vice president also has substantial experience in Northern Virginia and we believe that the extent of Mr. Markley’s and Mr. Medlock’s experience and contacts provide us with an advantage over other community banks in our market, who have chief executive officers and chief lending officers with less experience and fewer contacts. We also depend upon the services of Anita L. Shull who is our chief operating officer and executive vice president who is a CPA with extensive banking and public accounting experience. In addition, our chief financial officer and executive vice president, Janet A. Valentine, is a CPA with extensive experience as bank CFO in various community banks in our area and internal bank auditor.

The loss of the services of any of these officers or their failure to perform management functions in the manner anticipated by our board of directors could have a material adverse effect on our business. Our success will be dependent upon the board’s ability to attract and retain quality personnel, including these officers. We have attempted to reduce our risk by including a non-competition covenant in their employment agreements.

Because our mortgage banking revenue is sensitive to changes in economic conditions, decreased economic activity or high interest rates may reduce our profits.

Community banks generally depend on interest income as their primary source of income. However, a significant percentage of our income is from the sale of mortgage loans. In the first nine months of 2003, for example, loan sale income was $3.1 million, compared to net interest income of $7.3 million. Maintaining a high level of loan sale income depends primarily on continuing to make a large amount of residential mortgage loans. For more information on our mortgage banking operations, see “Business—One-to-Four-Family Residential Real Estate Lending.”

Economic slowdowns or recessions in our market areas or higher interest rates may be accompanied by reduced demand for mortgage credit and declining real estate values, which usually result in a slow down in mortgage lending activity. Generally, any sustained period of decreased economic activity or higher interest rates could adversely affect our mortgage originations and consequently, reduce our income from mortgage banking activities. As a result, these conditions may adversely affect our net income more than the net income of a community bank without mortgage banking operations.

In addition, mortgage banking activities generally involve risks of loss if secondary mortgage market interest rates increase substantially while a loan is in the “pipeline” (the period beginning with the application to make or the commitment to purchase a loan and ending with the sale of the loan). In order to reduce this interest rate risk, we sell each fixed rate first mortgage loan when the borrower locks in the interest rate on the loan. We also sell some adjustable rate mortgage loans. Our policy is to sell all fixed rate second mortgage loans within 60 days of origination in order to mitigate any risk. We accept, however, the risk of changing interest rates while we hold a second mortgage loan.

The pools of second mortgage loans that we hold generally range in size from $0.5 million to $2.0 million, and the changes in interest rates that we generally experience can range from 20 to 40 basis points. We held second mortgage loans for sale in the aggregate amount of approximately $2.0 million at September 30, 2003.

Market conditions may adversely affect our ability to continue to rely on brokered deposits as a source of funds and cause us to seek alternative sources that may not be on terms favorable to us.

We solicit deposits from brokers because our banking offices do not attract enough deposits to fund all of the loans that we make. Brokered deposits are available in bulk, and they do not require any investments in branch offices or branch personnel or spending for marketing or education of employees. At September 30, 2003, 23.1% of our deposits were brokered deposits, an increase from December 31, 2002, when 20.3% of our deposits were brokered. The weighted average interest rates on our brokered deposits were 3.26% and 4.19% at September 30, 2003 and December 31, 2002, respectively.

Brokered deposits are normally more costly than traditional core deposits. If market conditions change, brokers may transfer deposited funds from us into other investments or demand higher interest rates for new deposits. Moreover, brokers operate in a national market and will place funds with banks that offer to pay the highest interest rates. Unlike businesses and individuals who bank with us in our market, there is no basis for a business relationship with deposit brokers that would provide a stable deposit base. There is a higher likelihood that, unlike deposits from our customers, the funds that brokered deposits provide us will not remain with us after maturity.

We could be confronted with the choice of curtailing our lending activity or paying above market interest rates in order to attract and retain deposits. Either action could reduce our net income. Any inability to keep our deposit growth on pace with our growth in our loan portfolio may affect our net income. In this situation, we may need to obtain alternative sources of funding, which may or may not be available to us on terms that we would consider favorable.

Government regulations may adversely affect our ability to continue to rely on brokered deposits as a source of funds and cause us to curtail our mortgage banking business.

Federal Deposit Insurance Corporation regulations could affect our ability to continue to accept brokered deposits. A well-capitalized bank (one that significantly exceeds specified capital ratios) may accept brokered deposits without restriction. Undercapitalized banks (those that fail to meet minimum regulatory capital requirements) may not accept brokered deposits, and adequately capitalized banks (those that are not well-capitalized or undercapitalized) may only accept such deposits with the consent of the FDIC. Millennium Bank currently is well-capitalized and, therefore, may accept brokered deposits without restriction. If, as a result of rapid asset growth or unanticipated losses, we ceased to be well-capitalized, the FDIC might not permit us to maintain our desired level of brokered deposits. If we were required to reduce our level of brokered deposits, we also would have to reduce our assets and, most likely, curtail our mortgage banking business. Any reduction could have an adverse effect on our revenues.

Our profitability depends significantly on economic conditions in our market area.

Our success depends to a large degree on the general economic conditions in the northern Virginia area and in the Richmond, Virginia area. The local economic conditions in both of these areas have a significant impact on the loans that we make to our borrowers, the ability of our borrowers to repay these loans, and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would impact these local economic conditions and could negatively affect our financial condition and performance.

In recent years, there has been a proliferation of technology and communication businesses in northern Virginia. The last recession in those industries had a significant adverse impact on a number of those businesses. While we do not have significant credit exposure to these businesses, the recession in these industries could have a negative impact on local economic conditions and real estate collateral values generally, which could negatively affect our profitability.

If we need additional capital in the future, we may not be able to obtain it on terms that are favorable and that may limit our growth.

Our business strategy calls for continued growth. We anticipate that we will support this growth through additional deposits at new branch locations and investment opportunities. It is possible that we may need to raise additional capital to support our future growth. Our ability to raise capital through the sale of additional securities will depend primarily upon our financial condition and the conditions of financial markets at the time. We cannot make any assurance that additional capital would be available on terms satisfactory to us at all. The failure to raise additional capital on terms that are favorable to us may force us to limit our growth strategy.

Our management will have discretion in allocating the proceeds of the offering and could delay the achievement of our strategic goals.

We will use the net proceeds from this offering for general corporate purposes and to redeem the warrants. General corporate purposes include using the net proceeds to provide additional equity capital to Millennium Bank to support the growth of our operations. We have not otherwise made a specific allocation for the use of the net proceeds.

Subject to the requirements of safe and sound banking practices, however, our management will have discretion in determining the specific use of the offering proceeds. The discretion of management to allocate the proceeds of the offering may result in the use of the proceeds for non-banking activities that are permitted for bank holding companies, but that are not otherwise specifically identified in this prospectus. While we do not anticipate that these proceeds will be used for other purposes, to the extent that they are, it may take us longer to grow our business and operations and otherwise achieve our strategic goals.

A substantial percentage of the offering proceeds may be used to pay for the offering’s expenses.

This is a best efforts offering, in which the underwriter will use its best efforts to sell the common stock that we are offering. As a result, there is not firm commitment by the underwriter to sell any minimum number of shares or dollar amount. To the extent that the underwriter sells significantly less than the total number of shares that we are offering through this prospectus, you may be one of only a small number of investors in this offering and a substantial percentage of the offering proceeds may be used to pay for the offering expenses, and not for our general corporate purposes.

Millennium Bank currently cannot pay cash dividends to us because it has a cumulative operating deficit and, even if we are able to eliminate that deficit, it is not likely that we will pay cash dividends for the foreseeable future.

As our business operations are conducted primarily through Millennium Bank, our ability to pay dividends on our common stock is largely dependent on the dividends that Millennium Bank will pay to us. The ability of Millennium Bank to pay dividends to us is subject to its profitability and to government regulations that limit the aggregate amount of cash dividends paid to shareholders based on retained earnings and then, current income levels. At September 30, 2003, Millennium Bank had an accumulated deficit of approximately $1.8 million, and thus it will not have funds legally available for the payment of dividends to us until the deficit has been recovered through future profits. We cannot predict when or if our profits will be sufficient to eliminate our operating deficit.

Even if we eliminate our deficit, there is no assurance that, in the future, we will have funds available to pay cash dividends or, even if funds are available, that we will pay dividends in any particular amounts or at any particular times, or that we will pay dividends at all. We presently intend to retain any future earnings to finance our growth. So, you should not purchase our common stock in the offering if you are dependent on regular income from your investments, and you should not purchase our common stock with an expectation of dividends.

Our growth strategy may not be successful, and that could have an adverse affect on the value of your common stock.

Our business strategy calls for us to take advantage of our existing investments in facilities and personnel by growing in our existing banking market and expanding into new markets if appropriate opportunities arise, and we will use the additional capital resulting from the offering to support our continued growth. However, we cannot assure you that we will be successful in increasing the volume of our loans and deposits at acceptable risk levels and on acceptable terms, in expanding our asset base to a targeted size, or in managing the costs and implementation risks associated with our growth strategy. Even if we successfully increase our capital, increasing the volume of our loans will require that we be able to fund that increase through additional deposits we accept in our market or on the Internet, or through other funding sources, such as borrowings. We also cannot assure you that we will be able to maintain capital sufficient to support our continued growth or that we will be able to fund any particular amount of increase in our loans.

A substantial percentage of the offering proceeds may be used to pay for the redemption of our outstanding warrants.

We are offering 1,653,280 shares of our common stock to holders of our common stock warrants. To the extent that a warrant holder does not exercise his or her warrant to purchase shares of common stock, we will redeem each warrant for $2.50 multiplied by the original number of shares specified in the applicable warrant agreement. If no warrant holders exercise their warrants, and we redeem all outstanding warrants, we will pay approximately $2.1 million to warrant holders. As a result, a substantial percentage of the offering proceeds may be used to pay for the cost of the warrant redemption, and not for our general corporate purposes. Assuming that we redeem all warrants, we must sell at least 266,658 shares at an assumed offering price of $7.75 in our public offering simply to raise enough gross offering proceeds to match the total cost of the redemption.

Banking regulators have broad enforcement power, but regulations are meant to protect depositors, and not investors.

We are subject to supervision by several governmental regulatory agencies. These regulations, and the interpretation and application of them by regulators, are beyond our control, may change rapidly and unpredictably and can be expected to influence our earnings and growth. In addition, these regulations may limit our growth and the return to investors by restricting activities such as the payment of dividends, mergers with, or acquisitions by, other institutions, investments, loans and interest rates, interest rates paid on deposits and the creation of branch offices. We have included information on the regulations that impact us in “Government Supervision and Regulation” beginning on page 60 below. Although these regulations impose costs upon us, they are intended to protect depositors, and you should not assume that they protect your interests as a shareholder. The regulations to which we are subject may not always be in the best interests of investors.

USE OF PROCEEDS

The following table sets forth the calculation of our net proceeds from the offering at a price of $5.00 per share to warrant holders and an assumed offering price of $7.75 per share in the public offering and the anticipated use of these proceeds. Because this is a best efforts offering, and there is no minimum number of shares to be sold, we are presenting this information assuming that:

•	we sell 10%, 50% and 100% of the shares of common stock that we are offering and

•	the warrant holders exercise 10%, 50% and 100% of their warrants for purchase of common stock and the remaining warrants are redeemed by us at $2.50 per warrant.

	10%	50%	100%
Shares of common stock sold	300,000	1,500,000	3,000,000

Gross offering proceeds from warrant holders	$826,640	$4,133,200	$8,266,400
Gross offering proceeds from public offering	$1,043,708	$5,218,540	$10,437,080

Total gross offering proceeds	$1,870,348	$9,351,740	$18,703,480

Redemption payments to warrant holders	$1,859,940	$1,033,300	$0
Underwriter’s commission	$52,185	$260,927	$521,854
Estimated expenses of the offering	$200,000	$200,000	$200,000

Net proceeds to us	$(241,777)	$7,857,513	$17,981,626

Use of net proceeds:
General corporate purposes	$(241,777)	$7,857,513	$17,981,626

We will use the net proceeds from this offering for general corporate purposes and to redeem warrants as necessary. General corporate purposes include using the net proceeds to provide additional equity capital to Millennium Bank to support the growth of our operations. We have not otherwise made a specific allocation for the use of the net proceeds.

Certain of our directors have indicated that they presently intend to purchase shares by exercising warrants and by purchasing shares in the public offering. It is anticipated that our directors will purchase approximately 210,000 shares by exercising warrants and an additional 5,000 shares in the public offering. However, none of these directors has any obligation to purchase any shares.

MARKET FOR COMMON STOCK

Our common stock has been listed for quotation on the Nasdaq SmallCap Market under the symbol “MBVA” since February 6, 2002, following our initial public offering at $6.00 per share. Prior to that time there were no trades of shares of our common stock. As of January 15, 2004, our common stock was held by 164 shareholders of record.

The high and low sale prices per share for our common stock for each quarter of 2002 and 2003 and 2004 through January 27, 2004 as well as the amount of cash dividends per share we declared in each quarter, were as follows:

	High	Low	Dividend
2002
1st Quarter	7.38	6.35	—
2nd Quarter	8.06	7.35	—
3rd Quarter	7.85	6.05	—
4th Quarter	6.97	5.72	—

2003
1st Quarter	7.06	6.20	—
2nd Quarter	8.00	6.60	—
3rd Quarter	8.00	7.26	—
4th Quarter	7.98	7.20	—

2004
1st Quarter (through January 27, 2004)	7.92	7.41	—

The closing sales price for our common stock on January 27, 2004, as reported on the Nasdaq SmallCap Market was $7.80 per share.

DIVIDEND POLICY

Our future dividend policy is subject to the discretion of the board of directors and will depend upon a number of factors, including future consolidated earnings, financial condition, liquidity and capital requirements of both us and Millennium Bank, applicable governmental regulations and policies and other factors deemed relevant by our board of directors. Our Board of Directors intends to follow a policy of retaining any earnings to provide funds to operate and expand our business for the foreseeable future, which means that we have no plans to pay dividends.

Our ability to distribute cash dividends will depend primarily on the ability of our subsidiary bank to pay dividends to us. As a national bank, Millennium Bank is subject to certain restrictions on our reserves and capital imposed by federal banking statutes and regulations. Furthermore, under Virginia law, we may not declare or pay a cash dividend on our capital stock if we are insolvent or if the payment of the dividend would render us insolvent or unable to pay our obligations as they become due in the ordinary course of business. For additional information on these limitations, see “Government Supervision and Regulation – Payment of Dividends” on page 64.

CAPITALIZATION

The following table sets forth our consolidated capitalization at September 30, 2003. This table should be read with our financial statements and related notes included in this prospectus.

September 30, 2003
Indebtedness:
Long-term debt (1)	$10,000,000

Total Indebtedness	10,000,000

Subordinated Debt:
Trust preferred securities	$8,000,000

Total Subordinated Debt	$8,000,000

Shareholders’ Equity:
Common stock, $5.00 par value, 10,000,000 shares authorized, 3,642,818 shares issues and outstanding	$18,214,090
Additional paid-in capital	599,334
Retained earnings	(2,351,206)
Accumulated other comprehensive income	(890,398)

Total Shareholders’ Equity	15,571,820

Total Capitalization	$33,571,820

(1)	Long-term debt represents Federal Home Loan Bank advances maturing more than one year from September 30, 2003. We expect that $5.0 million of this debt will be called by the FHLB in the first quarter of 2004.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following consolidated summary sets forth our selected financial data for the periods and at the dates indicated. The selected financial data have been derived from our audited financial statements for the years that ended December 31, 2002, 2001, 2000 and 1999 and from our unaudited financial statements for the nine months that ended September 30, 2003 and 2002. You also should read the detailed information and the financial statements included elsewhere in this prospectus.

	Nine Months Ended September 30		Year Ended December 31
	2003	2002	2002	2001	2000	1999(2)
	(Dollars in thousands, except per share data)
Income Statement Data
Interest income	$12,806	$11,839	$16,470	$10,044	$5,330	$853
Interest expense	5,529	6,014	8,206	5,341	2,723	232
Net interest income	7,277	5,825	8,264	4,703	2,607	621
Provision for loan losses	600	1,537	3,253	1,020	305	161
Net interest income after provision	6,677	4,288	5,011	3,683	2,302	460
Non-interest income	3,754	2,345	3,460	5,396	4,049	481
Non-interest expense	9,234	9,786	13,690	7,944	5,808	2,082
Income (loss) before income taxes	1,197	(3,153)	(5,219)	1,135	543	(1,141)
Income taxes	407	(1,058)	(1,773)	195	—	—
Net income	$790	$(2,095)	$(3,446)	$940	$543	$(1,141)

Per Share Data
Net income-basic	$0.22	$(0.61)	$(1.00)	$0.46	$0.33	$(1.38)
Net income-diluted	0.20	(0.61)	(1.00)	0.38	0.33	(1.38)
Cash dividends declared	—	—	—	—	—	—
Book value per share	$4.27	$4.81	$4.39	$5.13	$9.23	$8.46

Balance Sheet Data
Assets	$325,658	$326,201	$306,341	$205,525	$89,492	$35,871
Loans, net	209,950	260,254	239,092	175,080	78,320	22,843
Securities	91,427	49,912	54,577	12.582	6,898	3,775
Deposits	277,150	269,895	258,509	188,567	71,343	22,016
Shareholders’ equity	$15,572	$17,455	$15,502	$11,525	$7,633	$6,996
Shares outstanding (actual)	3,642,818	3,628,478	3,531,778	2,247,978	1,653,280	1,653,280

Performance Ratios
Return on average assets	0.33%	(1.07%)	(1.28%)	0.73%	0.94%	(9.28%)
Return on average equity	6.76%	(16.89%)	(19.43%)	9.15%	8.52%	(25.02%)
Equity to assets	4.78%	5.35%	5.06%	5.61%	8.53%	19.50%
Net interest margin	3.14%	3.17%	3.16%	3.82%	4.78%	5.71%
Efficiency ratio (1)	87.29%	121.16%	85.64%	127.13%	114.60%	52.93%
Allowance for loan losses to loans	1.40%	0.98%	1.46%	0.79%	0.59%	0.70%

Asset Quality Ratios
Net charge-offs to average loans outstanding	0.52%	0.17%	0.52%	0.09%	N/A	N/A
Non-performing loans to period-end loans	N/A	0.27%	0.26%	N/A	N/A	N/A
Non-performing assets to total assets	N/A	0.21%	0.20%	N/A	N/A	N/A
Allowance for loan losses to non-performing loans	N/A	367.56%	564.35%	N/A	N/A	N/A

Capital and Liquidity Ratios
Risk-based:
Tier 1 capital	9.93%	12.38%	9.88%	8.95%	9.68%	23.94%
Total capital	13.06%	15.95%	13.48%	10.02%	10.27%	24.49%
Average loans to average deposits	82.10%	92.48%	92.88%	100.27%	113.40%	97.15%
Average shares outstanding:
Basic	3,534,024	3,431,925	3,456,674	2,066,512	1,653,280	826,640
Diluted	3,857,335	3,431,925	3,456,674	2,469,998	1,653,280	826,640

(1)	The efficiency ratio equals non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income less gain on sale of securities
(2)	Financial information for 1999 reflects only a partial year of operations. Millennium Bank opened April 1, 1999 and we did not conduct material business before that date

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Millennium Bankshares Corporation is a bank holding company headquartered in Reston, Virginia. We were incorporated in 1998 and began operations in April 1999. We provide services through our principal operating subsidiary, Millennium Bank. We presently operate six banking offices, all in Virginia. Two offices are in Reston, one each is in Great Falls and Herndon, and two are in the Richmond, Virginia area. We also have a loan production office in Warrenton, Virginia. We are a community bank providing a broad range of commercial and retail banking services designed to meet the needs of businesses and consumers in the communities we serve. We emphasize local decision making within our organization and provide personal service to our customers. By combining the technological support, products and services that our customers demand with direct access to senior management and responsive customer service, we work to foster a business and consumer banking environment that allows us to effectively compete in our particular market with other financial institutions of all sizes.

The following presents management’s discussion and analysis of our consolidated financial condition at September 30, 2003 and at December 31, 2002 and 2001 and the results of our operations for the nine months ended September 30, 2003 and 2002 and the years ended December 31, 2002 and 2001. The discussion should be read in conjunction with the accompanying consolidated financial statements presented elsewhere in this prospectus.

Critical Accounting Policies

General

The financial condition and results of operations presented in the Consolidated Financial Statements, accompanying Notes to the Consolidated Financial Statements and management’s discussion and analysis are, to a large degree, dependent upon our accounting policies. The selection and application of these accounting policies involve judgments, estimates, and uncertainties that are susceptible to change.

Presented below is discussion of those accounting policies that management believes are the most important to the portrayal and understanding of our financial condition and results of operations. These critical accounting policies require management’s most difficult, subjective and complex judgments about matters that are inherently uncertain. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of materially different financial condition or results of operations is a reasonable likelihood. See also Note 1 of the accompanying consolidated financial statements presented elsewhere in this prospectus.

Allowance for Loan Losses

Millennium monitors and maintains an allowance for loan losses to absorb an estimate of probable losses inherent in the loan portfolio. Millennium maintains policies and procedures that address the systems of control over the following areas of maintenance of the allowance: the systematic methodology used to determine the appropriate level of the allowance to provide assurance that the allowance for loan losses is maintained in accordance with accounting principles generally accepted in the United States of America; the accounting policies for loan charge-offs and recoveries; the assessment and measurement of impairment in the loan portfolio; and the loan grading system.

Millennium evaluates various loans individually for impairment as required by Statement of Financial Accounting Standard (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan – Income Recognition and Disclosures. Loans evaluated individually for impairment include non-performing loans, such as loans on non-accrual, loans past due 90 days or more, restructured loans and other loans selected by management. The evaluations are based upon discounted expected cash flows or collateral valuations. If the evaluation shows that a loan is individually impaired, then a specific reserve is established for the amount of impairment. If a loan evaluated individually is not impaired, then the loan is assessed for impairment under SFAS No. 5, Accounting for Contingencies (SFAS 5), with a group of loans that have similar characteristics.

For loans without individual measures of impairment, Millennium makes estimates of losses for groups of loans as required by SFAS 5. Loans are grouped by similar characteristics, including the type of loan, the assigned loan grade and the general collateral type. A loss rate reflecting the expected loss inherent in a group of loans is derived based upon estimates of default rates for a given loan grade, the predominant collateral type for the group and the terms of the loan. The resulting estimate of losses for groups of loans are adjusted for relevant environmental factors and other conditions of the portfolio of loans, including: borrower and industry concentrations; levels and trends in delinquencies, charge-offs and recoveries; changes in underwriting standards and risk selection; level of experience, ability and depth of lending management; and national and local economic conditions.

The amount of estimated impairment for individually evaluated loans and groups of loans is added together for a total estimate of loan losses. This estimate of losses is compared to the allowance for loan losses of Millennium as of the evaluation date and, if the estimate of losses exceeds the allowance, an additional provision to the allowance would be made. If the estimate of losses is less than the allowance, the degree to which the allowance exceeds the estimate is evaluated to determine whether the allowance falls outside a range of estimates. If the estimate of losses were below the range of reasonable estimates, the allowance would be reduced by way of a credit to the provision for loan losses. Millennium recognizes the inherent imprecision in estimates of losses due to various uncertainties and variability related to the factors used, and therefore a reasonable range around the estimate of losses is derived and used to ascertain whether the allowance is too high. If different assumptions or conditions were to prevail and it is determined that the allowance is not adequate to absorb the new estimate of probable losses, an additional provision for loan losses would be made, which amount may be material to the Consolidated Financial Statements.

Financial Summary

For the nine months ended September 30, 2003, Millennium reported net income of $790,000, or $0.22 per share and $0.20 per diluted share, compared to a net loss of $2.1 million, or $0.61 per share and $0.61 per diluted share for the same period in 2002. The increase in net income is primarily attributable to reduced non-interest expenses and to gains on the sale of investment securities. The net loss for the nine months ended September 30, 2002, was attributable to loan write-offs and legal expenses related to a failed mortgage banking joint venture. The annualized return on average assets and return on equity for the nine-month periods ended September 30, 2003, are .33% and 6.76% respectively, compared to (1.07%) and (16.89%) for the comparable period in 2002.

Millennium reported a net loss of $3.4 million for the year ended December 31, 2002, compared to net income of $940,000 for the same period in 2001. The net loss represents $1.00 per common share on a basic and diluted basis, compared to net income of $.45 per basic common share and $.38 per diluted common share in 2001. The loss for 2002 included a total provision for loan losses of $3.3 million and expenses and asset write-offs related to a failed mortgage banking joint venture totaling approximately $1.5 million. The venture has since been closed.

Total assets increased to $325.7 million at September 30, 2003, compared to $306.3 million at December 31, 2002, representing an increase of $19.4 million or 6.3%. Loans, net of allowance for loan losses at September 30, 2003 were $210.0 million, a decrease of $29.1 million from the December 31, 2002 balance of $239.1 million. This decrease was due to a $44.2 million decrease in mortgage loans held for sale which was partially offset by our effort to increase commercial, commercial real estate and construction lending. Funds in excess of our loan demand were placed in investment securities to increase yield over the yield offered on overnight investments. The investment portfolio increased 67.5% to $91.4 million at September 30, 2003, compared to $54.6 million at December 31, 2002. Deposits increased $18.6 million to $277.1 million at September 30, 2003 from $258.5 million at December 31, 2002. We use brokered deposits in addition to borrowings from the Federal Home Loan Bank and the Community Bankers Bank.

Shareholders’ equity was $15.6 million at September 30, 2003. This amount represents an increase of .6% from the December 31, 2002 balance of $15.5 million. Shareholders’ equity was increased by 2003 earnings and the exercise of stock options and decreased by the change in other comprehensive income. Other comprehensive income is the change in the market value of the investment portfolio due to changes in rates. Book value per share was $4.27 at September 30, 2003 and $4.39 at December 31, 2002.

Net Interest Income

Net interest income is the largest component of our earnings and is equal to the amount by which interest income exceeds interest expense. Interest earning assets consist primarily of loans and securities, while deposits and borrowings represent the major portion of interest bearing liabilities. Changes in the volume and mix of assets and liabilities, as well as changes in the yields and rates paid, determine changes in net interest income. The net interest margin is calculated by dividing net interest income by average interest earning assets.

Our net interest margin is sensitive to the volume of mortgage loan originations. Loans originated by our mortgage subsidiary are sold, servicing released, in the secondary mortgage market. When the volume of mortgage loan originations increases, typically in a declining interest rate environment, funds advanced in settlement of mortgage loans increase, pending delivery of the loans to the loan purchaser. Until a mortgage loan is transferred to the purchaser, we receive interest on the loan at the note rate. While such funds advanced contribute to net interest income, the interest rate spread on mortgage loans held for sale is not as great as the spread on our loan portfolio, which normally carries a higher interest yield. Thus, as funds advanced in settlement of mortgage loans increase, the interest spread and the net interest margin decrease.

Net interest income amounted to $7.3 million for the first nine months of 2003, compared to $5.8 million for the same period in 2002. The increase is largely due to growth in the investment portfolio and reduced rates paid for deposits. Net interest income was $8.3 million for the year ended December 31, 2002 compared to $4.7 million for the year ended December 31, 2001, an increase of 76.6%. This improvement in the net interest income was partially due to the volume increases in the loan portfolio. Average loans for the year ended December 31, 2002 increased 95.5% over average loans in 2001.

The following tables set forth average balances of total interest earning assets and total interest bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities, stockholders’ equity and the related income, expense and corresponding weighted average yields and costs.

Average Yields and Costs
	Six Months Ended						Year Ended
(In thousands)	September 30, 2003			September 30, 2002			December 31, 2002			December 31, 2001			December 31, 2000
	Average Balances (1)	Earnings /Expense	Yield/ Rate	Average Balances (1)	Earnings/ Expense	Yield/ Rate	Average Balances (1)	Earnings /Expense	Yield/ Rate	Average Balances (1)	Earnings/ Expense	Yield/ Rate	Average Balances (1)	Earnings/ Expense	Yield/ Rate
Assets:
Interest Earning Assets
Loans, net of unearned discounts (2)	$222,848	$10,486	6.27%	$207,412	$10,566	6.79%	$218,662	$14,664	6.71%	$111,874	$9,515	8.51%	$48,639	$4,952	10.18%
Securities	82,460	2,306	3.73%	33,611	1,222	4.85%	37,346	1,746	4.66%	6,941	373	5.37%	5,327	343	6.43%
Federal funds sold	3,903	14	0.48%	4,259	51	1.60%	3,659	60	1.64%	4,377	156	3.56%	568	35	6.24%

Total interest earning assets	309,211	$12,806	5.52%	245,282	$11,839	6.44%	259,667	$16,470	6.34%	123,192	$10,044	8.15%	54,534	5,330	9.77%
Non-Interest Earning Assets
Other assets	7,947			10,659			10,243			6,380			3,363
Total assets	$317,158			$255,941			$269,910			$129,572			$57,897

Liabilities and Shareholders’ Equity:
Liabilities
Interest-bearing deposits	$253,189	$4,915	2.59%	$211,072	$5,756	3.64%	$222,116	$7,727	3.48%	$98,977	$5,081	5.13%	$36,481	$2,196	6.02%
Borrowed funds	29,025	614	2.82%	12,435	258	2.77%	15,396	477	3.06%	6,455	260	4.03%	8,372	527	6.29%

Total interest-bearing liabilities	282,214	$5,529	2.61%	223,507	$6,014	3.59%	237,512	$8,206	3.45%	44,853	$5,341	5.07%	44,853	$2,723	6.07%
Non-Interest Bearing Liabilities:
Liabilities:
Demand deposits	18,246			13,203			13,307			12,592			6,410
Other liabilities	918			1,219			1,356			1,278			259

Total liabilities	301,378			237,929			252,175			119,302			51,522
Shareholders’ equity	15,780			18,012			17,735			10,270			6,375

Total liabilities and shareholders’ equity	$317,158			$255,941			$269,910			$129,572			$57,897

Net interest income		$7,277			$5,825			$8,264			$4,703			$2,607

Interest spread			2.91%			2.85%			2.89%			3.09%			3.70%
Net interest yield on earning assets			3.14%			3.17%			3.16%			3.82%			4.78%

(1)	Average balances are calculated using monthly balances for each category.

(2)	Non-accrual loans are included in the average balance of this category.

The following table describes the impact on Millennium’s interest income resulting from changes in average balances and average rates for the periods indicated. The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

(In thousands)	September 30, 2003 vs. 2002			December 31, 2002 vs. 2001			December 31, 2001 vs. 2000
	Due to Volume	Change in Rate	Total	Due to Volume	Change in Rate	Total	Due to Volume	Change in Rate	Total
Interest Earned On:
Loans	$726	$(809)	$(83)	$7,161	($2,012)	$5,149	$5,378	$(815)	$4,563
Securities	1,366	(282)	1,084	1,421	(48)	1,373	87	(57)	30
Federal Funds Sold	(1)	(36)	(37)	(12)	(84)	(96)	136	(15)	121

Total interest earned on interest-bearing assets	$2,091	$(1,127)	$964	$8,570	$(2,144)	$6,426	$5,601	$(887)	$4,714

Interest Paid On:
Interest-bearing deposits	$818	$(1,662)	$(844)	$3,965	$(1,317)	$2,648	$3,283	$(397)	$2,886
Borrowed funds	351	5	356	277	(60)	217	(77)	(190)	(267)

Total interest paid on interest-bearing liabilities	$1,169	$1,657)	$(488)	$4,242	$(1,377)	$2,865	$3,206	$(587)	$2,619

Net interest income	$922	$530	$1,452	$4,328	$(767)	$3,561	$2,395	$(300)	$2,095

Interest Sensitivity

The nature of the banking business, which involves paying interest on deposits at varying rates and terms and charging interest on loans at other rates and terms, creates interest rate risk. As a result, earnings and the market value of assets and liabilities are subject to fluctuations, which arise due to changes in the level and direction of interest rates. Management’s objective is to minimize the fluctuation in the net interest margin caused by changes in interest rates using cost-effective strategies and tools.

An important element of both earnings performance and liquidity is the management of the interest sensitivity gap. The interest sensitivity gap is the difference between interest-sensitive assets and interest-sensitive liabilities maturing or repricing within a specific time interval. The gap can be managed by repricing assets or liabilities, by selling investments, by replacing an asset or liability prior to maturity, or by adjusting the interest rate during the life of an asset or liability. Matching the amounts of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net income due to changes in market interest rates. We evaluate interest rate risk and then formulate guidelines regarding asset generation and pricing, funding sources and pricing, and off-balance sheet commitments in order to decrease sensitivity risk. These guidelines are based upon our outlook regarding future interest rate movements, the state of the regional and national economy, and other financial and business risk factors.

At September 30, 2003, we had $116.5 million more assets than liabilities that reprice within one year or less and therefore was in an asset sensitive position. An asset sensitive position can adversely affect earnings in periods of decreasing interest rates. This position is the result of the held for sale mortgage loan portfolio.

We have an Asset/Liability Committee, which reviews deposit pricing, changes in borrowed money, investment activity, loan sale activities, liquidity levels and the overall interest sensitivity. The actions of this committee are reported to the Board of Directors monthly. The chief financial officer manages the daily monitoring of interest rate risk, investment activity with input from other committee members.

The following table presents the amounts of Millennium’s interest sensitive assets and liabilities that mature or reprice in the periods indicated.

	September 30, 2003 Maturing or Repricing In:
	3 Months or less	4-12 Months	1-5 Years	Over 5 Years
(Dollars in thousands)
Interest-sensitive assets:
Loans (1)	$93,503	$27,874	$77,148	$14,409
Investments (2)(4)	19,515	21,649	42,240	6,643
Federal funds sold	12,115	0	0	0
Total interest-sensitive assets	127,133	49,523	119,388	21,052

Cumulative interest-sensitive assets	127,133	176,656	296,044	317,096

Interest-sensitive liabilities:
NOW accounts(3)	754	2,260	4,660	1,433
Savings/Money Market deposit accounts(3)	10,233	33,327	68,768	21,164
Certificates of deposit	11,887	31,304	72,527	1,298
Borrowed money	21,330	5,400	5,000	0

Total interest-sensitive liabilities	44,204	72,291	150,955	23,895

Cumulative interest-sensitive liabilities	44,204	116,495	267,450	291,345

Period gap	$82,929	$(22,768)	$(31,567)	$(2,843)
Cumulative gap	$82,929	$60,161	$28,594	$25,751
Ratio of cumulative interest-sensitive assets to cumulative interest-sensitive liabilities	287.61%	151.64%	110.69%	108.84%
Ratio of cumulative gap to total assets	25.47%	18.47%	8.78%	7.91%

Total Assets	$325,658	$325,658	$325,658	$325,658

(1)	Loans maturing or repricing in three months or less includes $20.5 million of mortgage loans held for sale.
(2)	Excludes Federal Reserve Stock, Federal Home Loan Bank, and Community Bankers Bank stock.
(3)	Assumed to not be sensitive to changes in interest rates.
(4)	Anticipates prepayments on GNMA, FNMA, and FHLMC pools.

Contractual principal repayments of loans do not necessarily reflect the actual term of Millennium’s loan portfolio. The average life of mortgage loans is substantially less than their contractual terms because of loan prepayments and enforcement of due-on-sale clauses, which gives Millennium the right to declare a loan immediately due and payable in the event, among other things, the borrower sells the real property subject to the mortgage and the loan is not repaid. In addition, certain borrowers increase their equity in the security property by making payments in excess of those required under the terms of the mortgage.

Investments

At September 30, 2003, Millennium had $91.4 million in total available for sale securities, an increase of 36.8% from $54.6 million at December 31, 2002. The increase reflects the net effect of purchases of these securities with excess funds and dispositions of callable securities that were called during this period.

The following tables show the amortized cost and fair market value of investment securities at the dates indicated.

	September 30, 2003		September 30, 2002
	Cost	Market	Cost	Market
(Dollars in thousands)
Available for sale
US Government & Agency Securities	$90,040	$88,690	$42,641	$43,282
Other	—	—	4,545	4,538

Total available for sale	90,040	88,690	47,186	47,820

Other
Federal Home Loan Bank stock	1,991	1,991	1,505	1,505
Federal Reserve Bank stock	687	687	528	528
Other stocks	59	59	59	59

Total	$92,777	$91,427	$49,278	$49,912

	December 31, 2002		December 31, 2001
	Cost	Market	Cost	Market
(Dollars in thousands)
Available for sale
US Government & Agency Securities	$49,663	$50,221	$11,749	$11,719
Other	2,078	2,104	—	—

Total available for sale	51,741	52,325	11,749	11,719

Other
Federal Home Loan Bank stock	1,505	1,505	631	631
Federal Reserve Bank stock	688	688	174	174
Other stocks	59	59	59	59

Total	$53,993	$54,577	$12,612	$12,583

The following table sets forth the maturity distribution and weighted average yields of the investment portfolio at September 30, 2003. The weighted average yields are calculated on the basis of the amortization of premium and accretion of discount.

Maturity Distribution (Dollars in thousands)	1 Year or Less	1 Year To 5 Years	5 Years To 10 Years	After 10 Years
U. S. Agency issues	$—	$2,631	$54,854	$32,555
Federal Home Loan Bank/Other	—	—	—	2,050
Federal Reserve Bank stock	—	—	—	687

Total Maturity Distribution	$—	$2,631	$54,854	$35,292

Weighted Average Yield
U. S. Agency issues	—	3.08%	4.04%	3.67%
Federal Home Loan Bank/Other	—	—	—	3.25%
Federal Reserve Bank stock	—	—	—	6.00%

Total Portfolio Weighted
Average Yield	—	3.08%	4.04%	3.69%

The following table sets forth the maturity distribution and weighted average yields of the investment portfolio at December 31, 2002. The weighted average yields are calculated on the basis of the amortization of premium and accretion of discount.

Maturity Distribution (Dollars in thousands)	1 Year or Less	1 Year To 5 Years	5 Years To 10 Years	After 10 Years
U. S. Agency issues	$5	$1,982	$20,866	$29,472
Other corporate issues	—	—	—	1,564
Federal Reserve Bank stock	—	—	—	688

Total Maturity Distribution	$5	$1,982	$20,866	$31,724

Weighted Average Yield
U. S. Agency issues	3.45%	4.24%	3.85%	4.53%
Other corporate issues	—	—	—	5.00%
Federal Reserve Bank stock	—	—	—	6.00%

Total Portfolio Weighted Average Yield	3.45%	4.24%	3.85%	4.59%

Loans

Net loans consist of total loans, deferred loan fees and the allowance for loan losses and include loans held for sale. Net loans were $210.0 million at September 30, 2003, a decrease of 12.2% from December 31, 2002. Net loans increased each year for the three years ended December 31, 2002.

The following table sets forth the composition of Millennium’s loan portfolio at the dates indicated.

	September 30		December 31
	2003	2002	2002	2001	2000	1999
(Dollars in thousands)
Mortgage loans	$98,659	$214,154	$167,030	$139,511	$52,791	$11,459
Commercial real estate	84,368	35,783	53,391	10,918	15,133	7,978
Construction and land loans	11,464	949	3,926	0	0	0

Total real estate	194,491	250,886	224,347	150,429	67,924	19,437
Commercial business loans	13,205	9,547	15,446	24,614	9,987	3,493
Consumer loans	5,064	2,168	2,617	1,120	714	96
Overdrafts	74	38	13	292	92	0

Total loans receivable	212,834	262,639	242,423	176,455	78,717	23,026

Less:
Deferred fees and unearned discounts	100	199	(168)	(16)	69	(23)
Allowance for losses	(2,984)	(2,584)	(3,499)	(1,391)	(466)	(161)

Total loans receivable, net	$209,950	$260,254	$239,092	$175,080	$78,320	$22,842

The changes in our loan portfolio reflect our strategy of increasing commercial business, commercial real estate and construction loans. At September 30, 2003, loans in these three categories totaled $109.0 million or 51.2% of total loans receivable, compared to $46.3 million, or 17.6% of total loans receivable at September 31, 2002. At September 30, 2003, residential mortgage loans were $98.7 million, which represented 46.4% of total loans receivable, compared to $213.2 million at September 30, 2002, or 81.5% of total loans receivable. The dollar amount of Millennium’s residential mortgage loans decreased in 2003 due to reduced mortgage lending as we restructured Millennium Capital and our increased emphasis on selling mortgage loans as quickly as possible after the loans close.

The following table shows the contractual maturity of selected categories of loans at December 31, 2002. The table reflects the entire unpaid principal balance in the maturity period that includes the final loan payment date, and accordingly, does not give effect to periodic principal repayments or possible prepayments.

	December 31, 2002
	Commercial, Financial and Agricultural	Real Estate Construction
(Dollars in thousands)
Within 1 year	$4,,937	$5,820

Variable Rate:
1 to 5 years	4,190	3,057
After 5 years	5,244	36,927

Total	$9,434	$39,984

Fixed Rate:
1 to 5 years	1,026	3,938
After 5 years	49	7,575

Total	$1,075	$11,513

Total Maturities	$15,446	$57,317

Asset Quality

General

Asset quality is an important factor in the successful operation of a financial institution. Banking regulations require institutions to classify their own assets and to establish prudent general allowances for losses for assets classified as substandard or doubtful. For the portion of assets classified as loss, an institution is required to either establish specific allowances of 100% of the amount classified or charge such amounts off its books.

Assets, which do not currently expose Millennium to sufficient risk to warrant classification in one of the aforementioned categories, but possess potential weaknesses are required to be designated special mention by management. These loans are monitored closely to ensure that there is no further deterioration in the loan. Millennium writes off any loans that are classified as loss.

Unless well secured and in the process of collection, Millennium places loans on a non-accrual status after being delinquent greater than 90 days, or earlier in situations in which the loans have developed inherent problems that indicate payment of principal and interest may not be made in full. Whenever the accrual of interest is stopped, previously accrued but uncollected interest income is reversed. Thereafter, interest is recognized only as cash is received. The loan is reinstated to an accrual basis after it has been brought current as to principal and interest under the contractual terms of the loan.

Non-Performing Assets

We had no non-accrual loans at September 30, 2003, compared to $548,000 at December 31, 2002 and $607,000 at September 30, 2002. On the basis of management’s review of its assets, at September 30, 2003, Millennium had classified $4,698,000 of its assets as substandard and $495,000 as doubtful.

The following table details information concerning non-accrual, past due and restructured loans at the dates indicated:

	September 30,		December 31,
	2003	2002	2002	2001	2000	1999
	(In thousands)
Non-accrual loans	$ 0	$607	$548	$ 0	$ 0	$ 0
Foreclosed properties	0	0	0	0	0	0
Restructured loans	0	0	0	0	0	0

Total non-performing assets	$ 0	$607	$548	$ 0	$ 0	$ 0

Loans past due 90 days or more and still accruing interest	$ 0	$105	$ 72	$ 0	$ 0	$ 0

Delinquent and problem loans

When a borrower fails to make a required payment on a loan, Millennium attempts to cure the delinquency by contacting the borrower. A notice is mailed to the borrower after a payment is 15 days past due and again when the loan is 30 days past due. For most loans, if the delinquency is not cured within 60 days, Millennium issues a notice of intent to foreclose on the property and if the delinquency is not cured within 90 days, Millennium may institute foreclosure action. In most cases, deficiencies are cured promptly.

Allowance for losses on loans and real estate

Millennium provides valuation allowances for anticipated losses on loans and real estate when its management determines that a significant decline in the value of the collateral has occurred, and if the value of the collateral is less than the amount of the unpaid principal of the related loan plus estimated costs of acquisition and sale. In addition, Millennium also provides reserves based on the dollar amount and type of collateral securing its loans, in order to protect against unanticipated losses. A loss experience percentage is established for each loan type and is reviewed annually. Each month, the loss percentage is applied to the portfolio, by product type, to determine the minimum amount of reserves required. Although management believes that it uses the best information available to make such determinations, future adjustments to reserves may be necessary, and net income could be significantly affected, if circumstances differ substantially from assumptions used in making the initial determinations.

An analysis of the allowance for loan losses, including charge-off activity, is presented below for the periods indicated. The increases in our allowance for loan losses are the result of adjustments that management has made in response to the growth of our loan portfolio.

	Nine Months Ended September 30		Year Ended December 31,
(In thousands)	2003	2002	2002	2001	2000	1999
Balance, beginning of period	$3,499	$1,391	$1,391	$466	$161	$0
Less Charge-off’s:
Commercial	160	362	971	0	0	0
Real estate-mortgage	959	25	217	96	0	0
Consumer installment loans	0	0	0	0	0	0
Plus Recoveries:
Commercial	0	0	0	0	0	0
Real estate-mortgage	4	43	43	1	0	0
Consumer installment loans	0	0	0	0	0	0

Net Charge-offs	1,115	344	1,145	95	0	0
Additions charged to operating expense	600	1,537	3,253	1,020	305	161

Balance, end of period	$2,984	$2,584	$3,499	$1,391	$466	$161

Ratio of net charge-offs to average loans outstanding during the period	.52%	.17%	.52%	.09%	0.00%	0.00%

The allowance for loan losses at September 30, 2003 was $3.0 million, compared to $3.5 million at December 31, 2002. The provision for loan losses for the first nine months of 2003 was $600,000, a decrease of $937,000 from $1.5 million for the nine month period ended September 30, 2002. The large provision for loan losses in 2002 reflected $770,000 in anticipated loan losses in connection with a failed mortgage banking joint venture. We also increased our allowance in 2002 because we concluded that additional reserves were required against approximately $11.0 million in second mortgage loans that we could not sell in the secondary mortgage market. Finally, significant charge-offs in 2002 required additional provisions to make sure our allowance remained adequate.

The allowance for loan losses was 1.4% of total loans outstanding at September 30, 2003. Net charge-offs as a percentage of loans were .52% for the nine months ended September 30, 2003. The $959,000 in real estate mortgage loans charged off included $409,000 in loans to our partner in a failed mortgage banking joint venture. The remainder consisted of second mortgage loans we previously had sold that we were required to repurchase. All of those second mortgage loans were more than 90 days delinquent when we repurchased them. There were no loans past due 90 days or more at September 30, 2003. Management believes the allowance for loan losses is adequate to cover credit losses anticipated or inherent in the loan portfolio at September 30, 2003.

A breakdown of the allowance for loan losses in dollars and loans in each category to total loans in percentages is provided in the following tables. Because all of these factors are subject to change, the breakdown does not necessarily predict future loan losses in the indicated categories.

	September 30,				December 31,
	2003		2002		2002
In thousands	Percent	Amount	Percent	Amount	Percent	Amount

Loans secured by real estate:
Construction/land development	3.0%	$89	0.4%	$11	0.0%	$0
1 – 4 family residential	55.8%	1,666	54.8%	1,415	53.5%	1,873
Multi-family residential	0.3%	9	0.0%	0	0.0%	0
Non-farm, non-residential	24.0%	715	20.9%	541	19.2%	673
Loans to farmers	0.0%	1	0.0%	0	0.0%	0
Commercial and industrial	15.5%	463	23.3%	602	27.1%	948
Loans to individuals	1.4%	42	0.6%	15	0.2%	5

Total	100.0%	$2,984	100.0%	$2,584	100.0%	$3,499

	December 31,
	2001		2000		1999
In thousands	Percent	Amount	Percent	Amount	Percent	Amount

Loans secured by real estate:
Construction/land development	0.0%	$0	0.0%	$0	0.0%	$0
1 – 4 family residential	85.4%	1,188	75.8%	353	46.0%	74
Multi-family residential	0.0%	0	0.0%	0	0.0%	0
Non-farm, non-residential	11.3%	157	13.3%	62	37.3%	60
Loans to farmers	0.0%	0	0.0%	0	0.0%	0
Commercial and industrial	2.7%	38	9.2%	43	16.2%	26
Loans to individuals	0.6%	8	1.7%	8	0.5%	1

Total	100.0%	$1,391	100.0%	$466	100.0%	$161

Non-Interest Income

General. Millennium’s non-interest income consists primarily of loan fees, net gains on sale of loans and fees and service charges on deposit accounts. Commissions from purchases and sales of securities for customers represent less than 5% of total non-interest income as of September 30, 2003. The following table presents information on the sources and amounts of non-interest income.

	Nine Months Ended September 30		Year Ended December 31
Non Interest Income	2003	2002	2002	2001	2000
(Dollars in thousands)

Service charges, commissions and fees	$245	$206	$350	$94	$50
Mortgage banking operations income	2,822	1,863	2,921	5,138	3,856
Other income	687	450	189	164	143

Total	$3,754	$2,345	$3,460	$5,396	$4,049

For the first nine months of 2003, non-interest income increased to $3.8 million, compared to $2.3 million for the first nine months of 2002. A large component of other non-interest income for the first nine months of 2003 was $452,000 in net securities gains. Service charges on deposit accounts for the first nine months of 2003 totaled $118,000, compared to $32,000 for the same period in 2002, an increase of $86,000. This increase is attributable to the opening of three new branches in 2002 and increased service charges on accounts. Income on loans sold increased to $2.8 million for the first nine months of 2003 from $1.9 million for the same period in 2002. Fees and estimated gains and losses on loans held for sale in 2002 were revised in the amended and restated Quarterly Report on Form 10-QSB for the period ended March 31, 2002. In the second quarter of 2002, we recognized the need to reduce the carrying value of mortgage loans held for sale, together with related gains. Of a total pre-tax adjustment of $2.3 million, $1.4 million was recorded in the first quarter of 2002, as we could not determine the amount of that adjustment that was applicable to prior periods. For more information on our mortgage banking operations, see “Business—One-to-Four-Family Residential Real Estate Lending.” During the first six months of 2003, mortgage banking income increased due to the high volume of refinancing. During the third quarter of 2003, this income declined, as mortgage loan refinancings declined due to higher interest rates on mortgage loans. Management continues to review alternative methods, such as service fees, SBA lending and sales and increased activities at the brokerage subsidiary that may provide non-interest income.

Non-interest income was $3.5 million and $5.3 million for the years ended December 31, 2002 and 2001, respectively. Net gains from the sale of mortgage loans decreased $2.2 million in 2002 as compared to 2001.

The tables that follow summarize residential mortgage loan originations, purchases and sales by type of loan for the periods indicated.

	September 30
	2003		2002
(Dollars in thousands)	Amount	% of Total	Amount	% of Total
Mortgage Loans Originated and Purchased
Fixed Rate
First Mortgage	$143,255	72.96%	$186,580	68.26%
Second Mortgage	10,547	5.37%	54,483	19.93%
Adjustable Rate
First Mortgage	42,440	21.62%	35,300	12.91%
Second Mortgage	100	0.05%	0	0.00%

Total Residential Mortgage Loans Originated and Purchased	$196,342	100.00%	$273,363	100.00%

Mortgage Loans Sold
Fixed Rate
First Mortgage	142,910	73.16%	184,063	69.29%
Second Mortgage	9,913	5.07%	46,698	17.58%
Adjustable Rate
First Mortgage	42,440	21.72%	34,868	13.13%
Second Mortgage	100	0.05%	0	0.00%

Total Mortgage Loans Sold	$195,363	100.00%	$265,629	100.00%

	December 31
	2002		2001
(Dollars in thousands)	Amount	% of Total	Amount	% of Total
Mortgage Loans Originated and Purchased
Fixed Rate
First Mortgage	$276,469	71.18%	$193,700	55.02%
Second Mortgage	65,808	16.94%	104,662	29.73%
Adjustable Rate
First Mortgage	46,142	11.88%	53,712	15.25%
Second Mortgage	0	0.00%	0	0.00%

Total Residential Mortgage Loans Originated and Purchased	$388,419	100.00%	$352,074	100.00%

Mortgage Loans Sold
Fixed Rate
First Mortgage	$269,404	73.34%	$130,405	49.68%
Second Mortgage	53,839	14.66%	114,809	43.74%
Adjustable Rate
First Mortgage	44,107	12.0%	17,292	6.58%
Second Mortgage	0	0.00%	0	0.00%

Total Mortgage Loans Sold	$367,350	100.00%	$262,50	100.00%

We make mortgage loans through Millennium Bank and its majority owned operating subsidiaries. In the nine months ended September 30, 2003, 7.8% of our residential mortgage loan production came from our non-banking operating subsidiaries. Each operating subsidiary’s loan production consists primarily of loans to consumers acquired through the Internet, direct mail and brokers. In each case the minority shareholder may terminate its relationship with us on six months notice. Our remaining residential mortgage loan production comes from Millennium Bank.

We sell residential first and second mortgage loans in the secondary mortgage market to institutional purchasers. All second mortgage loans and all fixed rate first mortgage loans originated or purchased are held for sale. Millennium does not presently originate federally insured or guaranteed mortgage loans or sell loans to government agencies. We do not swap mortgage loans for mortgage backed securities. All loan sales are for cash. When we sell loans we give customary representations and warranties. If we breach those representations and warranties, a buyer of loans can require us to repurchase the loans.

Mortgage banking activities generally involve risks of loss if secondary mortgage market interest rates increase substantially while a loan is in the “pipeline” (the period beginning with the application to make or the commitment to purchase a loan and ending with the sale of the loan). In order to reduce this interest rate risk, we sell each fixed rate first mortgage loan when the borrower locks in the interest rate on the loan. Millennium sells pools of second mortgage loans to institutional purchasers and will hold closed loans pending delivery to a purchaser. While our policy is to sell all fixed rate second mortgage loans within 60 days of origination, we do accept the risk of changing interest while we hold a second mortgage loan. Millennium does not use options, futures or other derivatives to hedge its interest rate risk.

In an environment of stable interest rates, our gains on the sale of mortgage loans would generally be limited to those gains resulting from the yield differential between retail mortgage loan interest rates and rates required by secondary market purchasers. A loss from the sale of a loan may occur if interest rates increase between the time we establish the interest rate on a loan and the time the loan is sold.

Periods of rising interest rates will adversely affect our income from our mortgage banking operations. In periods of rising interest rates, consumer demand for new mortgages and refinancing decreases, which in turn adversely affects our mortgage lending. Because of the uncertainty of future loan origination volume and the future level of interest rates, there can be no assurance that we will realize gains on the sale of loans in future periods.

Non-Interest Expense

Total non-interest expense includes employee-related costs, occupancy and equipment expense and other overhead. Total non-interest expense was $9.2 million for the first nine months of 2003, compared to $9.8 million for the same period in 2002, a 6.1% decrease. Salaries and benefits expense decreased 14.6% from $5.5 million for the nine months ended September 30, 2002 to $4.7 million for the nine months ended September 30, 2003. Salaries and benefits decreased in 2003 due to a decrease in commissions paid to mortgage loan officers, staff reductions, and an increased amount taken as a credit against salaries under FASB 91 on commercial loans. Occupancy increased $260,000, or 18.5%, from $1.4 million for the nine months ended September 30, 2002 to $1.7 million for the same period in 2003. We operated three more branches during the first nine months of 2003. Two of the new branches were opened in the third quarter of 2002, while the branch in Colonial Heights opened in the fourth quarter of 2002. This contributed to increases in salary and benefits as well as increases in occupancy and equipment expenses. Other operating expenses (consisting of marketing, professional fees and administrative expense) declined to $2.3 million in the nine months ended September 30, 2003 from

$2.6 million for the same period in 2002. Litigation expenses were $598,000 in the nine months ended September 30, 2003, compared to $288,000 for the same period in 2002 and $426,000 in the year ended December 31, 2002. The litigation expenses were from two lawsuits, each of which was settled in the third quarter of 2003. At this time, we are not involved in any material litigation.

For the year ended December 31, 2002, non-interest expenses were $13.7 million, compared to $7.9 million for the year ended December 31, 2001. The increase was due to increased costs associated with the expanded branch network, staffing the mortgage operation, litigation expenses and legal and accounting fees associated with the initial public offering in February and the placement of a trust preferred issue in July 2002.

	Nine Months Ended September 30		Year Ended December 31
Non Interest Expense	2003	2002	2002	2001	2000
(Dollars in thousands)
Salary and benefits	$4,695	$5,476	$7,539	$5,045	$3,456
Occupancy	751	687	887	486	303
Furniture, equipment & computers	914	718	1,009	608	336
Litigation expenses (1)	578	288	426	—	—
Marketing fees	75	179	250	232	764
Professional fees (2)	363	363	620	194	60
Administrative expense	1,858	2,075	2,959	1,379	889

Total	$9,234	$9,786	$13,690	$7,944	$5,808

(1)	Includes litigation-related legal fees and related expenses.

(2)	Excludes litigation-related legal fees and expenses.

Income Taxes

Millennium recorded income tax expense in the amount of $407,000 for the nine months ended September 30, 2003. The income tax benefit for the nine months ended September 30, 2002, was $1,058,000.

As of December 31, 2003 we have approximately $1.5 million of net operating losses available, which expire in 2022. In addition to federal income taxes the bank pays a Virginia state franchise tax. For the year ended December 31, 2002, the franchise taxes amounted to $102,655. The franchise taxes paid in 2001 was $64,587.

Sources of Funds

Deposits

Deposits have been the principal source of Millennium’s funds for use in lending and for other general business purposes. At present, Millennium has employed alternative methods of gathering deposits to fund our mortgage loan operations, including brokered deposits. Brokered deposits are deposits that we obtain through brokers for a fee. Brokered deposits are available in bulk, and they do not require any investments in branch offices, branch personnel or additional spending for marketing or education of employees. The brokered deposits that we obtain consist primarily of jumbo 30 day to 180 day certificates of deposits, which increase Millennium’s overall cost of funds and decrease our net interest margin.

In addition to deposits, Millennium derives funds from loan repayments, cash flows generated from operations, which includes interest credited to deposit accounts, repurchase agreements entered into with commercial banks and Federal Home Loan Bank of Atlanta advances. Borrowings may be used to compensate for reductions in deposits or deposit-inflows at less than projected levels and have been used on a longer-term basis to support expanded lending activities.

Millennium attracts both short-term and long-term deposits from the general public by offering a wide assortment of accounts and rates. Millennium offers statement savings accounts, various checking accounts, various money market accounts, fixed-rate certificates with varying maturities, individual retirement accounts and is expanding to provide products and services for businesses and brokered deposits. Millennium’s principal use of deposits is to originate loans and fund investment securities.

At September 30, 2003, deposits were $277.2 million, an increase of 7.23% from $258.5 million at December 31, 2002 and up 43.1% from $188.6 million at September 30, 2002. The deposit growth is a reflection of branch office growth, aggressive pricing marketing and bank consolidation in Millennium’s principal market. In order to reduce the overall cost of funds and reduce our reliance on high cost time deposits and short term borrowings as a funding source, we continue to direct extensive marketing efforts towards attracting lower cost transaction accounts. However, there is no assurance that these efforts will be successful, or if successful, will reduce our reliance on time deposits and short term borrowings.

The following table sets forth the dollar amount of deposits in the various types of deposit programs offered by Millennium at the dates indicated.

	September 30		December 31
	2003	2002	2002	2001	2000
(Dollars in thousands)
Savings accounts	$1,467	$734	$1,139	$341	$190
Demand deposit accounts	17,535	12,896	13,912	26,708	7,576
NOW accounts	9,102	7,289	7,889	5,222	2,798
Money market accounts	132,030	139,988	142,514	34,875	12,100
CD’s less than $100K	49,224	42,921	46,142	31,885	22,308
CD’s greater than $100K	67,792	66,067	46,913	89,536	26,371

Total	$277,150	$269,895	$258,509	$188,567	$71,343

The following table contains information pertaining to the average amount and the average rate paid on each of the following deposit categories for the periods indicated.

	Nine Months Ended September 30
	2003		2002
	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
(Dollars in thousands)
Non-interest bearing
Demand deposits	$18,246	0.00%	$13,203	0.00%
Interest bearing
NOW accounts	8,696	0.94%	6,163	1.62%
Savings/Money market accounts	138,714	1.77%	98,691	3.29%
Time deposits	105,779	3.80%	106,218	4.01%

Total deposits	$271,435	2.41%	$224,275	3.42%

	Years Ended December 31
	2002		2001		2000
	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
(Dollars in thousands)
Non-interest bearing
Demand deposits	$13,307	0.00%	$12,592	0.00%	$1,473	0.00%
Interest bearing
NOW accounts	6,482	1.53%	3,557	2.81%	595	1.47%
Savings/Money Market accounts	110,132	2.97%	19,928	4.23%	3,269	3.54%
Time deposits	105,502	4.13%	75,492	5.48%	1,316	5.41%

Total deposits	$235,423	3.28%	$111,569	4.55%	$6,653	2.95%

The variety of deposit accounts offered by Millennium has allowed us to be competitive in obtaining funds and has allowed it to respond with flexibility to, although not to eliminate, the threat of disintermediation (the flow of funds away from depository institutions such as banking institutions into direct investment vehicles such as government and corporate securities). The ability of Millennium to attract and maintain deposits, and its cost of funds, has been, and will continue to be, significantly affected by money market conditions.

The following table sets forth the deposit flows of Millennium during the periods indicated.

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000
(Dollars in thousands)
Opening balance	$258,509	$188,567	$188,567	$71,343	$22,016
Net deposits	12,875	75,262	62,030	111,817	47,131
Interest credited	5,766	6,066	7,912	5,407	2,196

Ending balance	$277,150	$269,895	$258,509	$188,567	$71,343

Net increase	$18,641	$81,328	$69,942	$117,225	$49,327

Percent increase	7.2%	43.1%	37.1%	164.3%	224.1%

The following table indicates the amount of Millennium’s certificates of deposits by time remaining until maturity as of September 30, 2003.

	3 Months or less	Over 3 to 6 months	Over 6 to 12 months	Over 12 months	Total
(Dollars in thousands)
Certificates of deposit less than $100,000	$5,232	$6,806	$5,751	$31,435	$49,224
Certificates of deposit of $100,000 or more	6,655	9,681	9,045	42,411	67,792

Total certificates of deposits	$11,887	$16,487	$14,796	$73,846	$117,016

Borrowings

As a member of the Federal Home Loan Bank of Atlanta, Millennium is required to own capital stock in the Federal Home Loan Bank and is authorized to apply for advances from the Federal Home Loan Bank. Each Federal Home Loan Bank credit program has its own interest rate, which may be fixed or variable, and range of maturities. The Federal Home Loan Bank may prescribe the acceptable uses to which these advances may be put, as well as on the size of the advances and repayment provisions. The advances are collateralized by Millennium’s investment in Federal Home Loan Bank stock, certain mortgage loans, and investment securities. At September 30, 2003 and September 30, 2002, $17.9 million and $16.4 million, respectively, was outstanding to the Federal Home Loan Bank.

Millennium’s borrowings also include securities sold under agreements to repurchase and federal funds purchased. Securities sold under agreements to repurchase are collateralized with Government Agency securities. The proceeds are used by Millennium for general corporate purposes. At September 30, 2003 and September 30, 2002, Millennium had $265,000 and $698,000, respectively, of securities sold under agreements to repurchase.

Millennium uses borrowings to supplement deposits when they are available at a lower overall cost to Millennium or they can be invested at a positive rate of return.

The following tables set forth the maximum month-end balances, average balances and weighted average rates, of Federal Home Loan Bank advances, securities sold under agreements to repurchase and other borrowings for the periods indicated.

	Nine Months Ended September 30,
	2003	2002
(Dollars in thousands)
Maximum Balance:
FHLB advances	$23,400	$16,400
Federal funds purchased	7,290	11,613
Trust preferred securities	8,000	8,000
Securities sold under agreements to repurchase	$9,241	$698

	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate
FHLB advances	$16,362	1.74%	$6,384	2.15%
Federal funds purchased	3,994	1.71%	2,938	2.22%
Trust preferred securities	8,000	5.23%	2,667	5.51%
Securities sold under agreements to repurchase	$785	0.24%	$762	0.50%

	Year Ended December 31,
	2002	2001	2000
(Dollars in thousands)
Maximum Balance:
FHLB advances	$24,800	$9,950	$9,650
Federal funds purchased	11,613	6,665	6,093
Trust preferred securities	8,000	0	0
Securities sold under agreements to repurchase	$1,676	$0	$1,148

	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate	Average Balance	Weighted Average Rate
FHLB advances	$8,140	2.10%	$4,131	4.50%	$8,140	3.99%
Federal funds purchased	2,620	2.18%	2,013	4.12%	2,620	7.52%
Trust preferred securities	4,000	6.07%	0	0.00%	0	0.00%
Securities sold under agreements to repurchase	$872	0.46%	$782	1.92%	$872	0.57%

The following table sets forth the balances of Millennium’s short-term borrowings at the dates indicated.

	September 30		December 31
	2003	2002	2002	2001	2000
(Dollars in thousands)
FHLB advances	$12,900	$0	$13,000	$0	$7,025
Federal funds purchased	5,565	0	8,936	2,640	2,606
Securities sold under agreements to repurchase	265	698	407	0	569

Total short-term borrowings	$18,730	$698	$22,343	$2,640	$10,200

Weighted average interest rate of short-term FHLB advances	1.52%	0.00%	1.83%	0.00%	6.32%
Weighted average interest rate of securities sold under agreements to repurchase	0.25%	1.00%	0.50%	0.50%	4.50%
Weighted average interest rate of other borrowings	1.53%	0.00%	1.38%	6.48%	6.55%

Liquidity and Capital Resources

Liquidity is the ability to meet present and future financial obligations either through the sale of existing assets or the acquisition of additional funds through asset and liability management. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is provided. As a result of Millennium’s management of liquid assets and the ability to generate liquidity through increasing deposits, management believes that Millennium maintains overall liquidity that is sufficient to satisfy its depositors’ requirements and meet its customers’ credit needs.

Millennium’s primary sources of funds are deposits, borrowings, and amortization, prepayments and maturities of outstanding loans and investments, and loan sales. While scheduled payments from the amortization of loans and securities are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. Excess funds are invested in overnight deposits to fund cash requirements experienced in the normal course of business. Millennium has been able to generate sufficient cash through its deposits as well as borrowings.

For the nine months ended September 30, 2003, net cash used by operating activities was $46.3 million, and ($20.4) million used for the nine months ended September 30, 2002. Investing activities absorbed approximately $67.9 million for the nine months ended September 30 2003, which was a result of a net increase in securities available for sale of approximately $40.6 million, net increase in federal funds sold of $12.0 million, net increase in loans of $15.7 million. For the nine months ended September 30, 2002 investing activities absorbed $98.4 million, which was a result of a net increase in loans of approximately $67.2 million, net decrease in federal funds sold of $7.4 million, net increase in investment securities of $37.1 million, and purchases of office properties and equipment of approximately $1.5 million. For the nine months ended September 30, 2003, financing activities provided $20.2 million as a result of a net increase in deposits of approximately $18.6 million, net proceeds from the issuance of common stock of $555,000 and a net increase in advances from the Federal Home Loan Bank and other borrowings of approximately $4.5 million. For the nine months ended September 30, 2002, financing activities provided $122.6 million as a result of a net increase in deposits of approximately $81.3 million, a net increase in advances from the Federal Home Loan Bank and other borrowings of approximately

$16.0 million, net proceeds from the issuance of common stock of $7.6 million, and net proceeds from issuance of trust preferred securities of $ 8.0 million.

For the years ended December 31, 2002 and 2001, operating activities absorbed approximately $13.1 million and ($40.7 million while investing activities absorbed approximately $113.6 million and $71.9 million, respectively. For the year ended December 31, 2002, investing activities were a result of a net increase in loans of $80.0 million, net decrease in federal funds sold of $9.7 million and net increase in investment securities of 41.7 million. For the year ended December 31, 2001, investing activities were a result of a net increase in loans of $55.0 million, net increase in federal funds sold of $9.7 million, and an increase in net investment securities of $5.8 million. In addition, for the years ended December 31, 2002and 2001, financing activities provided $104.7 and $113.2 million, respectively. For December 31, 2002 financing activities were a result of net advances from the Federal Home Loan Bank of $13.0 million, net proceeds from issuance of common stock of $7.0 million, an increase from issuance of trust preferred securities of $ 8.0 million, and a net increase in deposits of approximately $69.9 million. For the period ended December 31,2001 financing activities were a result of net proceeds from the issuance of common stock of $3.0 million, a net increase in deposits of approximately $117.2 million and an decrease in federal funds purchased and repurchase agreements of $7.0 million.

Millennium uses its sources of funds primarily to meet operating needs, to pay deposit withdrawals and fund loan commitments. At September 30, 2003, and December 31, 2002 and 2001 total approved loan commitments were $22.9 million, $20.3 million and $5.2 million respectively. In addition, at September 30, 2001, and December 31, 2000 and 1999, commitments under unused lines of credit were $4.9 million, $5.9 million and $4.7 million, respectively. Certificates of deposit scheduled to mature in one year or less at September 30, 2003, totaled $43.2 million.

At September 30, 2003, we had a borrowing limit of $32.5 million with the Federal Home Loan Bank. Our outstanding borrowings from the Federal Home Loan Bank totaled $17.9 million at September 30, 2003, which leaves an additional borrowing capacity of $28.1 million. Our borrowing limit is based on 10% of assets at each quarter end date. We also have two lines of credit with the Community Bankers Bank in Virginia in the amounts of $8.7 million, which is unsecured, and $8.7 million, which is secured. Our outstanding borrowings from the Community Bankers Bank totaled $5.6 million at September 30, 2003, with remaining available lines of credit of $11.8 million.

Management intends to fund anticipated loan closings and operating needs through cash on hand, brokered deposits, proceeds from the sale of loans, cash generated from operations and anticipated increases in deposits. Current and anticipated marketing programs will be primarily targeted at the attraction of lower cost transaction accounts.

Capital represents funds, earned or obtained, over which financial institutions can exercise greater control in comparison with deposits and borrowed funds. The adequacy of Millennium’s capital is reviewed by management on an ongoing basis with reference to size, composition and quality of Millennium’s resources and consistent with regulatory requirements and industry standards. Management seeks to maintain a capital structure that will support anticipated asset growth and absorb any potential losses.

Millennium Bankshares and Millennium Bank are subject to regulatory capital requirements of the Federal Reserve. At September 30, 2003, Millennium exceeded all such regulatory capital requirements as shown in the following table.

	September 30, 2003
	Millennium Bankshares Corporation	Millennium Bank
(Dollars in thousands)
Tier 1 Capital:
Common stock	$18,214	$12,300
Capital surplus	599	12,300
Trust preferred securities (1)	4,070	0
Retained earnings	(2,534)	(1,758)

Disallowed intangible assets	0	0

Total Tier 1 Capital	$20,349	$22,842

Tier 2 Capital:
Allowance for loan losses (2)	2,476	2,585
Trust preferred securities	3,930	0

Total Tier 2 Capital	6,406	2,585

Total Risk Based Capital	$26,755	$25,427
Risk Weighted Assets	$197,717	$206,438

Capital Ratios:
Tier 1 Risk-based	10.29%	11.06%
Total Risk-based	13.53%	12.32%
Tier 1 Capital to average adjusted total assets	6.43%	7.16%

(1)	Limited to 25% of risk weighted assets. Remainder is Tier 2 capital.

(2)	Limited to 1.25% of risk weighted assets.

Impact of Inflation and Changing Prices and Seasonality

The financial statements in this document have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such prices are affected by inflation.

BUSINESS

General

Millennium Bankshares Corporation (“Millennium”) is a bank holding company headquartered in Reston, Virginia. We were incorporated in 1998 and began operations in April 1999. We provide commercial and consumer banking services through Millennium Bank. At September 30, 2003 we had total consolidated assets of $325.7 million, deposits of $277.0 million and stockholders’ equity of $15.6 million.

We operate six banking offices in Reston (two), Great Falls, Herndon, Colonial Heights, and Richmond, Virginia. Four of our banking offices are situated in Fairfax County, Virginia, just west of Washington, D.C. and two are located in the Richmond, Virginia metropolitan area. Our branches are located in growing counties. The population of Fairfax County grew from 818,584 in 1990 to 969,749 in 2000, and the combined population of Henrico County and Chesterfield County where our Richmond area branches are located, grew from 217,881 in 1990 to 262,300 in 2000.

We own a community bank, which provides a broad range of commercial and retail banking services designed to meet the needs of businesses and consumers in the communities we serve. We emphasize local decision-making within our organization and provide attentive personal service to our customers. By combining the technological support and products and services that our customers demand with direct access to senior management and responsive customer service, we seek to foster a business and consumer banking environment that allows us to effectively compete in our particular market with other financial institutions of all sizes.

Even though we are a small bank, we seek to provide our customers with the technological support that banking in today’s market requires. We offer 24 hour a day, seven day a week internet banking services. These services allow consumers and businesses to view accounts, make transfers, submit wire transfer requests, pay bills and place stop payments on checks.

Market Area

We consider our target market to be the greater Washington metropolitan area, which we define as the District of Columbia, the northern Virginia counties of Fairfax, Fauquier, Loudoun and Prince William, and the Maryland counties of Frederick, Montgomery and Prince George’s. Our target market also includes Richmond, Virginia and the surrounding counties of Chesterfield and Henrico.

According to the 2000 U.S. Census data, the population of the greater Washington metropolitan area was approximately 4.5 million people. The average of the median household income figures reported in the 2000 U.S. Census for each of the 15 jurisdictions comprising the greater Washington metropolitan area was approximately $64,200, compared to a national median household income of approximately $42,000. Based on estimates released by the Bureau of Labor Statistics of the U.S. Department of Labor for September 2003, the unemployment rate for the greater Washington metropolitan area was approximately 3.3%, compared to a national unemployment rate of 5.8%. According to 2000 U.S. Census figures, approximately 44% of adults at least 25 years of age in this area have a bachelor’s degree or higher, compared to approximately 24% nationally. As of June 30, 2003, total deposits in this area were approximately $104 billion.

Our headquarters is located approximately 20 miles west of Washington, D.C., in Reston, Virginia, which is in Fairfax County. The 2000 U.S. Census data indicates that Fairfax County is the most populous county in Virginia with a population of approximately one million people and a median household income of over $81,000. Based on estimates released by the Bureau of Labor Statistics of the U.S. Department of Labor for September 2003, the unemployment rate in Fairfax County was 2.4%. The U.S. Census data shows that over 54% of Fairfax County adults at least 25 years old have a bachelor’s degree or higher.

Competition

Our headquarters is in the Reston-Herndon market area where there is a limited community bank presence. It is a community serviced by the branches of large regional banks that are headquartered, for the most part, in cities outside the Washington D.C. Metropolitan area. Our market area is a highly competitive, highly branched banking market. We compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions operating in the Fairfax County market area and elsewhere.

Competition in the market area for loans to small businesses and professionals is intense, and pricing is important. Most of our competitors have substantially greater resources than Millennium. Many competitors offer services, such as extensive branch networks and trust services, we currently do not provide. Moreover, larger institutions operating in the Northern Virginia market have access to borrowed funds at lower costs than are available to the Bank. Deposit competition among institutions in the market area also is strong. As a result, it is possible that we will pay above-market rates to attract deposits. According to a market share report prepared by the FDIC, we held 0.22% of deposits in the Fairfax County market as of June 30, 2003, the most recent date for which market share information is available.

Credit Policies

The principal risk associated with each of the categories of loans in Millennium’s portfolio is the creditworthiness of its borrowers. Within each category, credit risk is increased or decreased, depending on prevailing economic conditions. In an effort to manage the risk of loans made, our policy gives loan approval limits to individual officers based on their position and experience. Loans that are held for sale are underwritten to investor guidelines. All fixed rate residential first mortgage loans are pre-sold prior to settlement on the loan.

Millennium Bank has written policies and procedures to help manage credit risk. We have implemented a loan review process that includes portfolio management strategy, underwriting standards and risk assessment guidelines, procedures for ongoing identification and management of credit deterioration, and regular portfolio reviews to establish loss exposure and to ascertain compliance with the Bank’s policies.

Millennium Bank uses an Officers Loan Committee and Directors Loan Committee to approve loans. The Officers Loan Committee, which consists of the Chairman and additional officers, meets as necessary to review most applications for loans that are intended to be held in the portfolio. A Directors Loan Committee, which currently consists of six directors, approves loans in excess of $1,000,000 that have been previously approved by the Officers Loan Committee. The Directors Loan Committee also reviews lending policies proposed by Management.

We obtain small business and commercial loans through direct solicitation of owners and continued business from customers. Completed commercial loan applications are reviewed by the Bank’s loan officers. As part of the application process, information is obtained concerning the income, financialcondition, employment and credit history of the applicant. If commercial real estate is involved, information is also obtained concerning cash flow after debt service. Loan quality is analyzed based on the Bank’s experience and its credit underwriting guidelines, as well as guidelines issued by the Office of the Comptroller of the Currency.

In the normal course of business, the bank makes various commitments and incurs certain contingent liabilities, which are disclosed in the footnotes of its annual financial statements, including commitments to extend credit. At September 30, 2003, commitments to extend credit totaled $22.9 million.

Commercial Lending

General. Commercial business loans and commercial real estate loans generally have a higher degree of risk than residential mortgage loans, but have commensurately higher yields. To manage these risks, we generally secure appropriate collateral, obtain personal guarantees from principals, and monitor the financial condition of our business borrowers. The availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. Further, the collateral for commercial business loans may depreciate over time and cannot be appraised with as much precision as residential real estate. At September 30, 2003, commercial loans totaled $94.8 million, or 44.5% of the total loan portfolio.

We have implemented a credit review and monitoring system to review the cash flow of commercial borrowers. Residential mortgage loans generally are made on the basis of the borrower’s ability to make repayment from his employment and other income and are secured by real estate whose value tends to be easily ascertainable. In contrast, commercial business loans typically are made on the basis of the borrower’s ability to make repayment from cash flow from its business and are secured by assets, such as commercial real estate, accounts receivable, equipment and inventory.

Real Estate Loans. Commercial real estate loans may be secured by various types of commercial real estate in Millennium’s market area, including multi-family residential buildings, commercial buildings and offices, small shopping centers and churches. In its underwriting of commercial real estate, the Bank may lend up to 80% of the secured property’s appraised value. The Bank’s commercial real estate loan underwriting criteria require an examination of debt service coverage ratios, the borrower’s creditworthiness and prior credit history and reputation, and generally requires personal guarantees or endorsements of borrowers.

Construction Loans. Our loan policy allows for local construction loans, primarily to individual small builders on a limited basis. At September 30, 2003, there was $11.4 million in construction and land development loans outstanding in the commercial loan portfolio. The Bank will obtain a first lien on the property as security for its construction loans and personal guarantees from the borrower’s principal owners.

Small Business Lending. Today, the principal activity of the Bank’s commercial loan division is the origination of commercial mortgage and non-mortgage loans to small and medium sized businesses. We regularly use various loan guarantee loan programs offered through the Small Business Administration, including the 504 loan program, which is intended to help small and medium sized businesses avoid large down payments and floating interest rates that are typically associated with purchases of fixed assets used to expand operations. Whenever possible, the 504 loan program provides long-term and fixed rate financing for investment in fixed assets, primarily real estate and large/heavy equipment. At September 30, 2003, Small Business Administration loans were 6.1% of the commercial loan portfolio.

One-to-Four-Family Residential Real Estate Lending

Millennium Bank makes residential loans and sells them to investors in the secondary mortgage market. We originate both conforming and non-conforming residential loans. We make mortgage loans in our banking offices as well as through the mortgage banking subsidiaries of Millennium located in Reston and Richmond, Virginia, and Las Vegas, Nevada.

In 2003 as the mortgage refinancing boom peaked, many mortgage companies were posting record profits. Millennium Capital, however, did not return a profit to us in 2003. There are several reasons for this disappointment. The restructuring of the Millennium Capital organization, continued emphasis on internet banking, as well its loan product offerings and marketing focus, all contributed to this poor performance.

We began the reorganization of the Millennium Capital structure in the fourth quarter of 2002. The president of Millennium Capital resigned in November 2002. This, together with the loss of our most experienced loan officers reduced loan production in 2003. An interim president of Millennium Capital was named in May 2003, to oversee the restructuring and guide us through compliance with the memorandum of understanding, pending the appointment of an experienced mortgage professional to lead Millennium Capital.

On November 18, 2003, James O’Brien was named president of Millennium Capital. He brings to us over 25 years in the mortgage industry and a wealth of sales knowledge. Since his arrival, Mr. O’Brien has recruited four managers and 12 additional mortgage loan officers. The number of employees in the operations area has been reduced from 20 to 10.

As part of this reorganization, we changed the loan products we offer. Our focus shifted from a high emphasis on riskier second mortgage loans, where the loan amount exceeded the value of the collateral, to a focus on more traditional first mortgage loans and second mortgage loans with a loan to value ratio of 100% or less. We discontinued the production of the riskier second mortgage loans in January 2003. With this change, our lenders converted from originating the second mortgage loans to loan products where they lacked expertise. Hiring experienced first mortgage lenders was difficult during the mortgage refinancing boom in the first nine months of 2003. However, during the fourth quarter 2003, several very experienced, seasoned first mortgage lenders joined our team. The results of their efforts are expected to begin increasing our mortgage loan production volumes during the first quarter of 2004.

Additionally, Millennium Capital has shifted its first mortgage lending emphasis from internet referral lending to traditional referral sources, including personal contacts, realtor and construction industry relationships, advertising and cross-selling throughout our organization. Until November 2003, the majority of our first mortgage loan volume came from internet referral sources. We not only paid a modest fee for each lead, but a substantial fee of $500 or more for each loan that closed. At the same time, borrowers who use internet referral services shop strictly on the basis of price, so the gains from selling these loans usually are less than on loans where a borrower is referred by a builder or real estate agent for whom dependability and timely performance are important. This shift should provide business relationships that lead to repeat and ongoing business. It also relies on lender skill and expertise, rather than pricing alone, to attract customers.

Changes related to cost controls, reduction of overhead and salary expense were implemented in December 2003. Resource needs in staffing and outside services were thoroughly analyzed, based on cost benefit and loan production levels. The effect of these changes in 2004 should be a reduction in salary costs and overhead expense, providing conditions for profitability.

In addition to changing the management of Millennium Capital and the types of loans it offers, we have entered into an employment contract with Mr. O’Brien that is intended to limit our risk in the mortgage banking area. Under the contract, Millennium Bank will earn interest on its loans to Millennium Capital at 2.5% over our average cost of funds and receive a payment of $500 for each loan made by Millennium Capital, as well as reimbursement for expenses incurred in creating the loan. Mr. O’Brien will receive the net income of Millennium Capital, after payments of those fees and interest to Millennium Bank. Mr. O’Brien has agreed to be personally responsible for any loss that Millennium Capital sustains.

We may retain in our portfolio loans secured by one-to-four-family residences, some of which are located in our market area. We also may retain non-conforming adjustable rate mortgages for consumers that do not reside in our market area.

We evaluate both the borrower’s ability to make principal and interest payments and the value of the property that will secure the loan. We make first mortgage loans in amounts of up to 100% LTV of the appraised value of the underlying real estate, but retain in our portfolio some loans with an 80% LTV or less appraised value. We retain some second mortgage loans secured by property in various market areas. Second mortgage loans with a loan to value ratio over 95% are underwritten to institutional investor guidelines. For conventional loans in excess of 80% loan to value, private mortgage insurance is secured insuring the mortgage loans to 75% loan to value.

Our current one-to-four-family residential adjustable rate mortgage loans have interest rates that adjust every 1, 3, 5, or 7 years, based on a spread over the rates on one-year U.S. Treasury bills. Millennium’s adjustable rate mortgage loans generally limit interest rate increases to 2% each rate adjustment period and have an established ceiling rate at the time the loans are made of up to 6% over the original interest rate. Borrowers are qualified at the first year interest rate plus 2%. There are risks resulting from increased costs to a borrower as a result of the periodic repricing mechanisms of these loans. Despite the benefits of adjustable rate mortgage loans to an institution’s asset/liability management, they pose additional risks, primarily because as interest rates rise, the underlying payments by the borrowers rise, increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. We minimize these risks by underwriting these loans to be sold in the secondary mortgage market.

Millennium requires title opinions and fire and casualty insurance coverage, as well as title insurance and flood insurance where appropriate, to protect Millennium’s interest. The cost of this insurance coverage is paid by the borrower. We typically require escrows for taxes and insurance.

Consumer Lending

Millennium offers various secured and unsecured consumer loans, including unsecured personal loans and lines of credit, automobile loans, deposit account loans, installment and demand loans, letters of credit, and home equity loans. Such loans are generally made to customers with a pre-existing relationship with Millennium.

Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of unsecured consumer loans, such as lines of credit, or loans secured by rapidly depreciable assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The underwriting standards employed by the Bank for consumer loans include a determination of the applicant’s payment history on other debts and an assessment of ability to meet existing obligations and payments on the proposed loan. The stability of the applicant’s monthly income may be determined by verification of gross monthly income for primary employment, and additionally from any verifiable secondary income. Although creditworthiness of the applicant is of primary consideration, the underwriting process also includes an analysis of the value of the security in relation to the proposed loan amount.

Employees

At December 31, 2003, Millennium had the equivalent of 104 employees, 2 of which are part-time employees. None of Millennium’s employees are represented by a collective bargaining unit.

Description of Property

Millennium conducts its business from its main office in Reston, Virginia, five other branch banking offices and one loan production office. Majority owned subsidiaries occupy space that is not an obligation of Millennium and contractually provided by the minority owner. The following table provides certain information with respect to our properties:

Location	Date Facility Opened	Ownership and Leasing Arrangements
Main Office:
1601 Washington Plaza Reston, Virginia	1999	Leased from 1601 Washington Plaza, LLC, a Virginia limited liability company comprised of unit owners that are also Millennium shareholders. Lease expires in 2010, subject to Millennium’s right to renew for an additional 10-year term.

Branch Offices:
1025-K Seneca Road Great Falls, Virginia	2001	Lease from Tectum, LLC expires in 2005, subject to Millennium’s right to renew for three additional five-year terms.

1051 Elden Street Herndon, Virginia	2001	Leased from 1051 Elden Street, LLC, a Virginia limited liability company comprised of unit owners that are also Millennium shareholders. Lease expires in 2013 and three consecutive five-year renewal options.

11260 Roger Bacon Drive Reston, Virginia	2002	Leased from Roger Bacon Associates Limited Partnership. Lease expires in 2007 and has four consecutive five-year renewal options.

8821 West Broad Street Richmond, Virginia	2002	Leased from Arthur J. Shaheen. Lease expires in 2009 and has two consecutive five-year renewal options.

Location	Date Facility Opened	Ownership and Leasing Arrangements
3400 Boulevard Colonial Heights, Virginia	2002	Leased from Poovillam S. Subramaniam. Lease expires in 2007 and has two consecutive five-year renewal options.

Loan Offices:
170 W Shirley Avenue Warrenton, Virginia	2003	Leased from Angler Development, LLC. Lease expires May 9, 2004.

Planned Branch Office Warrenton, Virginia	2004	Leased from Corinth Investments, LLC. Lease expires in 2009 and has five-year renewal options.

We believe that all of our properties are maintained in good operating condition and are suitable and adequate for our operational needs.

MANAGEMENT

The Board of Directors

Our board of directors currently consists of 11 members. The Board of Directors is divided into three classes, each of which can consist of five members. These directors serve for the terms of their respective classes, which expire in 2004, 2005 and 2006. The following table sets forth the composition of the Board of Directors.

Class A (Term Expiring in 2006)	Class B (Term Expiring in 2004)	Class C (Term Expiring in 2005)
Carroll C. Markley Susan B. Gregg, CPA, CFP* William P. Haggerty, CPA, CVA*	L. James D’Agostino Arthur J. Novick, D.D.S. Robert T. Smoot Douglas K. Turner	Stewart R. Little David B. Morey Gregory L. Oxley Rolando Santos, M.D.

*	Ms. Gregg and Mr. Haggerty were appointed to the board of directors in January 2004 and will stand for election as Class A directors to serve until the 2006 Shareholders Meeting at the next shareholders’ meeting.

The following information sets forth as of January 23, 2004 the names, ages, principal occupations and business experience for all eleven directors. Unless otherwise indicated, the business experience and principal occupations shown for each incumbent director has extended five or more years.

L. James D’Agostino, 52, has been a director since 1998.

Mr. D’Agostino has been an attorney with the law firm of Reed Smith LLP in Vienna, Virginia since 1998. He was previously employed by the law firm of Wickwire Gavin, P.C.

Susan B. Gregg, CPA, CFP, 55, was appointed to the board of directors in January 2004.

Ms. Gregg is currently a partner in certified public accounting firm of Goodman and Company, L.L.P. working in the firm’s Tysons Corner, Virginia office were she has been employed since 1984. Ms. Gregg has broad experience in the areas of personal, corporate, and partnership taxation, dealing with complex business and personal issues, including tax planning, entity structuring, and succession planning.

William P. Haggerty, CPA, CVA, 58, was appointed to the board of directors in January 2004.

Mr. Haggerty has been a principal and owner of the certified public accounting and consulting firm of Haggerty & Associates in Bethesda, Maryland since 1990. Additionally, he has been a principal and investor in the financial consulting firm of Haggerty, Knox & Associates in Bethesda, Maryland since 1993, where he consults in mergers and acquisitions, business valuations, financial analysis, forecasting and budgeting, business planning, and corporate finance and planning.

Stewart R. Little, 49, has been a director since 1998.

Mr. Little is the owner of and has served as president of SRL, Inc., a company that serves Native American organizations in the areas of Information Technology and Business/Management consulting, since 1995.

Carroll C. Markley, 65, has been a director since 1998.

Mr. Markley has been the founding chairman, president, and chief executive officer of Millennium and Millennium Bank since 1998. He was the founding president and chief executive officer of First Patriot Bankshares Corporation and Patriot National Bank from 1990 until its sale in 1997. He also served as chairman and chief executive officer of United Bank in Reston, Virginia in 1997 and 1998.

David B. Morey, 55, has been a director since 1998.

Mr. Morey serves as a president of the retail lending division of Millennium Capital, Inc., the mortgage lending division of Millennium Bank. Mr. Morey has been employed with Millennium Capital, Inc. in various capacities since 2001. During 2000 and 2001, he served as president and director of Next Generation Media, Inc., and was president of United Marketing Solutions, Inc. a wholly owned subsidiary of Next Generation Media, Inc. From 1985 until 1999, he was president of Ameriprint, Inc., a printing company. In February 2000, an involuntary bankruptcy petition was filed with respect to Ameriprint. The filing resulted in a Chapter 7 liquidation of the company.

Arthur	J. Novick, D.D.S., 58, has been a director since 1998.

Dr. Novick is the president of the professional dental corporation of Novick, Hartz and Hall in Reston, Virginia where he has been providing dental services since 1972.

Gregory L. Oxley, 54, has been a director since 1998.

Mr. Oxley presently serves as Group Vice President of TransUnion Settlement Solutions, Inc., a nationwide provider of services to the residential mortgage industry, president of Atlantic Title Insurance Company, a Title Insurance Underwriter wholly owned by TransUnion, and as a partner in Dain, Oxley, Markley and Nicoli, PLLC in the capacity of “Retired”. He was formerly president of Dulles Title and Escrow, Inc., president of Millennium Title, LLC, and secretary/treasurer of Millennium Title, Inc., real estate settlement agents and title insurance agencies in Reston Virginia, from 1996, 1998 and 1998, respectively, until 2002.

Rolando J. Santos, M.D., 63, has been a director since 1998.

Dr. Santos is a medical doctor and has been practicing in Springfield, Virginia in private practice since 1970.

Robert T. Smoot, 52, has been a director since 1998.

Mr. Smoot has been employed by the Department of Veterans Affairs in Washington D.C. since 1981. He has also been active in real estate development and management as an owner of C Squared Management & Development in Great Falls, Virginia since 1996.

Douglas K. Turner, 61, has been a director since 1998.

Mr. Turner founded and serves as chairman of CMS Information Services, Inc., in Vienna, Virginia, a company that provides PC based custom software and systems design, development, and support for business applications.

Executive Officers Who Are Not Directors

Information with respect to Carroll C. Markley, our chairman, president and chief executive officer, is set forth above. Information with respect to our other executive officers is as follows:

Kelly E. Marsh, 30, is our corporate secretary. Prior to joining us, Ms. Marsh was the corporate secretary of Patriot National Bank in Reston, Virginia from 1994 to 1998.

Anita L. Shull, CPA, 42, has been executive vice president and chief operating officer of each of Millennium and Millennium Bank since 2002. Most recently, Ms. Shull served as executive vice president and chief financial officer for Marshall National Bank & Trust Company where she was employed since 1990. Prior to joining Marshall National Bank & Trust Company, Ms. Shull was employed by Yount Hyde & Barbour, a certified public accounting firm.

Janet A. Valentine, CPA, 52, has been executive vice president and chief financial officer of each of Millennium and Millennium Bank since 2002. Ms. Valentine previously served as chief financial officer of Cardinal Financial Corporation from 2000 until 2002. Ms. Valentine was chief financial officer of Heritage Bank from 1999 until its purchase by Cardinal Financial Corporation in 2000. Ms Valentine was one of the founding team members and the chief financial officer of Alliance Bank from 1997 to 1999.

Security Ownership of Management

The following table sets forth, as of January 23, 2004, certain information with respect to beneficial ownership of shares of our common stock by each of the members of the Board of Directors, by each of the executive officers named in the “Summary Compensation Table” below (the “named executive officers”) and by all directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the individual living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

Name	Address	Common Stock Beneficially Owned (1)(2)	Percentage of Class
L. James D’Agostino	1122 Litton Lane McLean, Virginia 22101	24,380	0.67%

Susan B. Gregg	418 East Street, N.E. Vienna, Virginia 22180	130	0.01%

William P. Haggerty	5309 Wakefield Road Bethesda, Maryland 20816	200	0.01%

Stewart R. Little	14812 N. 94th Place Scottsdale, Arizona 85260	61,390	1.67%

Carroll C. Markley	11776 Stratford House Way Reston, Virginia 20190	291,504	7.60%

David B. Morey	1416 Rosewood Hill Drive Vienna, Virginia 22182	72,880	1.98%

Arthur J. Novick	11300 Stoneledge Court Reston, Virginia 20191	91,830	2.50%

Gregory L. Oxley	10200 Forest Lake Drive Great Falls, Virginia 22066	93,810	2.54%

Rolando J. Santos	7180 Wolf Run Shoals Road Fairfax Station, Virginia 22039	60,410	1.64%

Anita L. Shull	241 Fairfield Drive Winchester, Virginia 22602	16,554	0.45%

Robert T. Smoot	358 Gallop Wood Place Great Falls, Virginia 22066	92,736	2.52%

Douglas K. Turner	506 Prince Street Alexandria, Virginia 22314	94,010	2.56%

Janet A. Valentine	2101 Glencourse Lane Reston, Virginia 20191	5,000	0.14%

All present executive officers and directors as a group (14 persons)		959,534	23.12%

(1)	Amounts disclosed include shares of common stock that certain directors and officers have the right to acquire upon the exercise of stock options exercisable within 60 days, as follows: Mr. D’Agostino, 750; Mr. Little, 990; Mr. Markley, 130,885; Mr. Morey, 1,290; Dr. Novick, 1,040; Mr. Oxley, 910; Dr. Santos, 410; Ms. Shull, 15,000; Mr. Smoot, 1,120; Mr. Turner, 2,410; and Ms. Valentine, 5,000.

(2)	Amounts disclosed include shares of common stock that certain directors have the right to acquire upon the exercise of warrants, as follows: Mr. D’Agostino, 10,000; Mr. Little, 30,200; Mr. Markley, 60,000; Mr. Morey, 30,000; Mr. Novick, 30,000; Mr. Oxley, 45,200; Mr. Santos, 30,000; Mr. Smoot, 32,000; and Mr. Turner, 30,200.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of January 23, 2004, certain information with respect to the beneficial ownership of shares of our common stock by each person who owns, to our knowledge, more than five percent of the outstanding shares of our common stock.

Name	Common Stock Beneficially Owned	Percentage of Class
Carroll C. Markley 11776 Stratford House Way Reston, Virginia 20190	291,504(1)(2)	7.60%

Eric D. Jacobs Jeffrey A. Miller P.O. Box 26039 Gallows Bay Station Christiansted, St. Croix USVI 00824	255,800(3)	7.02%

David H. Schwartz Richard J. Bell Potomac Development Corporation 401(k) Profit Sharing Plan & Trust 900 2nd Street, N.E. Suite 300 Washington, DC 20002	224,130(4)	6.15%

(1)	Amounts disclosed include 130,885 shares of common stock that Mr. Markley has the right to acquire upon the exercise of stock options exercisable within 60 days.

(2)	Amounts disclosed include 60,000 shares of common stock that Mr. Markley has the right to acquire upon the exercise of warrants.

(3)	In a Schedule 13G filed with the SEC on June 12, 2003, Eric D. Jacobs and Jeffrey A. Miller each reported beneficial ownership of, including shared voting and dispositive power with respect to, 255,800 shares of our common stock. Messrs. Jacobs and Miller reported this ownership in their capacities as managers of various entities that provide investment management and advisory services to other parties.

(4)	In a Schedule 13D filed with the SEC on June 6, 2003, Potomac Development Corporation 401(k) Profit Sharing Plan & Trust reported beneficial ownership of, including sole voting and dispositive power with respect to, 199,130 shares of our common stock. David H. Schwartz, a consultant to and director of the trust, reported beneficial ownership of 219,130 shares of common stock, included sole voting and dispositive power with respect to 20,000 shares held personally and shared voting and dispositive power with respect to the 199,130 shares held by the trust. Richard J. Bell, president and a director of the trust, reported beneficial ownership of 204,130 shares of common stock, included sole voting and dispositive power with respect to 2,500 shares held personally and shared voting and dispositive power with respect to the 199,130 shares held by the trust and 2,500 shares held by his spouse.

Executive Compensation

The following table shows, for the fiscal years ended December 31, 2003, 2002 and 2001, the cash compensation that we paid, as well as certain other compensation paid or accrued for those years, to the named executive officers in all capacities in which they served:

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)
Carroll C. Markley Chairman, President and Chief Executive Officer	2003 2002 2001	96,730 175,000 175,000	— 48,300 45,000	13,112(1) * *	31,688 — 198,396	(2) (3)
Anita L. Shull Executive Vice President and Chief Operating Officer	2003 2002 2001	124,596 38,007 —	— — —	20,875(4) * *	5,000 20,000 —
Janet A. Valentine Executive Vice President and Chief Financial Officer	2003 2002 2001	110,423 35,534 —	— — —	* * *	5,000 10,000 —

*	All other benefits that might be considered of a personal nature did not exceed the lesser of $50,000 or 10% of total annual salary and bonus.

(1)	Amount includes the payment of $4,640 in country club dues and expenses.

(2)	During November 2003, Millennium and Mr. Markley amended the terms of Mr. Markley’s contract to convert his cash compensation for the last six months of 2003 into stock options under the employee’s incentive stock option program. Under the terms of the amendment, the options were granted on November 13, 2003 and would fully vest on December 31, 2003 pursuant to Mr. Markley’s continued employment on December 31, 2003.

(3)	During 2001, Mr. Markley was given the option to purchase 198,396 shares of common stock as a participant in the employee incentive stock option plan subject to 20% vesting over five years based upon certain performance based criteria. Subsequent to the 2001 grant, under provisions of Mr. Markley’s employment contract, 39,679 of the 198,396 stock options granted in 2001 were cancelled.

(4)	Amount includes $9,138 attributable to the use of a company car.

Stock Options

The following table sets forth for the year ended December 31, 2003, the grants of stock options to the named executive officers:

Option Grants In Last Fiscal Year

Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year (%)(1)	Exercise or Base Price ($/Share)	Expiration Date
Carroll C. Markley	31,688	(2)	21.9%	7.21	November 12, 2013
Anita L. Shull	5,000		3.5%	6.20	February 19, 2013
Janet A. Valentine	5,000		3.5%	6.20	February 19, 2013

(1)	Options to purchase 144,688 shares of common stock were granted to employees during the year ended December 31, 2003.

(2)	During November 2003, Millennium and Mr. Markley amended the terms of Mr. Markley’s contract to convert his cash compensation for the last six months of 2003 into stock options under the employee’s incentive stock option program. Under the terms of the amendment, the option were granted on November 13, 2003 and would fully vest on December 31, 2003 pursuant to Mr. Markley’s continued employment on December 31, 2003.

The named executive officers did not exercise any stock options during 2003. The following table sets forth the amount and value of stock options that the named executive officers held as of December 31, 2003:

Fiscal Year End Option Values

	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Carroll C. Markley	84,593	132,265	$182,057	$394,150
Anita L. Shull	12,000	13,000	$11,760	$16,740
Janet A. Valentine	2,000	13,000	$1,960	$16,740

(1)	The value of in-the-money options at fiscal year end was calculated by determining the difference between the fair market value a share of our common stock on December 31, 2003 and the exercise price of the options.

Employment Agreements

On November 13, 1998, Carroll C. Markley entered into an employment contract to serve as chairman, president and chief executive officer on January 1, 1999 of both Millennium Bankshares Corporation and Millennium Bank and to perform such services and duties as each entity’s Board of Directors may designate. Under the contract, Mr. Markley was entitled to an annual base salary of $150,000 with increases in base salary made at the discretion of the Boards of Directors. The Boards increased Mr. Markley’s base compensation to $175,000 in January 2001. In addition, Mr. Markley is entitled to an annual bonus not to exceed 30% of his base salary, which will be based on our performance.

The contract has automatically renewed for its second three-year term, which will expire on December 31, 2004. After completion of six full years of employment, the contract will be renegotiated. Mr. Markley serves at the discretion of the Boards of Directors. The contract also provides for certain non-competition covenants for a period of one-year following Mr. Markley’s termination.

The contract also allows for use of a vehicle owned by Millennium Bank and payment of country club dues. The CEO is also eligible for standard benefits, including life insurance, long-term disability coverage, major medical coverage and participation in the 401(k) plan.

Mr. Markley was granted initially options to purchase 231,462 shares of our common stock under the terms of the employment contract. All options were granted at the current fair market value of such shares at the time of grant and vest over the course of five years subject to certain performance based goals, as specified by the Board of Directors annually. In 2003, options to purchase 46,292 of these shares, which were eligible to vest based upon performance for fiscal year 2002, were forfeited.

During November 2003, Millennium and Mr. Markley entered into an amendment to his employment contract under which Mr. Markley would receive options to purchase our common stock at fair market value in lieu of cash compensation, less certain fringe benefits, for six months of the year. As a result, Mr. Markley was issued an option to purchase 31,688 shares of our common stock on November 13, 2003 with a strike price at the then current fair market value of $7.21 per share. These options became fully vested on December 31, 2003. Mr. Markley and Millennium intend to resume full cash compensation for 2003 and have begun negotiations for a replacement contract.

Anita L. Shull has entered into an employment agreement with Millennium Bank effective as of July 29, 2002. Ms. Shull’s agreement provides for her service as its executive vice president, credit administration, and is for an initial three-year term, with automatic three-year renewals. The agreement also provides for a base annual salary of $110,000, with an initial increase to $125,000 after six months and subsequent increases at the discretion of Millennium Bank. Annual bonuses are based on the completion of annual performance goals established by Millennium Bank. Under the agreement,

Ms. Shull was granted two stock options on the effective date, each to purchase 10,000 shares of our common stock at its market value on the date of grant. One option is fully vested and immediately exercisable, while the other option vests equally over the first five years of the employment and will vest in full if Millennium Bank terminates the agreement without cause. The agreement also provides for the payment of country club dues and standard health and related benefits. If Millennium Bank terminates Ms. Shull’s agreement for any reason other than cause, Ms. Shull will be entitled to her salary for the remainder of the current term of the agreement and the immediate vesting of stock options. The agreement also contains non-disclosure and non-interference provisions.

Janet A. Valentine has entered into an employment agreement with Millennium Bank effective as of July 29, 2002. Ms. Valentine’s agreement provides for her service as its senior vice president and chief financial officer and is for an initial three-year term, with automatic one-year renewals. The agreement also provides for a base annual salary of $110,000, with annual increases at the discretion of Millennium Bank. Annual bonuses are based on the completion of annual performance goals established by Millennium Bank.

Under the agreement, Ms. Valentine was granted a stock option on the effective date to purchase 10,000 shares of our common stock at its market value on the date of grant. The option vests equally over the first five years of the employment and will vest in full if Millennium Bank terminates the agreement without cause. The agreement also provides for the payment of country club dues and standard health and related benefits. If Millennium Bank terminates Ms. Valentine’s agreement for any reason other than cause, Ms. Valentine will be entitled to her salary for the remainder of the current term of the agreement and the immediate vesting of stock options. The agreement contains non-disclosure and non-interference provisions and a non-competition provision for a period of 12 months following the termination of employment.

Transactions with Management

We lease our main office from 1601 Washington Plaza, LLC. Millennium Bank receives $12,000 per year for compensation for services provided by the bank. Carroll C. Markley, our chairman, president and chief executive officer acts as manager of 1601 Washington Plaza, LLC. There are 63 unit owners of 1601 Washington Plaza, LLC, all of whom are shareholders of Millennium. These unit owners include Carroll C. Markley, Ian C. Markley, a director of Millennium Bank and son of Carroll C. Markley, David B. Morey, Arthur J. Novick, Gregory L. Oxley, two family trusts which Mr. Oxley serves as trustee, Robert T. Smoot and Douglas K. Turner, all of whom are also directors of Millennium, and Kelly E. Marsh, our Corporate Secretary. We entered into this lease on November 1, 1999. The lease is for a ten-year term, and we have the option to renew the lease for an additional ten-year period. Our payments to 1601 Washington Plaza, LLC under this lease total approximately $214,045 per year. The terms of this lease are substantially similar to the terms of similar leases that are the result of “arms length” negotiations between unrelated parties, and the leasing rate is comparable to current market rates.

We lease our branch office location in Herndon, Virginia from 1051 Elden Street, LLC. Carroll C. Markley acts as manager of 1051 Elden Street, LLC and Millennium Bank does not receive any compensation for services provided. There are 33 unit owners of 1051 Elden Street, LLC, all of whom are shareholders of Millennium. These unit owners include Carroll C. Markley, Ian C. Markley, a director of Millennium Bank and son of Carroll C. Markley, I & C Associates, LLC, a company owned by Carroll C. Markley and Ian C. Markley, David B. Morey, Arthur J. Novick, Gregory L. Oxley personally, two family trusts which Mr. Oxley serves as trustee, and Robert T. Smoot. We entered into this lease on April 1, 2003. The lease is for a ten-year term, and we have the option to renew the lease for three additional periods of five years each. Our payments to 1051 Elden Street, LLC under this lease total approximately $115,000 per year. The terms of this lease are substantially similar to the terms of similar leases that are the result of “arms length” negotiations between unrelated parties, and the leasing rate is comparable to current market rates.

We subleased our loan office in Herndon, Virginia from Carroll C. Markley from April 2000 until August 2002. Mr. Markley made this arrangement available to us on the same terms as the lease to him. Our payments to the landlord under this sublease totaled approximately $37,000 per year. The terms of this sublease were substantially similar to the terms of similar leases that are the result of “arms length” negotiations between unrelated parties, and the leasing rate was comparable to current market rates.

Gregory L. Oxley and Ian Markley, a director of Millennium Bank and son of Carroll C. Markley, are the owners of Dulles Title and Escrow, Inc. and Millennium Title, Inc., real estate settlement agencies and licensed real estate title insurance agencies. Messrs. Oxley and Markley sold their interests to Millennium Title, LLC in 2002, predecessor in interest to TransUnion Settlement Solutions, Inc. where Mr. Oxley continues to serve as an officer and a board member. Dulles Title and Escrow, Inc., Millennium Title, LLC, and Millennium Title, Inc. provided and TransUnion Settlement Solutions, Inc. continues to provide settlement services to Millennium Bank customers at fees that are customary for the services.

Gregory L. Oxley is a retired principal and Ian Markley is a principal in the law firm of Dain, Oxley, Markley & Nicoli, P.L.L.C. in Reston, Virginia. Dain, Oxley, Markley, & Nicoli have acted as counsel to Millennium and its subsidiaries since 1998 and also provides certain real estate settlement services for Millennium Bank customers.

In January 2002, we entered into an operating agreement forming Millennium e-Banking Solutions, LLC. Millennium e-Banking Solutions, LLC has developed an Open Financial Exchange (OFX) server that allows financial institutions to exchange data with other institutions using this standard protocol. We intend to allow Millennium Bank to use this OFX platform to offer its customers access to their Millennium accounts via the internet through financial management software like Intuit’s Quicken and QuickBooks. We are a 50% owner, Phase 2e (a software development firm) is 39% owner, and Messrs. Oxley and Ian Markley are each 5% owners. CMS Information Services, Inc. was a 30% owner of Phase 2e until December 2002 when certain members of Phase 2e’s management acquired this ownership interest. Douglas K. Turner is the founder, the majority shareholder, and a director of CMS Information Services, Inc.

L. James D’Agostino is a partner in the law firm of Reed Smith. Reed Smith provides legal services to Millennium and Millennium Bank.

Some of our directors and officers are at present, as in the past, our customers, and we have had, and expects to have in the future, banking transactions in the ordinary course of business with directors and officers and their affiliates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. These transactions do not involve more than the normal risk of collectability or present other unfavorable features.

There are no legal proceedings to which any of our directors or executive officers, or any of their affiliates, is a party that is adverse to us.

DESCRIPTION OF CAPITAL STOCK

Millennium’s authorized capital stock consists of 10,000,000 shares of common stock, par value $5.00 per share. Millennium has 3,642,818 issued and outstanding shares of common stock held by 164 shareholders of record. Additionally, there are warrants to purchase 1,653,280 shares of common stock and vested options to purchase 270,613 shares of common stock. Millennium has 626,398 stock options presently issued and outstanding. All outstanding shares of common stock are fully paid and nonassessable. Millennium’s board of directors has not authorized the issuance of any class or series of preferred stock.

Common Stock

Holders of shares of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor, provided, however, that the payment of dividends to holders of shares of common stock is subject to the preferential dividend rights of any preferred stock that the board of directors authorizes for issuance in the future.

In the event of any liquidation, dissolution or winding up of Millennium, the holders of common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of Millennium available for distribution remaining after (i) payment or provision for payment of Millennium’s debts and liabilities and (ii) distributions or provision for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution or winding up of Millennium.

Holders of common stock are entitled to one vote per share on all matters submitted to shareholders. There are no cumulative voting rights in the election of directors. Millennium’s shareholders do not have preemptive rights to purchase additional shares of any class of Millennium’s capital stock. Holders of common stock have no conversion or redemption rights. The shares of common stock presently outstanding are, and the common stock to be issued in connection with the offering will be when issued, fully paid and nonassessable.

Preferred Stock

Millennium’s articles of incorporation authorize the board of directors to determine the preferences, limitations and relative rights of any class or series of preferred stock before the issuance of any shares of that class or series. To date, Millennium’s board of directors has not authorized the issuance of any class or series of preferred stock.

Limitations on Liability of Officers and Directors

As permitted by the Virginia Stock Corporation Act, our articles of incorporation contain provisions that indemnify our directors and officers to the full extent permitted by Virginia law and eliminate the personal liability of our directors and officers for monetary damages to us or our shareholders for breach of their fiduciary duties, except to the extent that the Virginia Act prohibits indemnification or elimination of liability. These provisions do not limit or eliminate the rights of us or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability if he engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

In addition, our articles of incorporation provide for the indemnification of both directors and officers for expenses that they incur in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them. We have limited our exposure to liability for indemnification of directors and officers by purchasing directors and officers’ liability insurance coverage.

The rights of indemnification provided in our articles of incorporation are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Shares Eligible for Future Sale

All of the shares that we will have issued in the offering will be freely tradable without restriction or registration under the Securities Act, unless owned by our “affiliates.”

Rule 144 under the Securities Act defines an affiliate of an issuer as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Securities Act defines the term “control” to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract, or otherwise. All of our directors and executive officers will likely be deemed to be affiliates of us. Our directors and executive officers hold 502,129 shares of common stock. In addition, certain of our directors have indicated that they presently intend to purchase shares by exercising warrants and by purchasing shares in the public offering. It is anticipated that our directors will purchase approximately 210,000 shares by exercising warrants and an additional 5,000 shares in the public offering. However, none of these directors has any obligation to purchase any shares.

Shares that our affiliates hold may be eligible for sale in the open market without registration in accordance with the provisions of Rule 144.

In general, under Rule 144, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including affiliates, and any affiliate who holds shares sold in a public offering, may sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of the common stock or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Rule 144 also requires that the securities must be sold in “brokers’ transactions,” as defined in the Securities Act, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. After restricted securities are held for two years, a person who is not deemed an affiliate of us may sell shares under Rule 144 without regard to the volume and manner of sale limitations described above. Sales of shares by our affiliates will continue to be subject to the volume and manner of sale limitations.

We cannot predict the effect, if any, that future sales of shares of our common stock, or the availability of shares for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

GO VERNMENT SUPERVISION AND REGULATION

General

As a bank holding company, we are subject to regulation under the Bank Holding Company Act of 1956, as amended, and the examination and reporting requirements of the Board of Governors of the Federal Reserve System. Other federal and state laws govern the activities of our bank subsidiary, including the activities in which it may engage, the investments that it makes, the aggregate amount of loans that it may grant to one borrower, and the dividends it may declare. Our bank subsidiary is also subject to various consumer and compliance laws. As a national bank, Millennium Bank is subject to primary regulation, supervision and examination by the Office of the Comptroller of the Currency. Our bank subsidiary also is subject to regulation, supervision and examination by the Federal Deposit Insurance Corporation.

The following description summarizes the significant federal and state laws applicable to us. To the extent that statutory or regulatory provisions are described, the description is qualified in its entirety by reference to that particular statutory or regulatory provision.

Office of the Comptroller of the Currency Memorandum of Understanding

On November 21, 2002, Millennium Bank entered into a memorandum of understanding with the Comptroller of the Currency. Millennium Bank has agreed to operate in compliance with the memorandum of understanding, which required the following:

•	The Board was required to appoint a Compliance Committee, which is responsible for monitoring and coordinating Millennium Bank’s compliance with the memorandum of understanding. The Compliance Committee is required to meet at least monthly and to submit written reports to the Board of Directors and the Assistant Deputy Comptroller of the Currency each quarter.

•	A director education program to strengthen individual director knowledge and understanding of the areas of Millennium Bank governed by the various committees on which they serve was required and has been adopted. The program included engaging the services of an outside corporate attorney to provide counsel on individual and collective Board responsibilities under the law.

•	The Board was required to make sure Millennium Bank’s books and records were restored to a complete and accurate condition. It also was required to make sure that proper internal controls are in place, with particular attention to mortgage banking transactions, to develop a strong system of controls to protect Millennium Bank’s assets, to ensure compliance with applicable laws and regulations and to prevent, and allow for the early detection of, errors and defalcations. The Board was required to make sure that Millennium Bank has sufficient personnel with necessary skills to ensure implementation of, timely updating to and adherence to the control systems developed.

•	The Board was required to adopt, implement and adhere to an independent internal audit program and submit it to the Assistant Deputy Comptroller.

•	The Board was required to adopt and ensure adherence to a written asset liability management policy, which incorporates the use of simulation or valuation modeling as the primary means for measuring interest rate risk and upon adoption, forward the policy to the Assistant Deputy Comptroller for review.

•	The Board was required to reaffirm, and ensure the independence of an effective, ongoing loan review system to review, at least quarterly, the Bank’s loan and lease portfolios to assure timely identification and categorization of problem credits and the timely monitoring of portfolio risks and trends.

•	The Board was required to develop a written profit plan to improve and sustain the earnings of Millennium Bank and each of its operating subsidiaries. As long as the memorandum of understanding remains in effect, Millennium Bank must submit annual budgets to the Assistant Deputy Comptroller.

•	The Board was required to develop and implement a written policy governing Millennium Bank’s development of any new products, services or involvement in new business ventures. Before developing any new products, services or involvement in new business ventures, an analysis must be performed and submitted to the Assistant Deputy Comptroller.

•	The Board was required to adopt a written comprehensive policy providing guidelines for permissible business transactions between Millennium Bank and the directors, principal shareholders, executive officers, affiliates and employees and related interests of Millennium Bank and Millennium Bankshares Corporation. The policy was adopted in January, 2003 and it requires each insider to disclose to us his outside business interests and all potential conflicts of interest between him and Millennium. All proposed transactions, or modifications of transactions between an insider or his related interests and us must be reviewed in advance for compliance with our policy. A transaction is permissible if it is on terms that are substantially the same, or at least as favorable to us, as those obtainable from unrelated parties. If we cannot identify terms for comparable transactions with unrelated parties, a transaction with an insider must be on commercially reasonable terms. Before Millennium Bank engages in a transaction with an insider or his related interests, the Board must find that the primary purpose of the transaction is to further the bank’s best interests and approve the transaction. All transactions with insiders and their related interests must be reviewed annually for compliance with the policy. The Compliance Committee also was required to conduct an initial review of Millennium Bank’s business relationships with its insiders and insiders of Millennium Bankshares. The review was for the purpose of identifying relationships not in conformity with Millennium Bank’s policy. The Committee had the responsibility to make sure that any nonconforming relationships were brought into conformity with the policy and that Millennium Bank was reimbursed for any excess or improper payments. The Compliance Committee reviewed 20 business relationships with insiders and their related interests and it did not find any excessive or improper payments. See, “Management – Transactions with Management” for a summary of these transactions.

•	Asset growth of Millennium Bank was limited to no more than 10% per year and no more than 5% in any calendar quarter. These asset growth restrictions may be exceeded with the prior written consent of the Assistant Deputy Comptroller. In December 2003 we received permission to grow at 15% per year.

The Board of Directors and its committees have devoted much time and effort to bringing Millennium Bank into compliance with the memorandum of understanding. We believe that those efforts have improved our operations, although we have not yet been advised that we are in full compliance with the provisions of the memorandum that require improvements in our internal controls and loan reviews. In the case of internal controls, full compliance will require us to continue the improvements we have made to date and, also, do a better job of making all employees aware of written policies and procedures for the functions they perform and be able to demonstrate that our policies and procedures adequately prevent errors in bank records and violations of laws and regulations.

In the case of loan reviews, full compliance will require our loan review reports to better quantify the impact on us of credit and collateral documentation exceptions, the trend of exceptions and whether exceptions noted by the reviewer were previously identified by us. Until October 2003, loan review reports did not identify the officer who originated problem loans. Finally, loan review reports, until October 2003, did not quantify the policies, address the accuracy of our exception tracking systems or identify individual loans that do not comply in all respects with our lending policies.

We believe that we have addressed and corrected the criticisms of our internal controls and loan reviews described above.

The Bank Holding Company Act

Under the Bank Holding Company Act, we are subject to periodic examination by the Federal Reserve and required to file periodic reports regarding our operations and any additional information that the Federal Reserve may require. Our activities at the bank holding company level are limited to:

•	banking, managing or controlling banks;

•	furnishing services to or performing services for our subsidiary; and

•	engaging in other activities that the Federal Reserve has determined by regulation or order to be so closely related to banking as to be a proper incident to these activities.

Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include making or servicing loans and specific types of leases, performing specific data processing services and acting in some circumstances as a fiduciary or investment or financial adviser.

With some limited exceptions, the Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

•	acquiring substantially all the assets of any bank;

•	acquiring direct or indirect ownership or control of any voting shares of any bank if after such acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares); or

•	merging or consolidating with another bank holding company.

In addition, and subject to some exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with their regulations, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure for challenging this rebuttable control presumption.

The Gramm-Leach-Bliley Act of 1999 was signed into law on November 12, 1999. The GLBA covers a broad range of issues, including a repeal of most of the restrictions on affiliations among depository institutions, securities firms and insurance companies. Most of its provisions require the federal bank regulatory agencies and other regulatory bodies to adopt implementing regulations, and for that reason an assessment of the full impact of the GLBA on us must await completion of that regulatory process. The following description summarizes some of its significant provisions.

The GLBA repeals sections 20 and 32 of the Glass-Steagall Act, thus permitting unrestricted affiliations between banks and securities firms. It also permits bank holding companies to elect to become financial holding companies. A financial holding company may engage in or acquire companies that engage in a broad range of financial services, including securities activities such as underwriting, dealing, investment, merchant banking, insurance underwriting, sales and brokerage activities. In order to become a financial holding company, the bank holding company and all of its affiliated depository institutions must be well-capitalized, well-managed and have at least a satisfactory Community Reinvestment Act rating.

The GLBA provides that the states continue to have the authority to regulate insurance activities, but prohibits the states in most instances from preventing or significantly interfering with the ability of a bank, directly or through an affiliate, to engage in insurance sales, solicitations or cross-marketing activities. Although the states generally must regulate bank insurance activities in a nondiscriminatory manner, the states may continue to adopt and enforce rules that specifically regulate bank insurance activities in specific areas identified under the law. Under the new law, the federal bank regulatory agencies adopted insurance consumer protection regulations that apply to sales practices, solicitations, advertising and disclosures.

The GLBA adopts a system of functional regulation under which the Federal Reserve Board is designated as the umbrella regulator for financial holding companies, but financial holding company affiliates are principally regulated by functional regulators such as the OCC for national bank affiliates, the Securities and Exchange Commission for securities affiliates, and state insurance regulators for insurance affiliates. It repeals the broad exemption of banks from the definitions of “broker” and “dealer” for purposes of the Securities Exchange Act of 1934, as amended. It also identifies a set of specific activities, including traditional bank trust and fiduciary activities, in which a bank may engage without being deemed a “broker,” and a set of activities in which a bank may engage without being deemed a “dealer.” Additionally, the new law makes conforming changes in the definitions of “broker” and “dealer” for purposes of the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended.

The GLBA contains extensive customer privacy protection provisions. Under these provisions, a financial institution must provide to its customers, both at the inception of the customer relationship and on an annual basis, the institution’s policies and procedures regarding the handling of customers’ nonpublic personal financial information. The new law provides that, except for specific limited exceptions, an institution may not provide such personal information to unaffiliated third parties unless the institution discloses to the customer that such information may be so provided and the customer is given the opportunity to opt out of such disclosure. An institution may not disclose to a non-affiliated third party, other than to a consumer reporting agency, customer account numbers or other similar account identifiers for marketing purposes. The GLBA also provides that the states may adopt customer privacy protections that are more strict than those contained in the act.

Payment of Dividends

We are a legal entity separate and distinct from our banking and other subsidiaries. Virtually all of our revenues will result from dividends paid to us by our bank subsidiary. Our bank subsidiary is subject to laws and regulations that limit the amount of dividends that it can pay. Under the National Bank Act, a national bank may not declare a dividend in excess of its undivided profits, which means that Millennium Bank must recover any accumulated losses before it may pay a dividend to us. Additionally, Millennium Bank may not declare a dividend to us if the total amount of all dividends, including the proposed dividend, declared by it in any calendar year exceeds the total of it retained net income of that year to date, combined with its retained net income of the two preceding years, unless the dividend is approved by the OCC. Millennium Bank may not declare or pay any dividend if, after making the dividend, the national bank would be “undercapitalized,” as defined in the federal regulations.

Both the OCC and the FDIC have the general authority to limit the dividends paid by national banks and insured banks if the payment is deemed an unsafe and unsound practice. Both the OCC and the FDIC have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsound and unsafe banking practice.

In addition, we are subject to certain regulatory requirements to maintain capital at or above regulatory minimums. These regulatory requirements regarding capital affect our dividend policies. The Federal Reserve has indicated that a bank holding company, generally, should pay dividends only if its net income available to common shareholders over the past year has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial condition. Virginia law also imposes some restrictions on our ability to pay dividends. See “Dividend Policy” for more information on these restrictions.

Insurance of Accounts, Assessments and Regulation by the FDIC

The deposits of our bank subsidiary are insured by the FDIC up to the limits set forth under applicable law. The deposits of our bank subsidiary are subject to the deposit insurance assessments of the Bank Insurance Fund, or “BIF”, of the FDIC.

The FDIC has implemented a risk-based deposit insurance assessment system under which the assessment rate for an insured institution may vary according to regulatory capital levels of the institution and other factors, including supervisory evaluations. For example, depository institutions insured by the BIF that are “well capitalized” and that present few or no supervisory concerns are required to pay only the statutory minimum assessment of $2,000 annually for deposit insurance, while all other banks are required to pay premiums ranging from 0.03% to 0.27% of domestic deposits. These rate schedules are subject to future adjustments by the FDIC. In addition to being influenced by the risk profile of the particular depository institution, FDIC premiums are also influenced by the size of the FDIC insurance fund in relation to total deposits in FDIC insured banks. The FDIC has authority to impose special assessments from time to time.

We are currently paying the FDIC more than the statutory minimum assessment because we are subject to the memorandum of understanding with the OCC.

The FDIC is authorized to prohibit any BIF-insured institution from engaging in any activity that the FDIC determines by regulation or order to pose a serious threat to the respective insurance fund. Also, the FDIC may initiate enforcement actions against banks, after first giving the institution’s primary regulatory authority an opportunity to take such action. The FDIC may terminate the deposit insurance of any depository institution if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed in writing by the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If deposit insurance is terminated, the deposits at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period from six months to two years, as determined by the FDIC. We are not aware of any existing circumstances that could result in termination of any of our bank subsidiary’s deposit insurance.

Capital Requirements

Each of the OCC and the Federal Reserve Board has issued risk-based and leverage capital guidelines applicable to banking organizations that it supervises. Under the risk-based capital requirements, we and our bank subsidiary are each generally required to maintain a minimum ratio of total capital to risk-weighted assets (including specific off-balance sheet activities, such as standby letters of credit) of 8%. At least half of the total capital must be composed of “Tier 1 Capital”, which is defined as common equity, retained earnings and qualifying perpetual preferred stock, less certain intangibles. The remainder may consist of “Tier 2 Capital”, which is defined as specific subordinated debt, some hybrid capital instruments and other qualifying preferred stock and a limited amount of the loan loss allowance. In addition, each of the federal banking regulatory agencies has established minimum leverage capital requirements for banking organizations. Under these requirements, banking organizations must maintain a minimum ratio of Tier 1 capital to adjusted average quarterly assets equal to 3% to 5%, subject to federal bank regulatory evaluation of an organization’s overall safety and soundness. In sum, the capital measures used by the federal banking regulators are:

•	the Total Risk-Based Capital ratio, which is the total of Tier 1 Risk-Based Capital and Tier 2 capital;

•	the Tier 1 Risk-Based Capital ratio; and

•	the leverage ratio.

Under these regulations, a national bank will be:

•	“well capitalized” if it has a Total Risk-Based Capital ratio of 10% or greater, a Tier 1 Risk-Based Capital ratio of 6% or greater, a leverage ratio of 5% or greater, and is not subject to any written agreement, order, capital directive, or prompt corrective action directive by a federal bank regulatory agency to meet and maintain a specific capital level for any capital measure;

•	“adequately capitalized” if it has a Total Risk-Based Capital ratio of 8% or greater, a Tier 1 Risk-Based Capital ratio of 4% or greater, and a leverage ratio of 4% or greater—or 3% in certain circumstances—and is not well capitalized;

•	“undercapitalized” if it has a Total Risk-Based Capital ratio of less than 8%, a Tier 1 Risk-Based Capital ratio of less than 4% (or 3% in certain circumstances), or a leverage ratio of less than 4% (or 3% in certain circumstances).

•	“significantly undercapitalized” if it has a Total Risk-Based Capital ratio of less than 6%, a Tier 1 Risk-Based Capital ratio of less than 3%, or a leverage ratio of less than 3%; or

•	“critically undercapitalized” if its tangible equity is equal to or less than 2% of tangible assets.

The risk-based capital standards of each of the OCC and the Federal Reserve Board explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution’s ability to manage these risks, as important factors to be taken into account by the agency in assessing an institution’s overall capital adequacy. The capital guidelines also provide that an institution’s exposure to a decline in the economic value of its capital due to changes in interest rates be considered by the agency as a factor in evaluating a banking organization’s capital adequacy.

The OCC and the FDIC may take various corrective actions against any undercapitalized bank and any bank that fails to submit an acceptable capital restoration plan or fails to implement a plan accepted by the OCC or the FDIC. These powers include, but are not limited to, requiring the institution add capital, prohibiting asset growth, restricting interest rates paid, requiring prior approval of capital distributions by any bank holding company that controls the institution, requiring divestiture by the institution of its subsidiaries or by the holding company of the institution itself, requiring new election of directors, and requiring the dismissal of directors and officers. Our bank subsidiary presently maintains sufficient capital to remain in compliance with these capital requirements.

Other Safety and Soundness Regulations

There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance funds in the event that the depository institution is insolvent or is in danger of becoming insolvent. These obligations and restrictions are not for the benefit of investors. Regulators may pursue an administrative action against any bank holding company or national bank, which violates the law, engages in an unsafe or unsound bank practice or which is about to engage in an unsafe and unsound banking practice. The administrative action could take the form of a cease and desist proceeding, a removal action against the responsible individuals or, in the case of a violation of law or unsafe and unsound banking practice, a civil money penalty action. A cease and desist order, in addition to prohibiting certain action, could also require that certain action be undertaken. Under the policies of the Federal Reserve Board, we are required to serve as a source of financial strength to our subsidiary depository institution and to commit resources to support the bank in circumstances where we might not do so otherwise.

Interstate Banking and Branching

Current federal law authorizes interstate acquisitions of banks and bank holding companies without geographic limitation. Effective June 1, 1997, a bank headquartered in one state is authorized to merge with a bank headquartered in another state, as long as neither of the states had opted out of such interstate merger authority prior to such date. For example, as a bank headquartered in Virginia, we may acquire a bank or branch in Maryland, but we cannot simply establish a branch in Maryland. After a bank has established a branch in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where a bank headquartered in that state could have established or acquired branches under applicable federal or state law.

Monetary Policy

The commercial banking business is affected not only by general economic conditions but also by the monetary policies of the Federal Reserve Board. The instruments of monetary policy employed by the Federal Reserve Board include open market operations in United States government securities, changes in the discount rate on member bank borrowing and changes in reserve requirements against deposits held by all federally insured banks. The Federal Reserve Board’s monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. In view of changing conditions in the national and international economy and in the money markets, as well as the effect of actions by monetary fiscal authorities, including the Federal Reserve Board, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of our bank subsidiary.

Federal Reserve System

In 1980, Congress enacted legislation that imposed reserve requirements on all depository institutions that maintain transaction accounts or no personal time deposits. NOW accounts, money market deposit accounts and other types of accounts that permit payments or transfers to third parties fall within the definition of transaction accounts and are subject to these reserve requirements, as are any no personal time deposits at an institution. For net transaction accounts in 2003, the first $5.7 million will be exempt from reserve requirements. A 3% reserve ratio will be assessed on net transaction accounts over $5.7 million to and including $41.3 million. A 10% reserve ratio will be applied to net transaction accounts in excess of $41.3 million. These percentages are subject to adjustment by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a non-interest-bearing account at, or on behalf of, a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution’s interest-earning assets.

Transactions with Affiliates

Transactions between banks and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any bank or entity that controls, is controlled by or is under common control with such bank. Generally, Section 23A (i) limits the extent to which the bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such institution’s capital stock and surplus, and maintain an aggregate limit on all such transactions with affiliates to an amount equal to 20% of such capital stock and surplus, and (ii) requires that all such transactions be on terms substantially the same, or at least as favorable, to the bank as those provided to a nonaffiliate. The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions. Section 23B applies to “covered transaction” as well as sales of assets and payments of money to an affiliate. These transactions must also be conducted on terms substantially the same, or at least as favorable, to the bank as those provided to nonaffiliates.

Loans to Insiders

The Federal Reserve Act and related regulations impose specific restrictions on loans to directors, executive officers and principal shareholders of banks. Under Section 22(h) of the Federal Reserve Act, any loan to a director, an executive officer and to a principal shareholder of a bank, and to entities controlled by any of the foregoing, may not exceed, together with all other outstanding loans to such person and the entities controlled by such person, the bank’s loan-to-one borrower limit. Loans in the aggregate to insiders and their related interests as a class may not exceed two times the bank’s unimpaired capital and unimpaired surplus until the bank’s total assets equal or exceed $100,000,000, at which time the aggregate is limited to the bank’s unimpaired capital and unimpaired surplus. Section 22(h) also prohibits loans, above amounts prescribed by the appropriate federal banking agency, to directors, executive officers and principal shareholders of a bank or bank holding company, and to entities controlled by such persons, unless such loans are approved in advance by a majority of the board of directors of the bank with any “interested” director not participating in the voting. The OCC has prescribed the loan amount, which includes all other outstanding loans to such person, as to which such prior board of director approval is required, as being the greater of $25,000 or 5% of capital and surplus (up to $500,000). Section 22(h) requires that loans to directors, executive officers and principal shareholders be made on terms and underwriting standards substantially the same as offered in comparable transactions to other persons.

Community Reinvestment Act

Under the Community Reinvestment Act and related regulations, depository institutions have an affirmative obligation to assist in meeting the credit needs of their market areas, including low and moderate-income areas, consistent with safe and sound banking practice. The Community Reinvestment Act requires the adoption by each institution of a Community Reinvestment Act statement for each of its market areas describing the depository institution’s efforts to assist in its community’s credit needs. Depository institutions are periodically examined for compliance with the Community Reinvestment Act and are periodically assigned ratings in this regard. Banking regulators consider a depository institution’s Community Reinvestment Act rating when reviewing applications to establish new branches, undertake new lines of business, and/or acquire part or all of another depository institution. An unsatisfactory rating can significantly delay or even prohibit regulatory approval of a proposed transaction by a bank holding company or its depository institution subsidiaries.

The Gramm-Leach-Bliley Act and federal bank regulators have made various changes to the Community Reinvestment Act. Among other changes, Community Reinvestment Act agreements with private parties must be disclosed and annual reports must be made to a bank’s primary federal regulatory. A bank holding company will not be permitted to become a financial holding company and no new activities authorized under the GLBA may be commenced by a holding company or by a bank financial subsidiary if any of its bank subsidiaries received less than a “satisfactory” rating in its latest Community Reinvestment Act examination.

Fair Lending; Consumer Laws

In addition to the Community Reinvestment Act, other federal and state laws regulate various lending and consumer aspects of the banking business. Governmental agencies, including the Department of Housing and Urban Development, the Federal Trade Commission and the Department of Justice, have become concerned that prospective borrowers experience discrimination in their efforts to obtain loans from depository and other lending institutions. These agencies have brought litigation against depository institutions alleging discrimination against borrowers. Many of these suits have been settled, in some cases for material sums, short of a full trial.

Recently, these governmental agencies have clarified what they consider to be lending discrimination and have specified various factors that they will use to determine the existence of lending discrimination under the Equal Credit Opportunity Act and the Fair Housing Act, including evidence that a lender discriminated on a prohibited basis, evidence that a lender treated applicants differently based on prohibited factors in the absence of evidence that the treatment was the result of prejudice or a conscious intention to discriminate, and evidence that a lender applied an otherwise neutral non-discriminatory policy uniformly to all applicants, but the practice had a discriminatory effect, unless the practice could be justified as a business necessity.

Banks and other depository institutions also are subject to numerous consumer-oriented laws and regulations. These laws, which include the Truth in Lending Act, the Truth in Savings Act, the Real Estate Settlement Procedures Act, the Electronic Funds Transfer Act, the Equal Credit Opportunity Act, and the Fair Housing Act, require compliance by depository institutions with various disclosure requirements and requirements regulating the availability of funds after deposit or the making of some loans to customers.

USA Patriot Act of 2001

In October 2001, the USA Patriot Act of 2001 was enacted in response to the terrorist attacks in New York, Pennsylvania and Washington, D.C. which occurred on September 11, 2001. The Patriot Act is intended to strengthen the ability of U.S. law enforcement agencies and the intelligence communities to work cohesively to combat terrorism on a variety of fronts. The potential impact of the Patriot Act on financial institutions of all kinds is significant and wide ranging. The Patriot Act contains sweeping anti-money laundering and financial transparency laws and imposes various regulations, including standards for verifying client identification at account opening, and rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.

Future Regulatory Uncertainty

Because federal regulation of financial institutions changes regularly and is the subject of constant legislative debate, we cannot forecast how federal regulation of financial institutions may change in the future and impact our operations. Although Congress in recent years has sought to reduce the regulatory burden on financial institutions with respect to the approval of specific transactions, we fully expect that the financial institution industry will remain heavily regulated in the near future and that additional laws or regulations may be adopted further regulating specific banking practices.

UNDERWRITING

McKinnon & Company, Inc., 555 Main Street, Norfolk, Virginia, has agreed, subject to the terms and conditions contained in an underwriting agreement with us, to sell, as underwriter, on a best efforts basis, up to 3,000,000 shares of common stock, which is equal to up to 1,653,280 shares that are being offered to our warrant holders, but not purchased, plus an additional 1,346,720 shares. We reserve the right to increase the number of shares being offered to the public by as much as 450,000 additional shares. Because the offering is on a best efforts basis and there is no minimum number of shares to be sold, the underwriter is not obligated to purchase any shares if they are not sold to the public.

McKinnon & Company, Inc. has informed us that it proposes to sell the common stock as underwriter for us, subject to prior sale, when, as and if issued by us, in part to the public at the public offering price set forth on the cover page of this prospectus and, in part, through certain selected dealers, who are members of the National Association of Securities Dealers, Inc., to customers of such selected dealers at the public offering price. Each selected dealer will receive a commission of $             for each share that it sells. The underwriter reserves the right to reject any order for the purchase of common stock through it in whole or in part.

The public offering is not contingent upon the occurrence of any event or the sale of a minimum or maximum number of shares of common stock. Funds received by the underwriter from investors in the public offering will be deposited with and held by the escrow agent in a non-interest bearing account until the closing of the public offering. Closing is expected to occur on or about                      , 2004.

The underwriting agreement provides that we will indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or contribute to payments the underwriter may be required to make in respect thereof.

The underwriter has advised us that it may make a market in the common stock. The underwriter, however, is not obligated to make a market in the common stock. It also may discontinue any market making at any time without notice.

The public offering price will be determined by negotiations between the underwriter and us. Among the factors that we will consider in determining the public offering price are our history and prospects, our past and present earnings and trend of such earnings, our prospects for future earnings, our current performance and prospects of the banking industry in which we compete, the general condition of the securities market at the time of the public offering and the prices of equity securities of comparable companies.

The underwriter provides investment banking services to us from time to time in the ordinary course of business. In addition, we have agreed to pay the underwriter an advisory fee of $60,000 for its advice on the structure of our offering to warrant holders, and any related redemption of the outstanding warrants.

We estimate that the total expenses payable by us in connection with this public offering will be approximately $96,500 and that the total expenses payable by us in connection with the offering to warrant holders, including the advisory fee, will be approximately $103,500.

LEGAL MATTERS

The validity of the shares of our common stock offered and certain other legal matters will be passed upon by the law firm of Williams Mullen, Richmond, Virginia.

EXPERTS

The consolidated financial statements included in this prospectus and the registration statement have been audited by Thompson, Greenspon & Co., P.C., independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CAUTION ABOUT FORWARD LOOKING STATEMENTS

We make forward looking statements in this prospectus that are subject to risks and uncertainties. These forward looking statements include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, and financial and other goals. The words “believes,” “expects,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or other similar words or terms are intended to identify forward looking statements.

These forward looking statements are subject to significant uncertainties because they are based upon or are affected by factors including:

•	Continued levels of loan quality and origination volume;

•	Interest rate fluctuations and other economic conditions;

•	Competition in product offerings and product pricing;

•	Continued relationships with major customers;

•	Future laws and regulations; and

•	Other factors, including those matters discussed in the “Risk Factors” section and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

Because of these uncertainties, our actual future results may be materially different from the results indicated by these forward looking statements. In addition, our past results of operations do not necessarily indicate our future results.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the SEC’s public reference room facility located at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis and retrieval system known as EDGAR.

This prospectus is part of a registration statement filed by us with the SEC. Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with such registration statement for further information regarding us and the shares of our common stock being sold by this prospectus. The registration statement and its exhibits may be inspected at the public reference facility of the SEC at the locations described above.

We also maintain an Internet site at www.millenniumbankshares.com, which contains information relating to us and our business.

INDEX TO FINANCIAL STATEMENTS

MILLENNIUM BANKSHARES CORPORATION

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

Millennium Bankshares Corporation

Reston, Virginia

We have audited the accompanying consolidated balance sheets of Millennium Bankshares Corporation as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2002, 2001 and 2000. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Millennium Bankshares Corporation as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years ended December 31, 2002, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/    Thompson, Greenspon & Co., P.C.

Fairfax, Virginia

February 28, 2003

MILLENNIUM BANKSHARES CORPORATION

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2002 AND 2001

(Dollars in Thousands, except Share Data)

	2002	2001
ASSETS
Cash and due from banks	$4,959	$756
Federal funds sold	55	9,714
Investment securities, available for sale	54,577	12,582
Loans held for sale	64,741	77,426
Loans receivable, net	174,351	97,654
Bank premises and equipment, net	3,039	2,344
Accrued interest receivable	1,220	1,024
Other assets	3,399	4,025

Total Assets	$306,341	$205,525

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Demand	$13,912	$26,708
NOW accounts	7,889	5,222
Savings and money market	143,653	35,216
Time deposits	93,055	121,421

Total Deposits	258,509	188,567
Federal funds purchased and repurchase agreements	9,343	2,640
Advances from Federal Home Loan Bank	13,400	400
Trust preferred capital securities	8,000	—
Accrued interest payable	623	732
Other accrued expenses	964	1,661

Total Liabilities	290,839	194,000

Stockholders’ Equity
Common stock, $5 par value; authorized 10,000,000 shares; issued and outstanding 3,531,778 in 2002, 2,247,978 in 2001	17,659	11,240
Paid-in capital	599	—
Accumulated other comprehensive income (loss)	385	(20)
Retained earnings (deficit)	(3,141)	305

Total Stockholders’ Equity	15,502	11,525

Total Liabilities and Stockholders’ Equity	$306,341	$205,525

The Notes to Consolidated Financial Statements are an integral part of these statements.

MILLENNIUM BANKSHARES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

(Dollars in Thousands, except Share Data)

	2002	2001	2000
Interest Income
Interest and fees on loans	$14,664	$9,516	$4,952
Interest on investment securities	1,746	372	341
Interest on federal funds sold	60	156	37

Total Interest Income	16,470	10,044	5,330

Interest Expense
Interest on deposits	7,728	5,072	2,201
Interest on federal funds purchased and repurchase agreements	61	83	197
Interest on advances from Federal Home Loan Bank	171	186	325
Interest on trust preferred securities	246	—	—

Total Interest Expense	8,206	5,341	2,723

Net Interest Income	8,264	4,703	2,607
Provision for Possible Loan Losses	3,253	1,020	305

Net Interest Income after Provision for Possible Loan Losses	5,011	3,683	2,302
Other Income
Gain on sale of loans	1,039	3,698	2,290
Loan fees	2,049	1,442	1,566
Service charges on deposits	62	80	50
Other service charges	93	56	33
Gain on sale of securities	41	—	—
Other income	176	120	110

	8,471	9,079	6,351

Operating Expenses
Officers and employee compensation	7,539	5,045	3,456
Occupancy and equipment expense	1,896	1,094	639
Marketing, promotion and advertising expenses	250	232	764
Other operating expenses	4,005	1,573	949

Total Operating Expenses	13,690	7,944	5,808

Income (Loss) before Income Taxes	(5,219)	1,135	543
Provision for Income Taxes	(1,773)	195	—

Net Income (Loss)	$(3,446)	$940	$543

Earnings (loss) per common share
Basic	$(1.00)	$0.46	$0.33
Diluted	$(1.00)	$0.38	$0.33
Weighted average shares outstanding
Basic	3,456,674	2,066,512	1,653,280
Diluted	3,456,674	2,469,998	1,653,280

The Notes to Consolidated Financial Statements are an integral part of these statements.

MILLENNIUM BANKSHARES CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

(Dollars in Thousands except Share Data)

	Number Of Shares	Par Value	Paid in Capital	Retained Deficit	Accumulated Other Comprehensive Income (Deficit)	Totals	Comprehensive Income
Balance, December 31, 1999	1,653,280	$8,266	$—	$(1,175)	$(95)	$6,996	$—
Change in other comprehensive income (loss)	—	—	—	—	94	94	94
Net income	—	—	—	543	—	543	543

Balance, December 31, 2000	1,653,280	8,266	—	(632)	(1)	7,633	$637

Sale of common stock	594,698	2,974	—	(3)	—	2,971	—
Change in other comprehensive income (loss)	—	—	—	—	(19)	(19)	(19)
Net income	—	—	—	940	—	940	940

Balance, December 31, 2001	2,247,978	11,240	—	305	(20)	11,525	$921

Sale of common stock, net	1,437,500	7,188	772	—	—	7,960	—
Change in other comprehensive income (loss)	—	—	—	—	405	405	405
Repurchase of common stock	(153,700)	(769)	(173)	—	—	(942)	—
Net loss	—	—	—	(3,446)	—	(3,446)	(3,446)

Balance, December 31, 2002	3,531,778	$17,659	$599	$(3,141)	$385	$15,502	$(3,041)

The Notes to Consolidated Financial Statements are an integral part of these statements.

MILLENNIUM BANKSHARES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

(Dollars in Thousands)

	2002	2001	2000
Cash Flows from Operating Activities
Net income (loss)	$(3,446)	$940	$543
Noncash items included in net income (loss)
Depreciation and amortization	864	534	292
Provision for loan losses	3,253	1,020	305
Amortization of security premiums and accretion of discounts, net	342	120	43
Realized gain on sale of securities available for sale	(41)	—	—
Loss on disposal of assets	24	—	—
(Increase) decrease in
Loans held for sale, net	12,685	(42,783)	(27,068)
Accrued interest receivable	(196)	(407)	(455)
Other assets	626	(2,017)	(1,537)
Increase (decrease) in
Accrued interest payable	(109)	465	248
Other accrued expenses	(907)	1,443	167

Net Cash Provided (Used) by Operating Activities	13,095	(40,685)	(27,462)

Cash Flows from Investing Activities
Decrease (increase) on federal funds sold	9,659	(9,668)	6,400
Increase in loans receivable, net	(79,950)	(54,997)	(28,715)
Purchase of securities available for sale	(62,115)	(9,823)	(3,533)
Sales of securities available for sale	11,753	—	—
Paydown of securities available for sale	8,681	4,000	461
Payments for the purchase of property	(1,645)	(1,451)	(687)
Proceeds from disposal of property	62	—	—

Net Cash Used by Investing Activities	(113,555)	(71,939)	(26,074)

Cash Flows from Financing Activities
Proceeds from issuance of common stock	7,960	2,970	—
Proceeds used to reacquire common stock	(942)	—	—
Net increase in deposits	69,942	117,225	49,327
Proceeds from FHLB borrowings	13,000	—	—
Proceeds from trust preferred capital securities	8,000	—	—
Net increase (decrease) in federal funds purchased and repurchase agreements	6,703	(6,991)	3,242

Net Cash Provided by Financing Activities	104,663	113,204	52,569

Net Increase (Decrease) in Cash and Due from Banks	4,203	580	(967)
Cash and Due from Banks, beginning of year	756	176	1,143

Cash and Due from Banks, end of year	$4,959	$756	$176

Noncash Investing Activities
Unrealized gain (loss) on securities available for sale, net	$405	$(19)	$(94)

The Notes to Consolidated Financial Statements are an integral part of these statements.

MILLENNIUM BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2001

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Significant Accounting Policies

The accompanying consolidated financial statements include the accounts of the Millennium Bankshares Corporation (the Corporation) and its subsidiaries: Millennium Bank, N.A., Millennium Capital Trust I, Millennium Brokerage Services, Inc., Millennium e-Banking Solutions, L.L.C., and Millennium Insurance Services, Inc. All significant intercompany accounts and transactions have been eliminated.

Millennium Bank, N.A., (the Bank) is a federally chartered national bank and is subject to regulation by the Office of the Comptroller of the Currency (OCC). The principal activities of the Bank are to attract deposits and originate loans. Millennium Capital, Inc., a wholly-owned subsidiary of the Bank conducts mortgage banking, as permitted by applicable regulations, for nationally chartered banks. The Bank is engaged in the general business of banking, aimed at serving individuals, small and medium sized businesses and the professional communities of Reston, Herndon, Fairfax, Richmond and Colonial Heights, Virginia. The Bank conducts full-service banking operations from its branch and headquarters located in Reston, Virginia. Millennium Brokerage Services, Inc., provides a full range of investment services and products to Bank customers and the professional community.

The accounting and reporting policies of the Corporation are in accordance with generally accepted accounting principles and conform to general practices within the banking industry. The more significant of these policies are discussed below.

Reclassifications

Certain reclassifications have been made to prior period balances to conform to the current year.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could vary from the estimates that were used.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

MILLENNIUM BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2000

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Investment Securities

Debt securities are classified as held-to-maturity when the Bank has the positive intent and ability to hold the securities to maturity. Securities held-to-maturity are carried at amortized cost. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity.

Debt securities not classified as held-to-maturity and equity securities are classified as available-for-sale. Securities available-for-sale are carried at fair value with unrealized gains and losses reported in other comprehensive income. Realized gains (losses) on securities available-for-sale are included in other income (expense). Gains and losses on sales of securities are determined on the specific-identification method.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealizable losses, if any, are recognized through a valuation allowance by charges to income.

Loans and Loan Fees

Loans are stated at the principal amount outstanding, less the allowance for loan losses and net deferred loan fees and unearned discounts. Interest on loans is generally computed using the simple interest method.

Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on non-accrual status.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. Credit card loans and other personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on non-accrual status or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

MILLENNIUM BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2001

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for Loan Losses

The allowance for loan losses is maintained at a level, which, in management’s judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions, and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Past due status is determined based on contractual terms.

Federal Home Loan Bank Stock

Millennium, as a member of the Federal Home Loan Bank (FHLB) of Atlanta, is required to hold shares of capital stock in the FHLB in an amount equal to at least 1 percent of the aggregate principal amount of its residential mortgage loans or 5 percent of its borrowings from the FHLB, whichever is larger. This investment is recorded at cost. The amount of FHLB stock was $1,505,000, $631,000, and $631,000 at December 31, 2002, 2001 and 2000, respectively, and was included in investment securities, available-for-sale in the consolidated balance sheets.

Bank Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Leasehold improvements are amortized over the asset life using the straight-line method. Furniture and equipment are depreciated over estimated useful lives of three and seven years using the straight-line method. The Bank depreciates furniture and equipment using accelerated methods for income tax reporting.

Expenditures for maintenance, repairs, and improvements which do not materially extend the useful lives of property and equipment are charged to earnings. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts, and the effect is reflected in current earnings.

Leases which meet certain specified criteria are accounted for as capital assets and liabilities, and those not meeting the criteria are accounted for as operating.

MILLENNIUM BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2001

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stockholders’ Equity

The Corporation held it’s first public offering in February, 2002. Cost related to the public offering totaled $665,000, resulting in net capital proceeds of $7,960,000.

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Corporation. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10 percent of the Bank’s capital stock and surplus on a secured basis.

At December 31, 2002, the Bank had no retained earnings available for the payment of dividends and no funds available for loans or advances by the Bank to the Corporation.

Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

The Bank pays state franchise tax in lieu of state income taxes.

Income per Common Share

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate to outstanding stock options and warrants, and are determined using the treasury stock method.

Statements of Cash Flows

The Corporation considers all cash and amounts due from depository institutions, excluding Federal Funds sold, to be cash equivalents for purposes of the statements of cash flows.

Cash paid for interest was $8,314,000, $4,876,000, and $2,478,000 and cash paid for income taxes was $520,000, $-0-, and $-0- for the years ended December 31, 2002, 2001 and 2000, respectively.

MILLENNIUM BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2001

2.	SECURITIES AVAILABLE FOR SALE

The amortized cost and approximate market value of securities available for sale as shown in the balance sheets of the Bank are as follows:

	(Dollars in Thousands)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Market Value
December 31, 2002
U.S. Government and Agency Securities	$51,742	$715	$(132)	$52,325
Equity securities	2,252	—	—	2,252

	$53,994	$715	$(132)	$54,577

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Market Value
December 31, 2001:
U.S. Government and Agency Securities	$11,748	$—	$(30)	$11,718
Equity securities	864	—	—	864

	$12,612	$—	$(30)	$12,582

The scheduled maturities of U.S. Government and Agency securities available for sale at December 31, 2002 were as follows:

	(Dollars in Thousands)
	Amortized Cost	Approximate Market Value
One year or less	$5	$5
After one year through five years	1,952	1,982
After five years through ten years	20,756	20,866
After ten years	29,029	29,472

	$51,742	$52,325

Investment securities with a carrying amount of $35,382,000 and $5,294,000 at December 31, 2002 and 2001, respectively, were pledged as collateral on Federal Home Loan Bank and Community Bankers Bank advances and for other purposes as required or permitted by law.

MILLENNIUM BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2001

3.	LOANS RECEIVABLE

Loans receivable include the following at December 31:

	(Dollars in Thousands)
	2002	2001
Real estate loans
Mortgage	$102,289	$62,085
Commercial	53,391	10,918
Construction	3,926	—

Total real estate loans	159,606	73,003
Commercial	15,446	24,614
Consumer	2,617	1,120
Overdrafts	13	292

Subtotal	177,682	99,029
Provision for loan losses	(3,499)	(1,391)
Deferred loan costs	168	16

Totals	$174,351	$97,654

An analysis of the allowance for possible loan losses is as follows at December 31:

	(Dollars in Thousands)
	2002	2001
Balance beginning of period	$1,391	$466
Provision for loan losses	3,253	1,020
Loans charged to reserve	(1,188)	(96)
Recoveries credited to reserve	43	1

Totals	$3,499	$1,391

Total mortgage loans pledged as collateral for Federal Home Loan Bank advances were $-0- and $15,733,000 at December 31, 2002 and 2001, respectively.

The Bank has entered into transactions with certain directors, executive officers, and their affiliates. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties at December 31, 2002 was $9,382,000. During 2002, new loans made to such related parties amounted to $3,062,000 and payments amounted to $938,000.

4.	PREMISES AND EQUIPMENT

Premises and equipment include the following at December 31:

	(Dollars in Thousands)
	2002	2001	2000
Furniture and equipment	$4,137	$2,754	$1,512
Leasehold improvements	710	534	325

	4,847	3,288	1,837
Less accumulated depreciation	(1,808)	(944)	(410)

	$3,039	$2,344	$1,427

MILLENNIUM BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2001

4.	PREMISES AND EQUIPMENT (continued)

Depreciation of premises and equipment charged to expense amounted to $864,000, $534,000, and $292,000 in 2002, 2001, and 2000, respectively.

5.	DEPOSITS

Deposits consist of the following at December 31:

		(Dollars in Thousands)
	Weighted Average Interest Rate	2002	Weighted Average Interest Rate	2001
Non-interest bearing
demand deposits	0.00%	$13,912	0.00%	$26,708
Now accounts	2.90%	7,889	4.04%	5,222
Savings deposits	1.59%	143,653	2.21%	35,216
Time deposits	4.13%	93,055	5.48%	121,421

Total		$258,509		$188,567

Time certificates of deposit in denominations of $100,000 or more totaled $46,912,000 in 2002 and $89,536,000 in 2001. Certificates of deposit mature as follows at December 31:

(Dollars in Thousands)
2002
2003	$38,074
2004	13,130
2005	11,484
2006	11,394
2007	17,665
2008 and thereafter	1,308

Total	$93,055

The Bank held related party deposits of approximately $4,231,000 and $6,159,000 at December 31, 2002 and 2001, respectively.

6.	BORROWINGS

The Corporation had borrowings outstanding as follows:

			(Dollars in Thousands)
	Interest Rate	Maturity	2002	2001
December 31, 2002:
Federal Home Loan Bank	1.83%	Feb. 10, 2003	$13,000	$0
Federal Home Loan Bank	6.48%	May 27, 2005	400	400
Federal funds purchased	1.38%	Demand	8,936	2,640
Repurchase agreements	.50%	Demand	407	0

			$22,743	$3,040

MILLENIUM BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2001

6.	TRUST PREFERRED CAPITAL SECURITIES

On June 27, 2002, Millennium Capital Trust I, a subsidiary of the Corporation, was formed for the purpose of issuing redeemable trust preferred securities and purchasing the Corporation’s junior subordinated debentures, which are its sole assets. The Corporation owns all of the Trust’s outstanding common securities. On July 11, 2002, $8,000,000 of the trust preferred securities were issued in a pooled underwriting totaling approximately $450,000. The securities have a LIBOR-indexed floating rate of interest which is set and payable on a quarterly basis. During 2002, the interest rates ranged from 5.79% to 5.00%. The securities have a maturity date of July, 2032, and are subject to varying call provisions beginning July 2007.

The Securities may be included in Tier 1 capital for regulatory capital adequacy determination purposes up to 25 percent of Tier 1 capital. The portion of the Securities not considered as Tier 1 capital will be included in Tier 2 capital. The Corporation and the Trust believe that, taken together, the Corporation’s obligations under the junior subordinated debentures, the Indenture, the Trust declaration and the Guarantee entered into in connection with the issuance of the trust preferred securities constitute a full and unconditional guarantee by the Corporation of the Trust’s obligations with respect to the trust preferred securities. Subject to certain exceptions and limitations, the Corporation may elect from time to time to defer interest payments on the junior subordinated debt securities, which would result in a deferral of distribution payments on the related trust preferred securities.

7.	INCOME TAXES

The provision for income taxes consists of the following:

	(Dollars in Thousands)
	2002	2001	2000
Current provision (benefit)	$(470)	$501	$0
Deferred provision (benefit)	(1,303)	(306)	0

Total provision (benefit) for income taxes	$(1,773)	$195	$0

Deferred income taxes reflect temporary differences in the recognition of revenue and expenses for tax reporting and financial statement purposes, principally because certain items, such as the net operating loss carryforward, allowance for loan losses and loan fees, are recognized in different periods for financial reporting and tax return purposes. A valuation allowance has not been established for deferred tax assets. Realization of the deferred tax assets is dependent on generating sufficient taxable income. Although realization is not assured management believes it is more likely than not that all of the deferred tax asset will be realized.

MILLENIUM BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2001

8.	INCOME TAXES (continued)

Net deferred tax assets are comprised of the following at December 31:

	(Dollars in Thousands)
Deferred Source	2002	2001
Net operating loss carryforward	$836	$—
Start-up costs	15	24
Loan loss reserve	956	372
Unearned loan fees	(67)	(6)
Depreciation	(134)	(87)

Gross deferred tax assets (liability)	1,606	303
Allowance	—	—

Net deferred tax asset	$1,606	$303

The provisions for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory Federal income tax rate to pretax income as a result of the following differences:

	2002	2001
Statutory Federal income tax rate	34%	34%
Change in deferred tax asset valuation allowance	—	(17)

Effective tax rate	34%	17%

9.	REGULATORY MATTERS

The Corporation and the Bank’s primary supervisory agencies are the Federal Reserve and Office of the Comptroller of Currency (OCC). The supervisory agencies have mandated certain minimum capital standards for the industry. In addition, the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) outlines various levels of capital adequacy for the industry.

Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators, that if undertaken, could have a direct material effect on the Corporation and the Bank’s financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation and the Bank’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

MILLENIUM BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2001

9.	REGULATORY MATTERS (continued)

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations) and of Tier I capital to adjusted total assets (as defined). To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table.

The Corporation’s actual capital amounts and ratios are as follows:

	(Dollar Amounts in Thousands)
	Actual Amount		Minimum Capital Requirement		Minimum To be Well Capitalized
		Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2002
Total Capital (to risk-weighted assets)	$25,781	13.48%	$15,300	8.00%	$19,125	10.00%
Tier I Capital (to risk-weighted assets)	18,896	9.88	7,650	4.00	11,475	6.00
Tier I Capital (to average assets)	18,896	6.07	12,450	4.00	15,562	5.00
As of December 31, 2001
Total Capital (to risk-weighted assets)	12,946	10.02	10,333	8.00	12,917	10.00
Tier I Capital (to risk-weighted assets)	11,555	8.95	5,167	4.00	7,750	6.00
Tier I Capital (to average assets)	11,555	7.83	5,900	4.00	7,375	5.00

As a result of the OCC’s March 2002 examination findings, the Bank was notified that it is considered to be in less than satisfactory condition as defined by regulation 12 C.F.R 5.51. The OCC issued to the Corporation and the Bank, a “Memorandum of Understanding (MOU)”, which requires the Corporation and the Bank to provide the OCC with advance notice of at least 90 days before it makes any changes in regards to its Board of Directors and executive officers, or changes the responsibilities of any executive officer position.

MILLENIUM BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2001

10.	OPERATING LEASES

The Bank leases its corporate headquarters and most of its branch facilities under non-cancelable lease agreements. Most of these leases provide for the payment of property taxes and other costs by the Bank and include one or more renewal options ranging up to ten years.

The following are the future minimum lease payments at December 31, 2002:

(Dollars in Thousands)
Years ending December 31,
2003	$246
2004	251
2005	256
2006	225
2007	115
2008 and thereafter	88

Total	$1,181

Rent expense amounted to $597,000, $306,000, and $212,000 for the year ended December 31, 2002, 2001 and 2000, respectively.

11.	PROFIT SHARING PLAN

The Corporation maintains a 401(k) profit sharing plan, which has also been adopted by Millennium Bank, N.A., Millennium Capital, Inc., and Millennium Brokerage Services, Inc. The Plan allows the Corporation, and its affiliates, to make contributions to the plan at the discretion of management. The Corporation and affiliates made no contributions to the 401(k) plan for the years ended December 31, 2002, 2001, and 2000.

12.	RELATED PARTY TRANSACTIONS

Through the normal course of business, the Corporation receives general legal services from law firms under the control of certain Directors. Legal fees paid to these law firms were $44,000, $88,000, and $14,000 at December 31, 2002, 2001, and 2000, respectively.

In 2002, the Corporation retained the services of an additional law firm for the purposes of collecting fees due from a former joint venture of the Corporation. A director of the Corporation is a partner of the law firm. Fees amounted to $426,000 in 2002.

MILLENNIUM BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2001

13.	COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS OF CREDIT

In the normal course of business, the Bank incurs certain contingent liabilities that are not reflected in the accompanying financial statements. Commitments under unfunded commitments approximated $20,307,000 in 2002 and $5,219,000 in 2001. The Bank does not anticipate any material losses as a result of these commitments.

The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counter-party. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant and equipment and income-producing commercial properties and residential properties.

Most of the Bank’s loans, commitments, and commercial standby letters of credit have been granted to customers in the Bank’s market area. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Bank does not extend credit to any single borrower or group of related borrowers in excess of their legal limit.

14.	STOCK OPTION PLAN

On August 12, 1999, the Corporation adopted an Incentive Stock Option Plan. The total number of shares granted under the plan cannot exceed 1,000,000 shares. The plan is administered by the Board of Directors of the Corporation and the plan will terminate as of August 11, 2009. The Board has authorized the Chairman of the Corporation the authority to grant 300,000 shares to key employees at his discretion. Under the plan the option price of the shares must be granted at not less than fair market value, the option term may not exceed ten years and the options are not transferable. Incentive stock options are granted to employees and non-qualified options to directors under the plan.

	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	767,632	$5.00	366,266	$5.00	165,600	$5.00
Granted	150,950	6.83	416,666	5.00	209,366	5.00
Exercised	—	—	—	—	—	—
Cancelled/Expired	(121,500)	5.13	(15,300)	5.00	(8,700)	5.00

Outstanding, end of year	797,082	5.33	767,632	5.00	366,266	5.00

Options exercisable at end of year	321,846	$5.00	139,063	$5.00	16,500	$5.00

Weighted average fair value of options granted during the year	$.57		$.53		$.40

MILLENNIUM BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2001

14.	STOCK OPTION PLAN (continued)

The vesting period of the remaining options is as follows:

Vested and exercisable	321,846
February 1, 2003	131,349
February 1, 2004	131,349
February 1, 2005	110,069
February 1, 2006	82,829
February 1, 2007	19,640

797,082

At December 31, 2002, the Corporation has one stock-based compensation plan, which is described more above. The Corporation accounts for the plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan has an exercise price equal to the market value of the underlying common stock on the date of the grant. The following table illustrates the effect on net income and earnings per share if the Corporation had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	(Dollars in Thousands, except for per Share Data)
	2002	2001	2000
Net income (loss) as reported	$(3,446)	$940	$543
Deduct: Total stock based employees compensation expense determined under fair value based method for all awards, net of related tax effects	(173)	(134)	(111)

Pro forma	$(3,619)	$806	$432

Earnings per share:
Basic—as reported	$(1.00)	$.46	$.45

Basic—pro forma	$(1.05)	$.39	$.39

Diluted—as reported	$(1.00)	$.38	$.38

Diluted—pro forma	$(1.05)	$.33	$.33

MILLENNIUM BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2001

15.	EARNINGS PER SHARE

The following table shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of potential dilutive common stock.

	For the Years Ended December 31,
	2002		2001		2000
	Shares	Per Share Amount	Shares	Per Share Amount	Shares	Per Share Amount
Weighted average shares outstanding, and earnings (loss) per share	3,456,674	$(1.00)	2,066,512	$0.46	1,653,280	$.33

Basic earnings per share
Effect of dilutive securities
Stock options	—		127,939		—
Warrants	—		275,547		—

Weighted average shares adjusted for dilution and diluted earnings (loss) per share	3,456,674	$(1.00)	2,469,998	$0.38	1,653,280	$.33

Stock options and Warrants to purchase common stock were outstanding during 2002 and 2000 but were not included in the computation of EPS because the options’ exercise price was greater than the average market price of the common shares.

MILLENNIUM BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2001

15.	PARENT COMPANY ACTIVITY

The balance sheets and statements of income for the Corporation only, are as follows at December 31:

BALANCE SHEETS

(Dollars in Thousands)

	2002	2001
Assets:
Interest bearing deposits in banks	$733	$63
Investment in subsidiaries	22,557	12,284
Other assets	220	128

Total Assets	$23,510	$12,475

Liabilities:
Short term line of credit	$—	$950
Trust preferred capital notes	8,000	—
Other liabilities	8	—
Stockholders’ equity:
Common stock	17,659	11,240
Paid-in capital	599	—
Accumulated other comprehensive income (loss)	385	(20)
Retained earnings (deficit)	(3,141)	305

Total Liabilities and Stockholders’ Equity	$23,510	$12,475

STATEMENTS OF INCOME

(Dollars in Thousands)

	2002	2001
Equity in earnings (loss) of Bank	$(3,26)	$920
Equity in earnings of Brokerage Services	24	—
Equity in earnings of Insurance Services	3	—
Other expenses net of tax credit	16	—
Net interest income (expense)	(221)	20

Net income (loss)	$(3,44)	$940

MILLENNIUM BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2001

16.	PARENT COMPANY ACTIVITY (continued)

STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	2002	2001
Cash Flows from Operating Activities
Net income (loss)	$(3,446)	$940
Increase in other assets	(92)	(14)
Increase in other liabilities	(170)	—

Net Cash Provided (Used) by Operating Activities	(3,708)	926

Cash Flows from Investing Activities
Increase in investment subsidiaries	(9,690)	(4,815)

Cash Flows from Financing Activities
Proceeds from short term borrowings	(950)	950
Proceeds from trust preferred capital notes	8,000	—
Proceeds from issuance of common stock	7,960	2,970
Proceeds used to reacquire common stock	(942)	—

Net Cash Provided by Financing Activities	14,068	3,920

Net Increase (Decrease) in Cash and Due from Banks	670	31
Cash and Due from Banks, beginning of year	63	32

Cash and Due from Banks, end of year	$733	$63

Noncash Investing Activities
Unrealized gain (loss) on securities available for sale, net	$405	$(19)

MILLENNIUM BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2001

17.	ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The assumptions used and the estimates disclosed represent management’s best judgment of appropriate valuation methods. These estimates are based on pertinent information available to management as of the respective reporting dates. In certain cases, fair values are not subject to precise quantification or verification and may change as economic and market factors, and management’s evaluation of those factors change.

Although management uses its best judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation technique. Therefore, these fair value estimates are not necessarily indicative of the amounts that the Corporation would realize in a market transaction. Because of the wide range of valuation techniques and the numerous estimates which must be made, it may be difficult to make reasonable comparisons of the Corporation’s fair value information to that of other financial institutions. It is important that the many uncertainties discussed above be considered when using the estimated fair value disclosures and to realize that because of these uncertainties, the aggregate fair value amount should in no way be construed as representative of the underlying value of the Corporation. The estimated fair values of the Corporation’s financial instruments at December 31, 2002 and 2001 are as follows:

	December 31, 2002		December 31, 2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in Thousands)
Financial assets:
Cash and Federal funds	$5,014	$5,014	$10,470	$10,470
Loans held for sale	64,741	64,741	77,426	77,426
Loans receivable, net	174,351	169,450	97,654	103,654
Available-for-sale securities	54,577	54,577	12,582	12,582
Financial liabilities:
Deposits	258,510	259,720	188,568	194,671
Long-term borrowings	8,400	8,400	400	400
Other borrowings	23,679	23,679	5,033	5,033
Off balance sheet items:
Commitments to extend credit	20,307	20,307	5,219	5,219

The following methods and assumptions were used to estimate the fair value amounts at December 31, 2002 and 2001:

Cash and Cash Equivalents

Carrying amount approximates fair value

Available-for Sale Securities

Fair value is based on quoted market prices

MILLENNIUM BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2001

17.	ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

Loans Receivable, Net of Allowance

Fair value of loans is estimated using discounted cash flow analyses based on contractual repayment schedules. The discount rates used in these analyses are based on either the interest rates paid on U.S. Treasury securities of comparable maturities adjusted for credit risk and non-interest operating costs or the interest rates currently offered by the Bank for loans with similar terms to borrowers of similar credit quality.

Loans Held for Sale

Fair value is based on selling prices arranged by arms-length contracts with third parties

Deposits

The carrying amount of deposit liabilities payable on demand, consisting of NOW accounts, money market deposits, statement savings and other deposit accounts approximates fair value. Fair value of fixed-rate certificates of deposit is estimated based on discounted cash flow analyses using the remaining maturity of the underlying accounts and interest rates currently offered on certificates of deposit with similar original maturities

Borrowings

The carrying amount of short-term FHLB advances approximates fair value. Fair value of all other borrowings is estimated based on discounted cash flow analyses using the remaining maturity of the borrowings and interest rates currently in effect on borrowings with similar original maturities.

MILLENNIUM BANKSHARES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2001

18.	QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	Quarter Ended December 31, 2002	Quarter Ended September 30, 2002	Quarter Ended June 30, 2002	Quarter Ended March 31, 2002
	(Dollars in Thousands, except for Share Data)
Interest income	$4,631	$4,640	$3,797	$3,402
Net interest income	2,250	2,305	2,004	1,705
Provision for loan losses	1,716	655	657	225

Loss before income taxes	(2,066)	(1,329)	(783)	(1,041)
Income taxes	(715)	(419)	(346)	(293)

Net loss	$(1,351)	$(910)	$(437)	$(748)

Earnings per share:
Basic	$(.39)	$(.25)	$(.12)	$(.24)
Diluted	$(.39)	$(.25)	$(.12)	$(.24)

	Quarter Ended December 31, 2001	Quarter Ended September 30, 2001	Quarter Ended June 30, 2001	Quarter Ended March 31, 2001
Interest income	$3,116	$2,640	$2,092	$2,196
Net interest income	1,358	1,383	946	1,016
Provision for loan losses	250	350	255	165

Income before income taxes	253	323	292	267
Income taxes	82	113	—	—

Net income	$171	$210	$292	$267

Earnings per share:
Basic	$.08	$.09	$.13	$.16
Diluted	$.06	$.07	$.11	$.14

MILLENNIUM BANKSHARES CORPORATION

Consolidated Balance Sheets

(In Thousands)

	(Unaudited)
	September 30, 2003	December 31, 2002
Assets:
Cash and due from banks	$4,513	$4,959
Federal funds sold	12,115	55
Securities available for sale	91,427	54,577
Loans held for sale	20,511	64,741
Loans, net	189,439	174,351
Bank premises and equipment, net	2,479	3,039
Other assets	5,174	4,619

Total assets	$325,658	$306,341

Liabilities and Shareholders’ Equity:
Liabilities:
Deposits:
Non-interest bearing demand deposits	$17,535	$13,912
Savings and interest-bearing demand deposits	142,599	151,542
Time deposits	117,016	93,055

Total deposits	277,150	258,509
Federal funds purchased /repurchase agreements	5,830	9,343
Advances from FHLB	17,900	13,400
Trust preferred capital securities	8,000	8,000
Other liabilities	1,206	1,587

Total liabilities	310,086	290,839

Shareholders’ Equity:
Common stock, par value $5.00 per share, authorized 10,000,000 shares;
Issued and outstanding at September 30, 2003—3,642,818
Issued and outstanding at December 31, 2002 – 3,531,778	18,214	17,659
Capital surplus	599	599
Retained earnings (deficit)	(2,351)	(3,141)
Accumulated other comprehensive income	(890)	385

Total shareholders’ equity	15,572	15,502

Total liabilities and shareholders’ equity	$325,658	$306,341

See Accompanying Notes to Consolidated Financial Statements.

MILLENNIUM BANKSHARES CORPORATION

Consolidated Statements of Income

(In Thousands, Except Share and Per Share Data)

	(Unaudited)
	For the Nine Months Ended September 30,
	2003	2002
Interest income
Interest and fees on loans	$10,486	$10,566
Interest on securities available for sale
Taxable	2,223	1,127
Tax Exempt	0	35
Dividends	83	60
Interest on federal funds sold	14	51

Total interest income	12,806	11,839
Interest expense
Interest on deposits	4,915	5,756
Interest on other borrowings	614	258

Total interest expense	5,529	6,014

Net interest income	7,277	5,825
Provision for loan losses	600	1,537

Net interest income after provision for loan losses	6,677	4,288
Non-interest income
Service charges on deposit accounts	118	32
Gains/fees on mortgage loans held for sale	3,069	1,863
Gain on sale of securities	452	0
Other operating income	115	450

Total other income	3,754	2,345
Non-interest expense
Salaries and employee benefits	4,695	5,476
Net occupancy expense of premises	1,665	1,405
Advertising	75	179
Other operating expenses	2,799	2,726

Total other expense	9,234	9,786

Income (loss) before income taxes	1,197	(3,153)
Income tax expense (benefit)	407	(1,058)

Net income (loss)	$790	$(2,095)

Earnings per weighted average share:
Net income (loss) per share, basic	$0.22	$(0.61)
Net income (loss) per share, diluted	$0.20	$(0.61)
Dividends per share	$0.00	$0.00
Weighted average shares outstanding:
Basic	3,534,024	3,431,925
Diluted	3,857,335	3,431,925

See Accompanying Notes to Consolidated Financial Statements.

MILLENNIUM BANKSHARES CORPORATION

Consolidated Statements of Changes in Shareholders’ Equity

For the Nine Months Ended September 30, 2003 and 2002

(In Thousands)

(Unaudited)

	Common Stock	Capital Surplus	Retained Earnings/ Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balances—December 31, 2001	$11,203	$—	$342	$(19)	$11,526
Sale of common stock (1,437,500 shares)	7,187	759			7,946
Change in other comprehensive income (loss)				436	436
Repurchase of common stock (57,000 shares)	(285)	(73)			(358)
Net income (loss)			(2,095)		(2,095)

Balances—September 30, 2002	$18,105	$686	$(1,753)	$417	$17,455

Balances—December 31, 2002	$17,659	$599	$(3,141)	$385	$15,502
Change in other comprehensive income (loss)				(1,275)	(1,275)
Exercise of stock options (111,040 shares)	555				555
Net income			790		790

Balances—September 30, 2003	$18,214	$599	$(2,351)	$890	$15,572

See Accompanying Notes to Consolidated Financial Statements.

MILLENNIUM BANKSHARES CORPORATION

Consolidated Statements of Cash Flows

(In Thousands)

	Unaudited
	For the Nine Months Ended September 30,
	2003	2002
Cash flows from operating activities
Net income (loss)	$790	$(2,095)
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	600	1,537
Depreciation and amortization	801	638
Discount accretion and premium amortization on securities, net	570	206
Realized gain on sale of securities available for sale	(452)	0
Loss on disposal of assets	9	0
Decrease (increase) in loans held for sale, net	44,230	(19,468)
(Increase) decrease in other assets	(96)	(944)
Increase (decrease) in other liabilities	(183)	(253)

Net cash provided by operating activities	46,269	(20,379)

Cash flows from investing activities
Decrease (increase) in federal funds sold	(12,060)	7,421
Decrease (increase) in loans receivable, net	(15,688)	(67,243)
Purchase of securities available for sale	(101,565)	(45,825)
Sales of securities available for sale	50,113	0
Paydown of securities available for sale	12,552	8,728
Purchase of bank premises and equipment	(271)	(1,523)
Proceeds from disposal of property	21	0

Net cash used in investing activities	(66,898)	(98,442)

Cash flows from financing activities
Net increase in deposits	18,641	81,327
Proceeds from issuance of common stock	555	7,946
Increase (decrease) in FHLB borrowings	4,500	16,000
Repurchase of common stock	0	(358)
Increase in trust preferred securities	0	8,000
Increase (decrease) in funds purchased and securities sold under agreement to purchase	(3,513)	9,670

Net cash provided by financing activities	20,183	122,585

Increase (decrease) in cash and cash equivalents	(446)	3,764
CASH AND CASH EQUIVALENTS
Beginning	4,959	756

Ending	$4,513	$4,520

Supplemental disclosures
Non-cash investing and financing activities—
Unrealized gain (loss) on securities available for sale	$(1,349)	$436

Loans moved from held for sale to held to maturity	$19,378	$0

Cash paid for interest	$6,087	$6,066

Cash paid for taxes	$0	$521

See Accompanying Notes to Consolidated Financial Statements.

MILLENNIUM BANKSHARES CORPORATION

Notes to Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2003 and 2002

(Unaudited)

Note 1.	General

Millennium Bankshares Corporation (the “Company”) is a bank holding company headquartered in Reston, Virginia. We were incorporated in 1998 and began operations in April 1999. We provide services through our principal operating subsidiary, Millennium Bank, N. A. (the “Bank”). We presently operate six banking offices in Reston, Great Falls, Herndon, Colonial Heights, and Richmond, Virginia, and a loan production office in Warrenton, Virginia. We are a community bank providing, through our branches and over the Internet, a broad range of commercial and retail banking services designed to meet the needs of businesses and consumers in the communities we serve. We emphasize local decision making within our organization and provide personal service to our customers. By combining the technological support, products and services that our customers demand with direct access to senior management and responsive customer service, we work to foster a business and consumer banking environment that allows us to effectively compete in our particular market with other financial institutions of all sizes.

The accompanying consolidated financial statements have been prepared in accordance with the requirements of the rules and regulations of the Securities and Exchange Commission. As a result, they may not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, however, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of September 30, 2003 and the results of operations for the three and nine months ended September 30, 2003 and 2002.

These statements should be read in conjunction with the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002. The results of operations for the nine month periods ended September 30, 2003 and 2002 are not necessarily indicative of the results to be expected for the full year.

The Company’s Quarterly Report on Form 10-QSB for the period ended March 31, 2002 was amended and restated in August 2002 to reflect changes in accounting estimates related to revenue recognition of fees and estimated gains and losses on loans held for sale by the Bank’s mortgage operations and write offs related to an unprofitable business venture

MILLENNIUM BANKSHARES CORPORATION

Notes to Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2003 and 2002

(Unaudited)

Note 2.	Stock Option Plan

The Company accounts for its stock option plan for directors and employees under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan have an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income (loss) and earnings (loss) per share if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

(Dollars in Thousands, Except Per Share Data)	Nine Months Ended September 30,
	2003	2002
Net income (loss) as reported	$790	$(2,095)
Deduct: Total stock based employees’ compensation expense determined under fair value based method for all awards, net of related tax effects	$(11)	$(129)

Pro forma	$779	$(2,224)

Earnings per share:
Basic—as reported	$.22	$(.61)

Basic—pro forma	$.22	$(.65)

Diluted—as reported	$.20	$(.61)

Diluted—pro forma	$.20	$(.65)

MILLENNIUM BANKSHARES CORPORATION

Notes to Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2003 and 2002

(Unaudited)

(Dollars in Thousands, Except Per Share Data)	Three Months Ended September 30,
	2003	2002
Net income (loss) as reported	$183	$(910)
Deduct: Total stock based employees’ compensation expense determined under fair value based method for all awards, net of related tax effects	$—	$(43)

Pro forma	$183	$(953)

Earnings per share:
Basic—as reported	$.05	$(.25)

Basic—pro forma	$.05	$(.26)

Diluted—as reported	$.05	$(.25)

Diluted—pro forma	$.05	$(.26)

Note 3.	Securities

Securities available for sale as of September 30, 2003 are summarized below:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Market Value
		(In Thousands)
U.S. Treasury securities and obligations of U.S. Government corporations and agencies	$59,061	$95	$(1,118)	$58,038
Mortgage backed securities	30,979	11	(338)	30,652
Other	2,737	—	—	2,737

	$92,777	$106	$(1,456)	$91,427

MILLENNIUM BANKSHARES CORPORATION

Notes to Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2003 and 2002

(Unaudited)

Note 4.	Loans

The consolidated loan portfolio is composed of the following:

	September 30, 2003	December 31, 2002
	(In Thousands)
Real Estate loans	$80,999	$102,289
Commercial	83,948	53,391
Construction	11,386	3,926

Total real estate loans	176,333	159,606
Commercial loans	10,852	15,446
Consumer loans	5,064	2,617
Overdrafts	74	13

Subtotal	192,323	177,682
Allowance for loan losses	(2,984)	(3,499)
Deferred loan costs	100	168

Loans, net	$189,439	$174,351

Note 5.	Reserve for Loan Losses

The following is a summary of transactions in the reserve for loan losses:

	September 30, 2003	December 31, 2002
	(In Thousands)
Balance at January 1	$3,499	$1,391
Provision charged to operating expense	600	3,253
Recoveries added to the reserve	4	43
Loan losses charged to the reserve	(1,119)	(1,188)

Balance at the end of the period	$2,984	$3,499

MILLENNIUM BANKSHARES CORPORATION

Notes to Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2003 and 2002

(Unaudited)

Note 6.	Earnings Per Share

The following table shows the weighted average number of shares used in computing earnings per share and the effect on the weighted average number of shares of potential dilutive common stock for three and nine months ended September 30, 2003.

	Nine Months Ended September 30, 2003		Nine Months Ended September 30, 2002
(Dollars in Thousands, Except Per Share Data)	Weighted Average Shares	Per Share Amount	Weighted Average Shares	Per Share Amount
Basic EPS	3,534	$0.22	3,432	$(0.61)

Effect of dilutive securities:
warrants	231
stock options	92

Diluted EPS	3,857	$0.20	3,432	$(0.61)

	Three Months Ended September 30, 2003		Three Months Ended September 30, 2002
(Dollars in Thousands, Except Per Share Data)	Weighted Average Shares	Per Share Amount	Weighted Average Shares	Per Share Amount
Basic EPS	3,643	$0.05	3,656	$(0.25)

Effect of dilutive securities:
warrants	216
stock options	83

Diluted EPS	3,942	$0.05	3,656	$(0.25)

Note 7.	Recent Accounting Pronouncements

In December 2002, the FASB issued Statement No. 148, Accounting for Stock Based Compensation, that amends certain previously issued statements. The pronouncement provides alternative methods for the voluntary change to the fair value method of accounting for stock based employee compensation. The pronouncement also requires additional disclosure in both annual and interim financial statements. This pronouncement is effective for fiscal years beginning after December 15, 2002. The additional disclosure is included in “Note 2. Stock Option Plan” above.

MILLENNIUM BANKSHARES CORPORATION

Notes to Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2003 and 2002

(Unaudited)

On January 1, 2003, the Company adopted FASB Interpretation No. 45 (FIN 45), Guarantor’s Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. The Bank has performance letters of credit. Performance letters of credit require the Bank to make payments if the customer fails to perform certain non-financial contractual obligations. The Bank previously did not record a liability when guaranteeing obligations, unless it became probable that the Bank would have to perform under the guarantee. FIN 45 applies prospectively to any guarantees the Company issues or modifies subsequent to December 31, 2002. The Company defines the initial fair value of the letters of credit as the fee received from the customer. The fees collected as of September 30, 2003 were immaterial. The maximum potential undiscounted amounts of future payments of letters of credit under FIN 45 as of September 30, 2003 are approximately $1.1 million, all of which will expire by August 25, 2004. Amounts due under these letters of credit would be reduced by any proceeds that the Bank would be able to obtain in liquidating the collateral for the loans, which varies depending on the customer. The Company has not recorded any contingent liabilities related to these letters of credit.

The Bank has entered into a performance indemnification agreement with one of its mortgage investors. The agreement requires the Bank to repurchase any of 23 stated mortgage loans if they become ninety (90) days past due. The maximum amount of the guarantee at September 30, 2003 was approximately $1.1 million. Notice has been received that $81,597 in loans must be repurchased by the Bank. The Company has not recorded any contingent liabilities related to this performance indemnification agreement.

In April 2003, the FASB issued Statement No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities. The statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement No. 133. In particular, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component that warrants special reporting in the statement of cash flows. The adoption of these standards will not have a material impact on the Company’s financial statements.

In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. The adoption of these standards will not have a material impact on the Company’s financial statements.

                         , 2004

3,000,000 Shares of Common Stock

PROSPECTUS

McKinnon & Company, Inc.

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia (the “Code”) permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the Code and furnishes the corporation a written undertaking to repay any advance if it is ultimately determined that he or she did not meet the standard of conduct, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all of the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

The Articles of Incorporation of the Registrant contain provisions indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law. In addition, the Articles of Incorporation of the Registrant eliminate the personal liability of the Registrant’s directors and officers to the Registrant or its shareholders for monetary damages to the full extent permitted by Virginia law.

Item 25.	Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee	$3,393	*
National Association of Securities Dealers Examination Fee	3,178	*
Printing Expenses	15,000
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	55,000
Blue Sky Fees and Expenses	9,000
Miscellaneous Expenses	929

Total	$96,500

*	Represents actual expenses. All other expenses are estimates.

In addition, the Registrant has purchased and maintains insurance for each of its directors and officers in order to indemnify them against certain liabilities that they may incur as a director or officer of the Registrant, including liabilities that he or she may incur in the registration, offering or sale of the securities that this Registration Statement covers. The premiums that the Registrant pays in connection with such insurance totals approximately $110,000 per year.

Item 26.	Recent Sales of Unregistered Securities

The Registrant has sold unregistered securities within the past three years as follows:

On February 8, 2001, the Registrant granted to certain of its key employees options to acquire a total of 343,330 shares of its Common Stock at an exercise price of $10.00 per share (or $5.00 per share, as adjusted for a two-for-one stock split in October 2001). The Registrant relied upon Rule 701 under the Securities Act of 1933, as amended, for the exemption from registration for the grant of these options.

In February and March 2001, the Registrant sold 297,349 shares of its Common Stock in a private offering to 95 investors, some of whom were existing shareholders. The offering price was $10.00 per share (or $5.00 per share, as adjusted for a two-for-one stock split in October 2001), or a total of $2,973,490 in the private offering. The Registrant did not have an underwriter in connection with this private offering. The Registrant relied upon Rule 506 of Regulation D under the Securities Act for the exemption from registration for this private offering. Each investor in this private offering met the sophistication requirements contained in Rule 506 of Regulation D. Of the 95 investors, it was determined that 83 were accredited investors and 12 were not accredited investors within the meaning of Regulation D. The Registrant subsequently offered each investor the right to rescind his or her investment and the opportunity to reaffirm his or her investment. The Registrant relied upon Rule 506 of Regulation D under the Securities Act for the exemption from registration for the additional private offering involved.

On September 1, 2001, the Registrant granted to certain of its key employees options to acquire a total of 20,000 shares of its Common Stock at an exercise price of $10.00 per share (or $5.00 per share, as adjusted for a two-for-one stock split in October 2001). The Registrant relied upon Rule 701 under the Securities Act for the exemption from registration for the grant of these options.

On January 16, 2002, the Registrant granted to its directors options to acquire a total of 13,250 shares of its Common Stock at an exercise price of $5.00 per share. The Registrant relied upon Section 4(2) of the Securities Act and Rule 701 under the Securities Act for the exemption from registration for the grant of these options.

Item 27.	Exhibits

The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*
3.1	Articles of Incorporation (restated in electronic format), attached as Exhibit 3.1 to the Registration Statement on Form SB-2, as amended, Registration No. 333-72500, filed with the Commission on October 30, 2002 (the “Form SB-2”), incorporated herein by reference.
3.2	Bylaws, attached as Exhibit 3.2 to the Form SB-2, incorporated herein by reference.
4.1	Form of Common Stock Certificate, attached as Exhibit 4.1 to the Form SB-2, incorporated herein by reference.
4.2	Form of Warrant Agreement, attached as Exhibit 4.2 to the Form SB-2, incorporated herein by reference.

5	Opinion of Williams Mullen.**
10.1	Employment Contract, dated as of February 8, 2001, between Millennium Bankshares Corporation, Millennium Bank and Carroll C. Markley, attached as Exhibit 10.1 to the Form SB-2, incorporated herein by reference.
10.2	Form of Employee Stock Option of Millennium Bankshares Corporation, attached as Exhibit 10.2 to the Form SB-2, incorporated herein by reference.
10.3	Millennium Bankshares Corporation Incentive Stock Option Plan, attached as Exhibit 4.3 to the Registration Statement on Form S-8, Registration No. 333-101076, filed with the Commission on November 7, 2002, incorporated herein by reference.
10.4	Executive Employment Agreement between Millennium Bank and Janet A. Valentine, dated July 29, 2002, attached as Exhibit 10.1 to the Quarterly Report on Form 10-QSB for the period ended September 30, 2002, incorporated herein by reference.
10.5	Executive Employment Agreement between Millennium Bank and Anita L. Shull, dated July 29, 2002, attached as Exhibit 10.7 to the Annual Report on Form 10-KSB for the year ended December 31, 2002 (the “2002 Form 10-KSB”), incorporated herein by reference.
10.6	Commercial Lease Agreement between 1051 Elden Street, L.L.C., the lessor, and Millennium Bank, N.A., the lessee, dated April 1, 2003, attached as Exhibit 10.1 to the Quarterly Report on Form 10-QSB for the period ended June 30, 2003, incorporated herein by reference.
10.7	Amendment to Employment Agreement of Carroll C. Markley dated November 13, 2003, attached as Exhibit 10.1 to the Quarterly Report on Form 10-QSB for the period ended September 30, 2003, incorporated herein by reference.
21	List of Subsidiaries, attached as Exhibit 21 to the 2002 Form 10-KSB, incorporated herein by reference.
23.1	Consent of Williams Mullen (included in Exhibit 5 above).**
23.2	Consent of Thompson, Greenspon & Co., P.C.*
24	Powers of Attorney (included on signature page).*

*	Filed herewith.
**	To be filed by amendment.

Item 28.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The small business issuer will:

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the County of Fairfax, Commonwealth of Virginia, on January 30, 2004.

MILLENNIUM BANKSHARES CORPORATION

By:	/s/ Carroll C. Markley

Carroll C. Markley Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints each of Carroll C. Markley and Janet A. Valentine as attorney and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments and exhibits to this registration statement, any other registration statements and exhibits thereto related to the offering that is the subject of this registration statement filed pursuant to Rule 462 under such Act, and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Carroll C. Markley Carroll C. Markley	Chairman, President and Chief Executive Officer (Principal Executive Officer)	January 30, 2004

/s/ Janet A. Valentine Janet A. Valentine	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 30, 2004

/s/ L/ James D’Agostino L. James D’Agostino	Director	January 30, 2004

Signature	Title	Date

/s/ Stewart R. Little Stewart R. Little	Director	January 30, 2004

/s/ David B. Morey David B. Morey	Director	January 30, 2004

/s/ Arthur J. Novick Arthur J. Novick	Director	January 30, 2004

/s/ Gregory L. Oxley Gregory L. Oxley	Director	January 30, 2004

/s/ Rolando J. Santos Rolando J. Santos	Director	January 30, 2004

/s/ Robert T. Smoot Robert T. Smoot	Director	January 30, 2004

/s/ Douglas K. Turner Douglas K. Turner	Director	January 30, 2004

Susan B. Gregg	Director	, 2004

William P. Haggerty	Director	, 2004

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*
3.1	Articles of Incorporation (restated in electronic format), attached as Exhibit 3.1 to the Registration Statement on Form SB-2, as amended, Registration No. 333-72500, filed with the Commission on October 30, 2002 (the “Form SB-2”), incorporated herein by reference.
3.2	Bylaws, attached as Exhibit 3.2 to the Form SB-2, incorporated herein by reference.
4.1	Form of Common Stock Certificate, attached as Exhibit 4.1 to the Form SB-2, incorporated herein by reference.
4.2	Form of Warrant Agreement, attached as Exhibit 4.2 to the Form SB-2, incorporated herein by reference.
5	Opinion of Williams Mullen.**
10.1	Employment Contract, dated as of February 8, 2001, between Millennium Bankshares Corporation, Millennium Bank and Carroll C. Markley, attached as Exhibit 10.1 to the Form SB-2, incorporated herein by reference.
10.2	Form of Employee Stock Option of Millennium Bankshares Corporation, attached as Exhibit 10.2 to the Form SB-2, incorporated herein by reference.
10.3	Millennium Bankshares Corporation Incentive Stock Option Plan, attached as Exhibit 4.3 to the Registration Statement on Form S-8, Registration No. 333-101076, filed with the Commission on November 7, 2002, incorporated herein by reference.
10.4	Executive Employment Agreement between Millennium Bank and Janet A. Valentine, dated July 29, 2002, attached as Exhibit 10.1 to the Quarterly Report on Form 10-QSB for the period ended September 30, 2002, incorporated herein by reference.
10.5	Executive Employment Agreement between Millennium Bank and Anita L. Shull, dated July 29, 2002, attached as Exhibit 10.7 to the Annual Report on Form 10-KSB for the year ended December 31, 2002 (the “2002 Form 10-KSB”), incorporated herein by reference.
10.6	Commercial Lease Agreement between 1051 Elden Street, L.L.C., the lessor, and Millennium Bank, N.A., the lessee, dated April 1, 2003, attached as Exhibit 10.1 to the Quarterly Report on Form 10-QSB for the period ended June 30, 2003, incorporated herein by reference.
10.7	Amendment to Employment Agreement of Carroll C. Markley dated November 13, 2003, attached as Exhibit 10.1 to the Quarterly Report on Form 10-QSB for the period ended September 30, 2003, incorporated herein by reference.
21	List of Subsidiaries, attached as Exhibit 21 to the 2002 Form 10-KSB, incorporated herein by reference.
23.1	Consent of Williams Mullen (included in Exhibit 5 above).**
23.2	Consent of Thompson, Greenspon & Co., P.C.*
24	Powers of Attorney (included on signature page).*

*	Filed herewith.
**	To be filed by amendment.